UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2023

The iRemedy Healthcare Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

7118 South Kanner Highway

Stuart, Florida 34997

(Address of principal executive office)

(407) 395-4283

(Registrant’s telephone number, including area code)

26-0255855

(IRS Employee Identification Number)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of The iRemedy Healthcare Companies, Inc., a Delaware corporation (“iRemedy”), contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “plan,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced under the caption “RISK FACTORS” elsewhere in this Special Financial Report on Form 1-K.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

All figures provided herein are approximate.

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Item 1. Business

Company Overview

Unless the context otherwise requires or indicates, references in this Special Financial Report on Form 1-K to “iRemedy,” “us,” “we,” “our”, “ours” or “our Company” refer to The iRemedy Healthcare Companies, Inc., a Delaware corporation.

Company Overview

iRemedy is a healthcare technology company dedicated to disrupting and positively transforming the U.S. healthcare industry through creation and support of an open, fair and fully transparent online managed marketplace for the sale and purchase of medical and healthcare supplies to government agencies, care providers and consumers.

Our commitment to this mission has never and will never waver. Consequently, we are earning global distinction as a trusted and reliable partner through the provision of guaranteed access to verified, Federal Drug Administration (“FDA”)-approved supplies by sourcing directly from established manufacturers and distributors around the world. Through our key partnerships, industry knowledge and artificial intelligence (“AI”)-enabled technological advancements our team has engineered, iRemedy is succeeding in bypassing supply chain bottlenecks to offer the widest selection of high-quality products, driving consistently low pricing and procurement efficiencies for our customers every day.

For generations, the perpetual rising costs of medical supplies has remained one of the biggest challenges and sources of frustration in the U.S. healthcare economy. After payroll, medical supplies are the second highest expense for hospitals, surgery centers and providers; and remain on track to become the number one expense in the next two to five years. This issue has been due largely to intentional veiling of actual product costs and industry monopolization by a handful of major distributors and group purchasing organizations (“GPOs”) – all of whom have benefited measurably – whether by direct intention or because of the fact “that’s just the way it has always been done.” Therefore, historically, there has been little incentive to embrace cutting-edge technologies capable of giving rise to an equitable environment, much less one that is more efficient overall. Then, the pandemic hit.

The global COVID-19 pandemic has stressed the U.S. healthcare and life science supply chains to the breaking point. Dramatic increase in usage (and swings in usage) of critical products such as personal protective equipment (“PPE”), test kits, ventilators and needles and syringes required for vaccine delivery, coupled with regional challenges with manufacturing and logistics networks, have left healthcare providers and political leaders in untenable positions when managing vital supply demands and related costs. This has garnered more focused attention on the glaring weaknesses of healthcare supply chains than ever before; spotlighting outdated, inefficient supply procurement processes that have bred mistrust, product pricing manipulation and ineffectual management of vital supply inventories for decades. As a result, the pandemic’s disruptive force is spurring transformational change in U.S. healthcare that can no longer be ignored or resisted.

A longstanding, vocal proponent of industry transformation, iRemedy has earned a global reputation as a trusted end-to-end solutions provider, optimizing opportunities to profoundly change for the better how medical supplies are procured, marketed and sold on a global basis.

Principle Products and Services

Ecommerce has been the focal point of technology discussions in the overall business world for many years – though it has been viewed by most as strictly just another sales avenue. What they have failed to understand is that the ubiquitous influence of technology today has caused ecommerce to morph into digital commerce – which refers to much more than a transaction. Rather, at its core, it has become a fundamental way of doing business.

iRemedy has engineered a universal online medical supply chain management platform that has been designed and aligned with healthcare to leverage the operational efficiencies and conveniences of digital commerce to automate secure, compliant requisition, ordering, purchasing, distribution, delivery and reduction of cost of healthcare products to care providers and their patients. Moreover, it provides manufacturers and suppliers of medical devices, pharmaceuticals and supplies with the means to reach and market their offerings directly to the national healthcare market in the most efficient way possible. More to the point, iRemedy helps healthcare to evolve supply chain activities from functional silos to fully integrated, demand-driven ecosystems that link business processes with clinical processes.

As a result, iRemedy is enjoying rapid market adoption by professional users of all size, scope and type; and by consumers seeking to take advantage of online shopping and direct-to-door delivery conveniences that only ecommerce can offer. With nearly $10 million invested in the development of our proprietary iRemedy technology platform and its support infrastructure, to date, the Company has been aggressively scaling our operations and leveraging leading-edge AI technology to meet the demonstrated market demands it was created to meet.

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Disruptive AI-Enabled Technology

Through novel application of advanced AI and machine learning, iRemedy’s Chief Technology Officer and renowned global technology disruptor, Jim Harding, has been directly involved in developing game-changing technology that we believe rivals the profound impact that both Google PageRank and Amazon’s application programming interface (“API”)-based marketplace have had on the way people use the Internet to search and purchase products and services.

Mr. Harding is broadly recognized as a market disruptor across multiple industries with technology achievements stretching back to the development and sale to Microsoft of DOS, the first operating system for personal computers. He developed Revelation, the first database to run on location-area networks, and personally advised Bill Gates on Microsoft’s future database road map. As Vice President of Technology and Business Development at Amazon from 2000 through 2004, Mr. Harding led the teams that built the Merchants and Marketplace reseller platforms and holds patents on reseller metrics and customer loyalty.

Rather than relying on ‘popularity-driven’ systems that prioritize content based on measuring and tracking user activity, such as Google PageRank; or prioritizing content based on crowdsourced product recommendations, such as Amazon; Mr. Harding has invented the model for ‘datifying,’ interpreting and accurately extracting information from nearly 25 million ecommerce websites, thereby eliminating the need to use API interfaces or logistical business coordination to retrieve published data on the web. Simply put, Mr. Harding has discovered the means to change the Internet into a single, massive database.

iRemedy’s first application of what Mr. Harding has coined the “Datafi Process” stems from our exclusive licensing of this patent pending technology to produce what we believe is the world’s first comprehensive Universal Health and Medical Product Catalog (“UHMPC”). Our licensing arrangement provides for iRemedy’s use of the technology in perpetuity for any and all applications, known or unknown, within the global healthcare ecommerce supply industry. In consideration of supporting Mr. Harding’s development efforts of this technology – both financially and operationally, Mr. Harding has granted iRemedy this exclusive licensing arrangement in perpetuity at no additional cost; meaning no licensing or royalty payments will be payable to Mr. Harding by iRemedy at any time now or in the future.

Once fully deployed, iRemedy’s proprietary UHMPC will essentially provide complete and accurate descriptive product information and comparative pricing on virtually every health and medical product marketed by any manufacturer, supplier and/or distributor on the planet. The UHMPC will only be available through iRemedy’s managed ecommerce marketplace, found at www.iremedy.com. The UHMPC platform leverages AI and machine learning capabilities to maintain product pricing and availability data, process orders from clients and suppliers, and track and report all supply chain details.

B2B and B2C Ecommerce

iRemedy’s easy-to-use, comprehensive ecommerce solution was created to gather supply orders; manage fulfillment; and efficiently connect with all supply chain stakeholders: vendors, manufacturers, medical sales reps, care providers, hospitals, payors and patients.

Our ecommerce marketplace, found at www.iremedy.com, is fully deployed and in use by thousands of physicians and consumers. The marketplace is a user-friendly front-end, optimized for healthcare and business supply ordering, a back-end comprehensive order management system for shipping and tracking orders, and full integration with our call center for convenient customer support.

Commercially launched in 2018, iRemedy’s ecommerce-driven, online marketplace is dedicated to bringing affordable, high quality disposable medical supplies, medical devices, surgical equipment, health monitoring devices, pharmaceuticals and retail healthcare products to physicians and dentists, institutional care organizations, surgery centers, skilled nursing facilities and home health consumers and businesses – where and when they need it. In addition, medical professionals who become iRemedy Pro users – for no fee – are entitled to an immediate 2% discount on all orders made through the site which will be reflected in their shopping cart at checkout. They may also enroll in our program to order free drug samples or wholesale drug supplies through the marketplace.

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The superb user-friendliness of our site is emphasized by easy site navigation, simple checkout, live chat customer support and access to “Shopper Approved” customer ratings and reviews. In addition, iRemedy offers free shipping on all orders; and because we are committed to 100% customer satisfaction, iRemedy has a 60-day, no-questions-asked return policy. Once an order is processed, customers are immediately emailed an order confirmation detailing their purchase and providing direct links to their online account so that they may check the status of their order at any time.

iRemedy’s digital product recommendation engine enables care providers to securely automate the recommendation and sale of health and wellness products for their patients. Patients are simply emailed or texted direct links to iRemedy.com for each product recommended by their physician, which they in turn can immediately purchase and have delivered directly to their front doors. These products may include doctor-recommended telemedicine applications, vitamins and other dietary supplements, wearable health monitoring devices, over-the counter drugs and wound care products, electronic weight scales, durable medical equipment (“DME”) products, suggested books and other reading materials, and much more.

Our Legacy Retail Healthcare Consulting Business

When originally founded in 2005, iRemedy Healthcare (known then as Paquin Healthcare) provided consulting services to hundreds of hospitals and health systems across the U.S. By leveraging our team’s professional expertise and guidance on creating and implementing innovative “Direct to Consumer” Retail Healthcare strategies and technologies, these clients are now benefiting from new ecommerce-driven business solutions. Our client list has included such notables as United Healthcare, Hospital Corporation of America, Morrison Management Specialists, Vanguard Health Systems, Wake Forest Baptist Medical Center and Mayo Clinic, among other titans in the U.S. healthcare industry.

Building on the trust and fidelity we earned from our clients over our first several years in operation and capitalizing on the consistent requests from our clients for assistance in implementing iRemedy’s retail healthcare recommendations, our Company has since evolved into a fully integrated healthcare technology company, helping to bring the business of healthcare into the 21st Century through the delivery of innovative, advanced technology-enabled supply chain management solutions offered on our proprietary iRemedy platform.

Expansion Initiatives

iRemedy is intent on building an enduring performance-driven company and global healthcare brand whose founding premise is deeply rooted in next-level thinking and technology-enabled industry disruption. As a team, we share an enduring belief that our success is being built, amplified and driven by technological innovation, financial and operational excellence and collective accountability.

While at our core, we own and operate one of the industry’s most robust online managed marketplaces for medical and healthcare products, it is important to note that we will not constrain iRemedy’s long-term brand vision and business development strategies to strictly ecommerce. Rather, by maintaining focus on customer motivation – such as meeting the needs and demands fueled by pandemic care delivery environment – we are able to leverage our knowledge, supply chain relationships and industry expertise to meet mission critical needs, interests and values on a much broader scale. It is in this respect that iRemedy has continued to expand our business offerings beyond conventional B2B and B2C ecommerce solutions to address high volume procurement demands for essential medical supplies from large government agencies and major healthcare organizations.

Public-Private Medical Supply Partnerships

In mid-2020, iRemedy teamed with international logistics experts at Emirates Specialized Trading Agencies (“ESTA”) to provide inspection and quality control checks for lifesaving PPE we procured from fully vetted Chinese factories on behalf of the Arizona Hospital and Healthcare Association. Procuring and coordinating delivery of millions of KN95 and surgical masks and gloves, iRemedy worked in close partnership with the Arizona PPE Initiative, a private-sector philanthropic effort designed to provide urgently needed PPE to healthcare professionals, first responders and tribal communities throughout the state during the early months of the pandemic.

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Project Vaccinate

In late 2020, iRemedy announced that in anticipation of COVID-19 vaccines becoming authorized for emergency use by the FDA, we procured full factory capacity for production of over one billion, FDA-approved hypodermic needles and syringes required for administration of vaccinations to the public on a global basis. In association with the Trump Administration’s Operation Warp Speed and in partnership with Goldbelt Security, LLC (“Goldbelt”), a prime contractor to the U.S. government, and other key transportation and logistics organizations, iRemedy procured factory production of and began shipping needles and syringes to the U.S. government in November 2020. Between November 2020 and July 2022, we sourced and delivered a total of 541 million needles and syringes to a designated warehousing facility in Chicago, Illinois in support of the national vaccination program iRemedy completed this contract in 2022.

At the end of February 2021, responsibilities of Operation Warp Speed were transferred into the White House COVID-19 Response Team, which has since renamed the vaccination initiative under President Biden’s administration as the “Countermeasures Acceleration Group,” or “CAG.”

Operation G-Commerce

By marrying our proven expertise in B2B ecommerce with the experience and deep knowledge we’ve gained over the past year contending with the complexities of high-volume procurement of medical supplies for governmental bodies and major healthcare organizations, iRemedy has commenced development of a bulk purchasing-enabled medical products ecommerce platform. Historically, several factors have contributed to the inability for purchasers to directly procure large volume orders for medical supplies from international manufacturers, including:

●	Failure to authenticate qualified manufacturers – a simple search on Google for “syringe manufacturer” yields 8,160,000 results; however, there are only a handful of manufacturers worldwide that produce syringes that meet FDA standards. Organizations or agencies seeking to acquire millions of syringes have to rely on medical supply brokers to access factory production – many of whom have proven to be ‘bad actors’ marketing low quality or counterfeit products; or are those who have misled buyers into believing that relationships with qualified foreign manufacturers have actually been formed, when in fact, they have not.

●	Based on our research and experience in high volume purchasing, there appears to be no easy ability for qualified, foreign manufacturers to confirm legitimate, qualified buyers, much less those who understand the complexities of international payment processing, import and export regulations and requirements, overall logistics and insurance requirements and functional workflow processes. Moreover, in many cases, we have discovered that it is very difficult to affirm that a foreign manufacturer has indeed received appropriate medical product or medical device approval for use by a governmental agency such as the FDA.

Internally branded “G-Commerce,” the specialty marketplace we are creating will provide the means for any organization to directly purchase a pallet, semi-truckload, or boatload of medical products from qualified, offshore manufacturers of FDA-approved supplies through an online ecommerce site that tightly integrates all required components of true international ecommerce, including providing payment processing/letters of credit, import/export compliance, comprehensive logistics management, insurance, product authentication and manufacturer and buyer qualification and certification.

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Growth Through Acquisition

In mid-2019, iRemedy acquired in a combined cash/stock transaction 100% ownership of BuyMed, a west coast-based medical supply company serving a large network of ambulatory surgery centers (“ASC”) throughout the state of California. In addition to a strong new revenue channel concentrated in the ASC sector, BuyMed provided our Company with direct access to and formidable negotiating power with several major suppliers and distributors, including Johnson & Johnson, DePuy Synthes, Stryker and Cardinal Health, as well as hundreds of smaller, respected industry vendors. In addition, BuyMed has helped to strengthen iRemedy’s overall value proposition to key industry stakeholders and provide us with the foundation on which to build a robust ASC supply business.

iRemedy intends to continue taking big, transformative steps to solidify our industry leadership position while embarking on end-to-end digital transformation of the global healthcare industry. Therefore, growth through acquisition is expected to play an increasingly important role in our development and future growth, allowing us to increase our market penetration, address infrastructure gaps and drive brand awareness and appreciation. Our management team believes that there are many small medical supply distributors with revenues less than $10,000,000 each in the U.S. Many of these distributors are looking for an “exit” and are prime acquisition targets for the iRemedy platform.

Industry Background and Challenges

U.S. healthcare expenditures were estimated at approximately $4.0 trillion in 2020, and are expected to grow to $6.2 trillion by 2028, according to the Center for Medicare & Medicaid Services. While healthcare is one of the largest sectors of the U.S. economy, it has been slow to benefit from many of the technology-based improvements that have transformed other industries, presenting medical supply chain stakeholders with a number of challenges which have been further exasperated by a global pandemic.

Limited Customer Base

69% of our total revenues for the year ended December 31, 2023 were generated from four customers; and 92% of our total revenues for the year ended December 31, 2022   were generated through one customer.

Our Market Opportunity

We believe that our market opportunity is substantial and growing. We estimate the current total addressable market of the healthcare supplies market to be approximately $500 billion in the United States alone. Through our technological innovations matched by our experience in procuring and fulfilling high volume orders for medical supplies by government agencies in the U.S. and abroad, we believe we are uniquely positioned to provide significant value to our customers and positively transform the prevailing medical supply chain eco-system.

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Our Strengths

Our business exhibits a number of key strengths which we believe position us to drive sustained growth.

●	UHMPC and Sourcing Technology: Our Universal Health and Medical Products Catalog (“UHMPC”) and sourcing technology are having global impact on the medical supply market and the response to the COVID-19 pandemic. iRemedy’s UHMPC and sourcing technology have been put to work by the United States Department of Defense, which enlisted us to source critical COVID-19 vaccine-related supplies. In addition, iRemedy has been qualified as a United Nations supplier which expands our network and partnership opportunities and we believe will lead to increased business opportunities. We have also begun working with the World Health Organization to supply needed vaccine-related supplies to underserved third world countries. We have also distributed medical and healthcare products to the Pan Atlantic Health Organizations and shipped products to customers in European and African nations.

●	Geographic Reach: Factories and distributors of FDA-approved medical supplies in the United Kingdom, China, Malaysia, Vietnam, Hungary, Mexico, United States and other nations have turned to iRemedy to reach medical supply users in the United States and abroad.

●	Breadth of Clients Served: Serving tens of thousands of professional, government, manufacturing and consumer clients, we are benefitting from powerful network effects as more customers interact with our technology platform and B2C and B2B ecommerce marketplace.

●	Experienced Management Team: We have a proven, experienced management team in place, led by executives with track records of success in building healthcare, insurance and technology companies. Moreover, Jim Harding, our Chief Technology Officer is widely regarded as one of the most respected technological innovators of our generation, having led the development and launch of the Amazon marketplace, among many other prolific achievements.

Our People, Values and Culture

In our pursuit of professional and personal excellence, we believe that the keys to success and to sustaining industry leadership are vision, innovation, creativity, extraordinary customer experience, enduring brand loyalty and employee engagement. Helping to govern and guide our day-to-day decision-making processes and long term growth strategies are our core values:

●	Integrity. We are ethically unyielding and inspire trust and credibility by always matching our words to our actions.

●	Dedication. We have the predisposition to lead, the creativity to inspire, and the will to foster and effect positive social and industry change.

●	Accountability. We take responsibility for our own successes and failures; celebrating and endeavoring to replicate and enhance our successes, while viewing our failures as opportunities for growth. We routinely challenge our organizational systems and processes with a goal of continually elevating our standards of operation.

●	Satisfaction. We will go to extraordinary lengths to satisfy and delight everyone who comes into contact with us by serving all of our stakeholders competently, efficiently, knowledgeably and with professional sincerity.

●	Teamwork. We are one company – one team – that strives to nurture a workplace where opportunity, openness, enthusiasm, diversity, accountability and a sense of purpose are unified and provide a rewarding professional and fun working environment and experience for everyone.

Technology

Innovation is our heritage – the foundation on which the iRemedy brand and culture is built. However, it is also a key enabler of our future success. With the aim of being the industry’s most sophisticated user of medical data and technology in our industry, it is imperative that we maintain focus on bringing to bear technological innovations and process automation that can simplify supply chain challenges that have long served to confound global healthcare providers and unnecessarily drive healthcare delivery costs up – particularly for those providers on the front line of care in our country. Faced with cutting costs and a responsibility to ensure high quality supplies are available to providers, forward-thinking healthcare organizations, like iRemedy, must look to technological innovation to solve complex problems unique to medical supply chain optimization.

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Intellectual Property

We will seek to commercialize certain technologies related to our healthcare and medical supply ecommerce business, including certain technology subject to patent applications. We expect to rely on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and procedures, non-competition agreements and other contractual provisions to protect our intellectual property, other proprietary rights and our brand.

Manufacturing

iRemedy does not manufacture any of the products we market, sell and distribute, but instead we use outside suppliers and contract manufacturers. We select only suppliers that have a substantial track record of working with FDA regulated products and maintaining good manufacturing practices that comply with FDA requirements. Each potential supplier with which we elect to partner is subject to extensive due diligence by our staff to ensure they satisfy our stringent requirements.

Marketing

Our brand-building and marketing efforts are critical for stimulating industry interest and recognition of our Company and the products and services we offer. Generally speaking, we actively promote our brand, products and services through engagement of various forms of direct marketing, including email, direct mail, in person selling, online advertisements, social media promotional campaigns and web advertisements and special promotional events featured on our own websites.

Government Regulations

E-Commerce Regulation

U.S. and foreign laws relating to ecommerce or Internet communications are becoming more prevalent. These laws have recently been enacted and there is uncertainty in the Internet community regarding their impact on the marketplace. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect iRemedy. If iRemedy were alleged to violate federal, state or foreign civil or criminal laws, even if these claims could be successfully defended, our business could be materially adversely affected.

Given that laws and government regulations are complex, vary widely from state to state, and are frequently changed, iRemedy’s products and services may not be legal or practical in all jurisdictions. For example, iRemedy may not be able to ensure that its products and services keep pace with these frequently changing regulations and could be subject to liability. Such liability may place our activities under increased regulation, increase our cost of doing business and thereby decrease the demand for our products and services or otherwise have a material adverse effect on iRemedy’s business, its results of operations and its financial condition.

Privacy Regulations

We collect, receive, store, process, generate, use, transfer, disclose, make accessible, and protect (collectively, Process, or Processing) sensitive, confidential and proprietary information (collectively, Sensitive Information) in connection with providing our services.

There are numerous domestic and foreign laws, regulations, self-regulatory schemes, and standards regarding privacy, data protection and information security and Processing (Data Protection Laws), the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions or in conflict with each other. The regulatory framework for privacy, data protection and information security issues worldwide is evolving and is likely to remain in flux for the foreseeable future. Various governmental and consumer agencies have also called for new regulations and changes in industry practices. Practices regarding privacy, data protection, and information security have recently come under increased public and regulatory scrutiny. The actual or perceived failure to address or comply with applicable Data Protection Laws by us or our customers, partners, or vendors could increase our compliance and operational costs, expose us to regulatory scrutiny, actions, fines, and penalties, result in reputational harm, lead to a loss of customers, reduce the use of our services, result in litigation and liability, have a material adverse effect on our business operations or financial results, or otherwise result in other material harm to our business.

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We are a “Business Associate” as defined under the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which we collectively refer to as HIPAA, and the U.S. Department of Health and Human Services Office of Civil Rights, or OCR, may impose significant penalties on a Business Associate for a failure to comply with an applicable requirement of HIPAA.

Penalties will vary significantly depending on factors such as the date of the violation, whether the Business Associate knew or should have known of the failure to comply, or whether the Business Associate’s failure to comply was due to willful neglect. Currently, these penalties include civil monetary penalties for violations. A single breach incident can result in violations of multiple requirements, resulting in possible penalties in excess of pre-set annual limits. Further, a person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal monetary penalty and imprisonment up to one year. The criminal penalties increase if the wrongful conduct involves false pretenses, and further increase if the wrongful conduct involves the intent to sell, transfer, or use identifiable health information for commercial advantage, personal gain, or malicious harm. The U.S. Department of Justice, or the DOJ, is responsible for criminal prosecutions under HIPAA. State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for HIPAA violations, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing individuals’ health information. Furthermore, in the event of a breach as defined by HIPAA, the Business Associate may have to comply with specific reporting requirements under HIPAA regulations.

The security measures that we and our third-party vendors and subcontractors have in place in an effort to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Under the HITECH Act, as a Business Associate, we may also be liable for privacy and security breaches and failures of our subcontractors. Even though we provide for appropriate protections through our agreements with our subcontractors, we still have limited control over their actions and practices. A breach of privacy or security of individually identifiable health information by a subcontractor may result in an enforcement action, including criminal and civil liability, against us. We are not able to predict the extent of the impact such incidents may have on our business. Our failure to comply may result in criminal and civil liability because the potential for enforcement action against Business Associates is now greater. Enforcement actions against us could be costly and could interrupt regular operations, which may adversely affect our business. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurance that we will not receive such notices in the future. There is ongoing concern from privacy advocates, regulators, and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for deidentification, anonymization, or pseudonymization of health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy.

Applicable Data Protection Laws may also include state medical privacy laws, including those related to mental health and substance use treatment, and the provision of healthcare services, as well as federal and state consumer protection laws. These laws may not be preempted by HIPAA, may be more protective than HIPAA, and may be subject to varying interpretations by the courts and government agencies, creating complex compliance issues for us and our customers and partners and potentially exposing us to additional expense, adverse publicity and liability, any of which could adversely affect our business. Federal and state consumer protection laws are increasingly being applied by the U.S. Federal Trade Commission, or FTC, and states’ attorneys general to regulate the Processing of personal or personally identifiable information, through websites or otherwise, and to regulate the presentation of website content. The FTC in particular has approved consent decrees resolving complaints and their resulting investigations into the privacy and security practices of a number of online social media companies. These reviews can and have resulted in changes to our solutions and policies, and could result in additional changes in the future. If we are unable to comply with any such reviews or decrees that result in recommendations or binding changes, or if the recommended changes result in degradation of our solutions, our business could be harmed.

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In addition, U.S. states have begun to introduce more comprehensive Data Protection Laws. For example, the California Consumer Privacy Act, or CCPA, went into effect in January 2020 and established a new privacy framework for covered businesses such as ours that expands the scope of personal information and provides new privacy rights for California residents. These changes required us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches, which may increase the likelihood and cost of data breach litigation. Additionally, on November 3, 2020, a new privacy law, the California Privacy Rights Act, or CPRA, was approved by California voters. The CPRA significantly modifies the CCPA by, among other things, creating a dedicated privacy regulatory agency, requiring businesses to implement data minimization and data integrity principles, and imposing additional requirements for contracts addressing the processing of personal information. Moreover, the CPRA calls for additional regulations to be implemented before the law becomes fully operative on January 1, 2023. These changes may result in further uncertainty with respect to privacy, data protection and information security issues and will require us to incur additional costs and expenses in an effort to comply. The enactment of the CCPA has prompted similar legislative developments in other states, which could create the potential for a patchwork of overlapping but different state laws. The federal government is also considering comprehensive privacy legislation.

We also expect that there will continue to be new or amended Data Protection Laws proposed and enacted in various jurisdictions. For example, in May 2018, the General Data Protection Regulation, or GDPR, went into effect in the European Union, or EU. The GDPR imposes more stringent data protection requirements and requires businesses subject to it to give more detailed disclosures about how they collect, use, and share personal information; contractually commit to data protection measures in contracts; maintain adequate data security measures; notify regulators and affected individuals of certain data breaches; obtain consent to collect sensitive personal information such as health information; meet extensive privacy governance and documentation requirements; and honor individuals’ data protection rights, including their rights to access, correct, and delete their personal information. The GDPR also imposes strict rules on the transfer of personal information to countries outside of the European Economic Area, or EEA, including the United States. A recent judicial decision from the EU and recent announcements from European regulators regarding transfers of personal information outside of the EEA have increased the legal risks and liabilities, and compliance and operational costs, of lawfully making such transfers. Companies that violate the GDPR can face private litigation, restrictions, or prohibitions on data processing, and fines of up to the greater of 20 million Euros or 4% of worldwide annual revenue. If our business continues to expand in Europe, complying with the GDPR would entail significant costs and increase our liability risks.

New or amended Data Protection Laws, and changes in the interpretation of existing Data Protection Laws and our Data Protection Obligations (defined below), could impair our, or our customers’, our partners’, or our vendors’ ability to Process personal information, which could have a material adverse effect on our business, financial condition, and results of operations.

We are or may be subject to the terms of our internal and external policies, representations, publications, frameworks, self-regulatory standards, and industry certification commitments (collectively, Privacy Policies), and contractual obligations to third parties related to privacy, data protection and information security (collectively, Data Protection Obligations), including the Payment Card Industry Data Security Standards (PCI-DSS), the rules imposed by credit card brands (e.g., VISA and Mastercard), and Security Organization Control 2 certification commitments. We strive to comply with applicable Data Protection Laws, Privacy Policies, and Data Protection Obligations, but we may at times fail to do so or may be perceived to have failed to do so, in which case we may be subject to and suffer a material harm to our business. For example, in the event we fail to comply with the PCI-DSS, we could be in breach of our obligations under customer and other contracts. Moreover, despite our efforts, we may not be successful in achieving compliance if our personnel, customers, partners, or vendors do not comply with applicable Data Protection Laws, Privacy Policies, and Data Protection Obligations. We may be subject to and suffer material harm to our business if our Privacy Policies are, in whole or part, found to be inaccurate, incomplete, deceptive, unfair, or misrepresentative of our actual practices. In addition, any such failure or perceived failure could result in public statements against us by consumer advocacy groups or others, which may cause us material reputational harm.

In view of applicable Data Protection Laws, Privacy Policies and Data Protection Obligations imposing complex and burdensome obligations, and with substantial uncertainty in their interpretation and compliance, we have faced and may face challenges in addressing and complying with them, and fundamentally changing our business activities, Privacy Policies, and practices, and may expend significant resources in an effort to do so, any of which could result in material harm to business, financial condition, results of operations, or other harm.

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Further, our customers may expect us to comply with more stringent privacy, data protection, and information security requirements than those imposed by applicable Data Protection Laws, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data on or by our offerings. For example, our mobile application is distributed through third-party platforms such as those operated by Apple and Google. These third parties may impose technical and privacy, data protection, and information security requirements on companies that distribute applications through their platforms. These requirements are subject to change and may adversely impact our ability to Process personal information. Complying with these requirements may cause us to incur additional expense, and the failure to comply with these requirements may cause us to lose access to the app store and users, and our business would be harmed.

Debt Obligations

For a detailed description of debt obligations of the Company, please see (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Contractual Obligations — Supplier Financing Agreement,” (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Contractual Obligations — Convertible Notes – Non-Related Parties,” (iii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Contractual Obligations — Promissory Notes – Related Parties,” (iv) “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Contractual Obligations — Promissory Notes – Non-Related Parties,” and (v) “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Contractual Obligations — Call Agreement,” elsewhere in this Annual Report.

Warrants

Warrant Exercises

During the year ended December 31, 2023, the Company issued 460,000 shares of common stock in connection with the exercise of warrants resulting in gross proceeds of $690,000.

During the year ended December 31, 2022, the Company issued 336,666 shares of common stock in connection with the exercise of warrants with exercise prices ranging from $1.50 to $2.00 resulting in gross proceeds of $655,000, net of $30,000 of issuance fees and a stock subscription receivable of $191,000, resulting in net cash proceeds during 2022 of $434,000. The stock subscription receivable was received in 2023.

Warrants Issued

During the years ended December 31, 2023 and 2022, the Company issued warrants to acquire 5,210,263 and 1,286,000, respectively, shares of common stock at exercise prices ranging from $.50 - $5.00 per share which expire .67 - 3 years after the issuance date.

During the year ended December 31, 2023, the Company modified 750,000 common stock warrants with an exercise price of $4.00 by extending the contractual term of the warrant for an additional year. The incremental value of this modification using the Black Scholes model was $527,348 which has been reflected within deemed dividend on the consolidated statements of stockholders’ deficit which also reduces net income available to common stockholders on the consolidated statements of operations. Further, 1,871,858 warrants were issued to existing stockholders for no consideration. The estimated fair value of these warrants of $7,910,527 has been reflected within deemed dividend on the consolidated statements of stockholders’ deficit which also reduces net income available to common stockholders on the consolidated statements of operations.

The following common stock warrants were issued and modified during the year ended December 31, 2022.

1) 36,000 in connection with the issuance of a promissory note (see Note 9) with an exercise price of $3.00 and exercise period of three years from the date of grant, 2) 750,000 were granted to a service provider with an exercise price of $4.00 and exercise period of two years from the date of grant, 3) 500,000 were granted with the issuance of Series A convertible redeemable preferred stock (see Note 10).

During the year ended December 31, 2022, the Company modified an outstanding warrant that was issued for services by extending the exercise period for an additional 30 days. The Company determined the fair value of the warrant using the modified terms and recognized $601,170 of incremental warrant modification expense. This expense has been included in general and administrative expenses on the accompanying statements of operations.

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Common Stock Sales

During the year ended December 31, 2023, the Company sold shares of common stock in both a private placement offering (“PPO”) and a Regulation A offering (“Reg A”). In the PPO, the Company sold a unit for $5.40 comprised of 1 share of common stock and 1 common stock warrant with an exercise price of $6 and exercise period of two years. The Reg A per share common stock price was $8.50.

In connection with the PPO and Reg A, the Company issued 310,217 shares and received $1,244,362 in proceeds, net of $439,222 of equity issuance costs.

During the year ended December 31, 2022, the Company issued 223,250 shares of common stock at a sales price per share ranging from $3.00 - $6.00 resulting in gross proceeds of $1,012,974.

Lease Agreements

On June 11, 2021, the Company executed a triple net lease for approximately 21,000 square feet of warehouse space in Stuart, Florida. The lease commenced on July 1, 2021, for a period of five years and two months through August 31, 2026 with one five year renewal option. Rent for the months of July and August, 2021, was reduced to half a month’s rent of $8,568. Full rent commenced on September 1, 2021, at an annual rate of $205,627 plus operating expenses and sales tax. Annual rate will increase by 3% on September 1st of each year. The lease rate for the year ended December 31, 2022 was 6% The lease required a $100,000 deposit upon execution. In September 2023, the Company terminated a lease for warehouse space in Stuart, Florida and entered into a new warehouse space lease. The new warehouse lease commenced November 1, 2023 through October 2026 and requires monthly payments ranging from $4,240 - $4,498 through October 2026.

On August 11, 2021, the Company executed a lease for office space in Stuart, Florida. The lease commenced September 1, 2021, for forty-nine months ending September 30, 2025, with a year renewal option. Rent began October 1, 2021, at an annual rate of $44,960 plus operating expenses and sales tax with annual increases of 3% occurring on October 1st of each lease year. The lease rate for the year ended December 31, 2023 was 6%. The lease required a $8,312 security deposit upon execution.

Recent Developments

Regulation A Offering

On September 29, 2022, we engaged in a “Tier 2 Offering” under Regulation A of the Company’s Common Stock of up to $28,750,000 on a best efforts basis in increments of 100 shares at $8.50 per share. The Tier 2 Offering was qualified by the SEC on February 13, 2023. For the fiscal year ended December 31, 2023, the Company has sold 0 shares.

Lines of Credit Agreement

In October 2022, the Company entered into a line of credit agreement for a with Headway Capital, LLC in the amount of $60,000, bearing rate interest of 64.52% due with fixed monthly payments of principal and interest of approximately $7,000 over a term of 12 months.

As of December 31, 2022 and 2021, the balance outstanding on the line of credit was $47,022 and $0, respectively, and is included in other short-term loans payable on the consolidated balance sheets. During the year ended December 31, 2022, interest expense recognized on the line of credit amounted to $7,109.

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In March 2020, the Company executed a $2,000,000 line of credit agreement with a minority stockholder and received $1,100,000 in proceeds with an original maturity date of September 2020 which was extended several times through May 31, 2022. As consideration for extending the maturity date, the Company agreed to provide a guaranteed rate of interest of $1,200,000 of which $150,000 was paid with 50,000 shares of common stock during December 31, 2022. On July 21, 2022, the Company and a lender entered a settlement agreement for the principal and guaranteed interest outstanding which amounted to $1,358,400. In accordance with the settlement agreement, the Company agreed to pay $223,300 on or before August 31, 2022 and issue 350,000 shares of common stock with an estimated value of $6 per share or $2,100,000 based on recent sales of common stock. Therefore, the Company recognized a loss on extinguishment of debt of $964,900 for the excess value received by the lender over the face value of the debt and accrued interest.

Amendments to Notes Payable Related Parties and Notes Payable

During the fiscal year ended December 31, 2023, the Company entered into several amendments extending the maturity dates of various notes payable related parties and notes payable. For a detailed description of these extensions of the debt obligations of the Company, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Contractual Obligations —Promissory Notes – Related Parties” and see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Contractual Obligations —Promissory Notes – Non-Related Parties.”

Exchange Agreement

On April 27, 2023, the Company executed a Contract Conversion and Exchange Agreement (the “Exchange Agreement”) with TradeRiver USA, Inc. and TradeRiver USA Medical, LLC (collectively referred to as the “Supplier Financer”). The Company utilized a financing company to fund certain supplier invoices. At the time the Exchange Agreement was executed, the Company owed the Supplier Financer $51,853,989, which includes $24,382,621 of accrued interest.

Pursuant to the Exchange Agreement, Supplier Financer agreed to accept the following as full satisfaction of the obligations owed to them under the supplier financing agreement:

i)	6,104,748 shares of common stock of the Company.

ii)	2,945,889 common stock warrants with immediate vesting, an exercise price of $4.50 and exercise period of five years.

iii)	one share of newly designated Series X preferred stock (see below) providing Supplier Financer the right to appoint, at its option, one board member to serve on the Company’s board of directors.

Pursuant to the Exchange Agreement, the Company has made the following additional covenants/commitments:

(a)	the Company holds a significant amount of needle and syringe inventory with a net book value of zero. Both parties agree to use commercially reasonable efforts to monetize the inventory. If such efforts are successful, Supplier Financer will receive the first $3 million of proceeds from the sale of the needle and syringe inventory. Any proceeds in excess of $3 million will be distributed 75% to Supplier Financer and 25% to the Company.

(b)	the Company has submitted a claim with the prime contractor to recover some of the cost incurred by the Company related to the needle and syringe inventory remaining on hand after the completion of the Government contract. Supplier Financer has a right to the claims and any consideration received from the prime contractor.

(c)	Three years from the Exchange Agreement execution Supplier Financer shall have the right of first refusal for all financing sought by the Company in connection with secured future Government Contracts at a 2% per month charge. If Supplier Financer declines, the Company has the right to offer the financing to other parties. If the other parties offer exceeds 2% per month, Supplier Financer has an additional right of first refusal to provide funding at the same cost and same terms.

(d)	The Company is required to remit 20% of all net profits generated by future Government Contracts until the cumulative amount of such profit share payments equals $5 million.

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Series X Preferred Stock

On April 26, 2023, the board of directors of the Company unanimously approved the designation of one share of preferred stock as series X (“Series X”). On April 27, 2023 the Company filed a certificate of designation in the State of Delaware to designate and authorize one Series X with a par value of $.000025.

The Series X Holder shall be entitled to designate either (1) one director to serve on the board of directors of the Company, or (2) one person as an observer who can attend board meetings in a nonvoting capacity.

The Series X has no:

(i)	Conversion rights – the Series X is not convertible into shares of any other class of stock.

(ii)	Dividends – the Series X is not entitled to receive any dividends or distributions paid on any other class of stock.

(iii)	Preferences – in the event of liquidation, dissolution or winding up of the Company, Series X shall not be entitled to receive any distribution of any of the assets or surplus funds or participate with any other class of stock.

The outstanding Series X Preferred Shares shall automatically be redeemed for $1 upon a merger, consolidation, or initial public offering.

2023 Equity Incentive Plan

On February 28, 2023, the board of directors approved and adopted the 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan authorizes the issuance of up to an aggregate maximum of 5,323,000 shares of the common stock. The 2023 Plan authorizes the Company to grant stock options, stock appreciation rights, restricted shares, restricted share units, cash awards, and other performance-based awards. Awards may be granted to the Company’s officers, employees, directors, and consultants. Unless earlier terminated by the Board, the 2023 Plan will terminate ten years from the date of adoption.

Legal Proceedings

We are not currently a party to any material pending legal proceedings. From time to time, we may be subject to legal proceedings and claims arising in the ordinary course of business. Any of these claims could subject us to costly litigation, and, while we generally believe that we have adequate insurance to cover many different types of liabilities, our insurance carriers may deny coverage, may be inadequately capitalized to pay on valid claims, or our policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of any such awards could have a material effect on our operations, cash flows, and financial position. Additionally, any such claims, whether or not successful, could damage our reputation and business.

Employees

As of December 31, 2023, we had 15 full-time employees and no part-time employees. All of our employees are compensated through iRemedy Healthcare, Inc., our wholly-owned subsidiary. None of our employees are represented by a union, and we consider our relations with our employees to be good.

Our Facilities

We lease office space located at 7118 South Kanner Highway, Stuart, Florida 34997 – approximately four miles from our warehousing facility, where our executive team and accounting staff are currently based.

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In the fiscal year ended December 31, 2022, in association with our Project Vaccinate program, we also utilized warehousing facilities through our supply chain partners located in Shanghai, China; Stuart and Miami, Florida; Chicago, Illinois; and Houston, Texas. We incured expenses for those warehouse facilities based on the volume of product and transactions processed through these facilities. In the fiscal year ended December 31, 2023, we discontinued use of the warehouses in Shanghai, China; Miami, Florida; Chicago, Illinois, or Houston, Texas.

Risk Factors

Investing in our securities involves risks. In addition to the other information contained in this Annual Report on Form 1-K, you should carefully consider the following. The occurrence of any of the following risks might cause you to lose all or a part of your investment.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	our history of losses and substantial doubt about our ability to continue as a going concern;

●	our inability to attract sufficient demand for the healthcare and medical products we offer through our healthcare ecommerce platform or through direct or sub-contracting with larger healthcare organizations, GPOs and domestic and foreign government agencies;

●	our sales are concentrated in a couple of large customers. If we lose or experience a significant reduction in sales to any of these key customers, our revenues may decrease substantially and our results of operations and financial condition may be harmed;

●	we face other risks and uncertainties associated with subcontracting with a prime contractor to the U.S. government, which may have a material adverse effect on our business;

●	our total dependence on, and the potential failure or errors of, third party manufacturers and supply chain partners to produce, deliver and distribute products or provide services on a cost-effective basis and timely manner;

●	the size and timing of orders from our customers;

●	unanticipated delays in the development and introduction of technology-enabled service offerings and/or our inability to control costs;

●	our failure to promote and maintain a strong brand and industry reputation;

●	our failure to achieve and sustain profitability;

●	risks associated with the global healthcare supply chain industry in the wake of the COVID-19 pandemic and in view of the emergence of new virus variants that could once again create drastic supply shortages of in-demand healthcare and medical products;

●	significant competition, or the development of new technologies that may have greater cost and/or clinical advantages over the healthcare and medical products we market, sell and distribute;

●	the business risks associated with managing relationships with both domestic and international partners;

●	our inability to retain or hire third-party manufacturers, suppliers or other service providers to produce the products we market, sell and distribute;

●	our inability to support debt service on our trade finance loans required to facilitate our inventory procurement activities and turnover;

●	our high revenue concentration and reliance on government and enterprise customer relationships;

●	our inability to adequately protect the intellectual property used to support our business operations and planned expansion initiatives; and

●	our inability to stay abreast of modified or new laws and regulations applying to our business.

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Risks Relating to the Company and Its Business

iRemedy faces a variety of risks in the conduct of its business, any of which could result in a material adverse effect on iRemedy, its business and its financial performance. Certain of these risks are summarized below. This summary is not intended to be a complete list of all matters that could adversely affect iRemedy, and there are many factors beyond iRemedy’s control that affect its business and its financial performance.

We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended December 31, 2023 and 2022.

We have a history of operating losses and have incurred cash flow deficits. For the years ended December 31, 2023 and 2022, we reported net losses of $5,921,236 and $49,164,341, respectively, negative cash flow from operation activities in the year ended December 31, 2023 of $2,880,565, and negative cash flow from operating activities in the year ended December 31, 2022 of $4,167,039. For the year ended December 31, 2023, we generated revenues of $2,446,719, and reported net losses of $5,921,236. As noted in our ~~condensed~~ consolidated financial statements, as of December 31, 2023, we had an accumulated deficit of $111,678,185. We anticipate that we may continue to report losses and cash flow may prove unstable for the foreseeable future. Our management has concluded that our historical recurring losses from operations and net working capital deficit, as well as our dependence on private equity and other financings, raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended December 31, 2023 and 2022.

Since inception, the Company has been capitalized primarily through notes payable with both related and unrelated parties and the sale of shares of common stock and preferred stock. To address future additional funding requirements necessary to support working capital needs while also enabling implementation of key strategic growth initiatives, the Company has undertaken a forecasting program to effectively monitor its ongoing working capital requirements and minimize expenditure commitments. In addition, the Company’s focus will remain on maintaining an appropriate level of corporate overhead in line with its available cash resources while also observing strict cost containment in all areas of its business. Further, the Company continues to try to obtain additional financing through equity funding to repay its outstanding debt obligations and has successfully restructured certain outstanding debt obligations on more favorable terms for the Company and settled a significant supplier financing payable with equity securities (see Note 14). The Company will need to raise additional capital to meet its financial obligations over the next twelve months.

For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Ability to Continue as a Going Concern.”

We may require additional capital to support our business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and tools or enhance our existing solutions, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we have engaged and may continue to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Common Stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

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If we fail to effectively manage our growth, we may be unable to execute our business plan, adequately address competitive challenges or maintain our corporate culture, and our business, financial condition, and results of operations could be harmed.

Over the past four years, we have experienced rapid growth and we continue to rapidly and significantly expand our operations. While we have experienced significant revenue growth in prior periods, it is not indicative of our future revenue growth. We expect our revenue growth rate will decline. Our revenue in fiscal 2023 declined by 95% and declined by 39% in fiscal 2022, as compared to revenue from the prior fiscal years.  This dynamic growth increases the complexity of our business and places significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results.

The growth and expansion of our business creates significant challenges for our management, operational and financial resources. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems and our internal controls and procedures may not be adequate to support our operations. To effectively manage our growth, we must continue to improve our operational, financial and management processes and systems and to effectively expand, train and manage our employee base. As our organization continues to grow and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative solutions. This could negatively affect our business performance.

We expect to invest heavily in growing our business, which may cause our sales and marketing, research and development, and other cost centers to increase. Our historical rate of growth may not be sustainable or indicative of our future rate of growth. We believe that our continued growth in revenue, as well as our ability to improve or maintain margins and profitability, will depend upon, among other factors, our ability to address the challenges, risks, and difficulties described elsewhere in this “Risk Factors” section and the extent to which our various offerings grow and contribute to our results of operations.

We cannot provide assurance that we will be able to successfully manage any such challenges or risks to our future growth. In addition, our customer base may not continue to grow or may decline due to a variety of possible risks, including increased competition, changes in the regulatory landscape, and the maturation of our business. Any of these factors could cause our revenue growth to decline and may adversely affect our margins and profitability. Failure to continue our revenue growth or margin improvement could have a material adverse effect on our business, financial condition, and results of operations. You should not rely on our historical rate of revenue growth as an indication of our future performance.

Our sales are concentrated in one large customer. If we lose or experience a significant reduction in sales to this customer, our revenues may decrease substantially and our results of operations and financial condition may be harmed.

During the year ended December 31, 2023, approximately 69% of the Company’s consolidated revenues were generated from four customers. As of December 31, 2023, there were no receivables due from these customers. Between November 2020 and December 2022, we sourced and delivered a total of 1.8 billion needles and syringes to a designated warehousing facility in Chicago, Illinois in support of the national vaccination program pursuant to a completed subcontracting agreement with a prime contractor. 92% of our total revenues in 2022 was generated from one customer, Goldbelt Security, LLC (“Goldbelt”), to the U.S. government in support of its national COVID-19 vaccination program pursuant to a subcontractor agreement to supply needles and syringes to the U.S. government. In January of 2022, we received an award from the government, through our relationship with Goldbelt for $47.8 million in COVID test kits.

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The inability of the limited number of vendors we depend on to supply our needs for needles and syringes could adversely affect our business.

We currently depend on a limited number of vendors to supply us with needles and syringes. Some of these suppliers may not have the capacity to support our needs. We may experience delays in receiving sufficient supplies of needles and syringes to support the demand for them. An inability to continue to source product from any of these suppliers, which could be due to regulatory actions or requirements affecting the supplier, adverse financial or other strategic developments experienced by a supplier, labor disputes or shortages, unexpected demands, or quality issues, could adversely affect our ability to satisfy demand for our needles and syringes, which could adversely and materially affect our product sales and operating results which could significantly harm our business.

We may not be able to utilize net operating loss carryforwards to reduce our future tax liability

Our ability to utilize our net operating loss carryforwards is conditioned upon our attaining profitability and generating taxable income. We have incurred significant net losses since inception and it is anticipated that we will continue to incur significant losses. It is possible that we will not generate taxable income in time to utilize the net operating loss carryforwards prior to their expiration.

We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.

We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and other long-lived assets. If, as a result of a general economic slowdown or deterioration in one or more of the markets in which we operate or in our financial performance or future outlook, or if the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on our business, financial condition and results of operations.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

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Our corporate culture has contributed to our success, and if we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion, and focus on execution that we believe contribute to our success, and our business may be harmed.

We believe that a critical component to our success has been our corporate culture. We have invested substantial time and resources in building our team. As we continue to grow, we may find it difficult to maintain these important aspects of our corporate culture, especially given that the majority of our workforce has traditionally worked remotely and we have been unable to hold in-person employee gatherings as a result of the COVID-19 pandemic. We have experienced, and may continue to experience, rapid growth and organizational change, including growth and organizational change resulting from our acquisition of and subsequent integration with other businesses, which will continue to place significant demands on our management and our operational and financial infrastructure. As we continue to grow, we must effectively integrate, develop, and motivate a large number of new employees, and we must maintain the beneficial aspects of our corporate culture. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in this way, without undermining our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives.

In addition, to attract top talent, we have had to offer, and believe we will need to continue to offer, highly competitive compensation packages before we can validate the productivity of those employees. In addition, fluctuations in the price of our Common Stock may make it more difficult or costly to use equity compensation to motivate, incentivize, and retain our employees. We face significant competition for talent from other healthcare, technology, and high-growth companies, which include both large enterprises and privately-held companies. We may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity, and retention could suffer, and our business, results of operations, and financial condition could be adversely affected.

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Our operating results have in the past and may in the future continue to fluctuate on a quarterly and annual basis and if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.

Our operating results have in the past and may in the future continue to fluctuate significantly on a quarterly and annual basis and may fail to match our past performance, and if we fail to meet or exceed the expectations of securities analysts or investors, the trading price of our Common Stock could decline. Moreover, our stock price may be based on expectations of our future performance that may be unrealistic or that may not be met. Some of the important factors that could cause our revenue and operating results to fluctuate from quarter to quarter include:

●	our ability to increase sales of our solutions to new customers and expand sales of additional solutions to our existing customers;

●	the termination or renegotiation by our significant customers of their agreements with us;

●	the entrance of new competitors in our market whether by established companies or new companies;

●	changes in our pricing policies or those of our competitors;

●	the cost of investing in our technology infrastructure, which may be greater than we anticipate;

●	our ability to maintain or increase our member base and member engagement;

●	disruptions or outages in our website availability, actual or perceived breaches of privacy, and compromises of our member data; and

●	general industry and macroeconomic conditions including the impact of the COVID-19 pandemic on the global economy and the deterioration in labor markets, which would adversely impact sales of our hiring, or economic growth that does not lead to job growth.

The estimates of market opportunity and forecasts of market growth included in this Offering Circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, or at all.

Market opportunity estimates and growth forecasts included in this Annual Report are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. The estimates and forecasts included in this Offering Circular relating to size and expected growth of our target market may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth forecasts included in this Offering Circular, our business may not grow at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties.

We expect to face increasing competition in the market for our solutions.

The healthcare software and ecommerce markets are rapidly changing and intensely competitive and iRemedy expects that competition will continue to intensify. Although we believe that the diverse segments of the healthcare market may provide opportunities for a number of competitors, it is possible that a single or few competitors may dominate one or more market segments. iRemedy’s competitors and potential competitors may have longer operating histories, larger customer bases, greater name recognition and significantly greater financial, marketing and other resources than we do. There can be no assurance that we will be able to compete successfully against competitors and future competitors or that our competitors will not develop services that are superior to those of iRemedy or that achieve greater market acceptance than our Company does.

We may seek to grow our business through acquisitions of, or investments in, new or complementary businesses, technologies, tools or solutions, or through strategic alliances; and the failure to manage these acquisitions, investments or alliances, or to integrate them with our existing business, could have a material adverse effect on us.

We may in the future consider opportunities to acquire or make additional investments in new or complementary businesses, technologies, offerings, tools or solutions, or enter into strategic alliances, that may enhance our capabilities and platform in general, complement our current offerings, or expand the breadth of our markets. Our ability to successfully grow through these types of strategic transactions depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, technologies, tools and solutions and to obtain any necessary financing, and is subject to numerous risks, including:

●	failure to identify acquisition, investment, or other strategic alliance opportunities that we deem suitable or available on favorable terms;

●	problems integrating the acquired business, technologies, tools, or solutions, including issues maintaining uniform standards, procedures, controls, and policies;

●	integrating personnel from the acquired company;

●	unanticipated costs associated with acquisitions, investments, or strategic alliances;

●	adverse impacts on our overall margins;

●	diversion of management’s attention from our existing business;

●	risks associated with entering new markets in which we may have limited or no experience;

●	potential loss of key employees of acquired businesses; and

●	increased legal and accounting compliance costs.

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In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets. In the future, if our acquisitions do not yield expected returns, we may be required to take impairment charges to our results of operations based on our impairment assessment process, which could harm our results of operations.

We may experience challenges with managing our growth related to future acquisitions. The operation and integration of the acquired technologies and business operations may require substantial financial costs and management attention. If we fail to manage such integration processes in a timely and effective manner, our business and financial results may suffer. If we are unable to identify suitable acquisitions or strategic relationships, or if we are unable to integrate any acquired businesses, technologies, tools, and solutions effectively, our business, financial condition, and results of operations could be materially and adversely affected. Also, while we employ several different methodologies to assess potential business opportunities, the new businesses may not meet or exceed our expectations.

Acquisitions may dilute your ownership interest in iRemedy, may have adverse effects on our business, prospects, financial condition and results of operations, and may cause unanticipated liabilities.

Future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the business or assets acquired. Any future issuances of equity securities would further dilute our existing shareholders’ ownership interests. Future acquisitions may also decrease our future earnings or earnings per share and the benefits derived by us from an acquisition might not outweigh or might not exceed the dilutive effect of the acquisition. We also may incur additional indebtedness, have future impairment of assets, or suffer adverse tax and accounting consequences in connection with any future acquisitions. Furthermore, operating decisions may impact existing products and platforms. If any of these decisions are expected to potentially result in the limitation or discontinuation of use of certain assets, we would expect accelerated depreciation and potential impairment of assets including property and equipment, software and website development costs, intangible assets or goodwill.

If we are not successful in completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. In addition, we could use substantial portions of our available cash to pay all or a portion of the purchase prices of future acquisitions. If we do not achieve the anticipated benefits of our acquisitions as rapidly to the extent anticipated by our management and financial or industry analysts, others may not perceive the same benefits of the acquisition as we do. If these risks materialize, there could be a material adverse effect on our stock price, business, prospects, financial condition and results of operation.

We may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships with third-parties that may not result in the development of commercially viable solutions or the generation of significant future revenue.

In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, or technology partnerships to develop proposed solutions and to pursue new markets. Proposing, negotiating, and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology, or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of solutions that achieve commercial success or result in significant revenue and could be terminated prior to developing any solutions.

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Additionally, we may not be in a position to exercise sole decision making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration.

If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future solutions. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

Dilutive and other adverse effects of outstanding options and warrants may negatively impact us and our shareholders.

Under the terms of the outstanding warrants and options issued under iRemedy Healthcare’s 2023 Equity Incentive Plan, 2021 Equity Incentive Plan, 2007 Equity Incentive Stock Plan, Non-Qualified Stock Plan, other equity and debt offerings and other outstanding options and warrants, the holders thereof are given an opportunity to profit from a rise in the market price of iRemedy’s shares of Common Stock with a resulting dilution in the interests of the other stockholders. The terms on which iRemedy may obtain additional financing may be adversely affected by the existence of such options and warrants.

Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations.

We currently service both secured and unsecured debt, both of which are current and in good standing. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due with respect to our indebtedness. Our indebtedness could have other important consequences to you as a stockholder. For example, it could:

●	make it more difficult for us to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the senior secured credit facility and the senior subordinated note;

●	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

●	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

●	increase our exposure to rising interest rates to the extent our borrowings are at variable interest rates;

●	place us at a competitive disadvantage compared to our competitors that have less debt; and

●	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

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Any of the above listed factors could materially adversely affect our business, financial condition and results of operations.

We rely on computing and communications infrastructure and our ability to maintain and scale our business and maintain competitiveness. Any significant interruptions or delays in service on our websites or any undetected errors or design faults could adversely affect our business, financial condition and results of operations.

iRemedy’s business depends upon the efficient and uninterrupted operation of its computer and communications systems. System interruptions that cause iRemedy’s services to be unavailable or result in slower response times could result in a loss of potential or existing customers, advertisers, sponsors and ecommerce partners. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. iRemedy’s insurance may not be sufficient to cover losses from these events.

In addition, our websites must accommodate a high volume of traffic and deliver frequently updated information. We may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our services. iRemedy may also fail to discover software defects that affect its new or current services or enhancements until after they are deployed. These defects could cause service interruptions, which could damage iRemedy’s reputation and brand value, increase our service costs, cause iRemedy to lose revenues, delay market acceptance or divert our product development resources, any of which could cause our business to suffer. If iRemedy does not anticipate and prevent system interruptions and appropriately upgrade its systems and network hardware and software, our business, financial condition and operating results will be materially adversely affected.

Ecommerce regulatory risks could have a material adverse effect on our business, financial condition and results of operations.

U.S. and foreign laws relating to ecommerce or Internet communications are becoming more prevalent. These laws have recently been enacted and there is uncertainty in the Internet community regarding their impact on the marketplace. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect iRemedy. If iRemedy were alleged to violate federal, state or foreign civil or criminal laws, even if these claims could be successfully defended, our business could be materially adversely affected.

Given that laws and government regulations are complex, vary widely from state to state, and are frequently changed, iRemedy’s products and services may not be legal or practical in all jurisdictions. For example, iRemedy may not be able to ensure that its products and services keep pace with these frequently changing regulations and could be subject to liability. Such liability may place our activities under increased regulation, increase our cost of doing business and thereby decrease the demand for our products and services or otherwise have a material adverse effect on iRemedy’s business, its results of operations and its financial condition. If we fail to comply with current or future laws or regulations governing the collection, dissemination, use and confidentiality of patient health information, this failure could have a material adverse effect on our business, operating results and financial condition.

We are subject to stringent and changing laws, regulations, self-regulatory schemes, contractual obligations, and standards related to privacy, data protection and information security. The actual or perceived failure by us, our customers, partners or vendors to comply with such obligations could harm our reputation, subject us to significant fines and liability, or otherwise adversely affect our business.

We collect, receive, store, process, generate, use, transfer, disclose, make accessible, and protect (collectively, Process, or Processing) sensitive, confidential and proprietary information (collectively, Sensitive Information) in connection with providing our services.

There are numerous domestic and foreign laws, regulations, self-regulatory schemes, and standards regarding privacy, data protection and information security and Processing (Data Protection Laws), the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions or in conflict with each other. The regulatory framework for privacy, data protection and information security issues worldwide is evolving and is likely to remain in flux for the foreseeable future. Various governmental and consumer agencies have also called for new regulations and changes in industry practices. Practices regarding privacy, data protection, and information security have recently come under increased public and regulatory scrutiny. The actual or perceived failure to address or comply with applicable Data Protection Laws by us or our customers, partners, or vendors could increase our compliance and operational costs, expose us to regulatory scrutiny, actions, fines, and penalties, result in reputational harm, lead to a loss of customers, reduce the use of our services, result in litigation and liability, have a material adverse effect on our business operations or financial results, or otherwise result in other material harm to our business.

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We are a “Business Associate” as defined under the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which we collectively refer to as HIPAA, and the U.S. Department of Health and Human Services Office of Civil Rights, or OCR, may impose significant penalties on a Business Associate for a failure to comply with an applicable requirement of HIPAA.

Penalties will vary significantly depending on factors such as the date of the violation, whether the Business Associate knew or should have known of the failure to comply, or whether the Business Associate’s failure to comply was due to willful neglect. Currently, these penalties include civil monetary penalties for violations. A single breach incident can result in violations of multiple requirements, resulting in possible penalties in excess of pre-set annual limits. Further, a person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal monetary penalty and imprisonment up to one year. The criminal penalties increase if the wrongful conduct involves false pretenses, and further increase if the wrongful conduct involves the intent to sell, transfer, or use identifiable health information for commercial advantage, personal gain, or malicious harm. The U.S. Department of Justice, or the DOJ, is responsible for criminal prosecutions under HIPAA. State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for HIPAA violations, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing individuals’ health information. Furthermore, in the event of a breach as defined by HIPAA, the Business Associate may have to comply with specific reporting requirements under HIPAA regulations.

The security measures that we and our third-party vendors and subcontractors have in place in an effort to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Under the HITECH Act, as a Business Associate, we may also be liable for privacy and security breaches and failures of our subcontractors. Even though we provide for appropriate protections through our agreements with our subcontractors, we still have limited control over their actions and practices. A breach of privacy or security of individually identifiable health information by a subcontractor may result in an enforcement action, including criminal and civil liability, against us. We are not able to predict the extent of the impact such incidents may have on our business. Our failure to comply may result in criminal and civil liability because the potential for enforcement action against Business Associates is now greater. Enforcement actions against us could be costly and could interrupt regular operations, which may adversely affect our business. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurance that we will not receive such notices in the future. There is ongoing concern from privacy advocates, regulators, and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for deidentification, anonymization, or pseudonymization of health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy.

Applicable Data Protection Laws may also include state medical privacy laws, including those related to mental health and substance use treatment, and the provision of healthcare services, as well as federal and state consumer protection laws. These laws may not be preempted by HIPAA, may be more protective than HIPAA, and may be subject to varying interpretations by the courts and government agencies, creating complex compliance issues for us and our customers and partners and potentially exposing us to additional expense, adverse publicity and liability, any of which could adversely affect our business. Federal and state consumer protection laws are increasingly being applied by the U.S. Federal Trade Commission, or FTC, and states’ attorneys general to regulate the Processing of personal or personally identifiable information, through websites or otherwise, and to regulate the presentation of website content. The FTC in particular has approved consent decrees resolving complaints and their resulting investigations into the privacy and security practices of a number of online social media companies. These reviews can and have resulted in changes to our solutions and policies, and could result in additional changes in the future. If we are unable to comply with any such reviews or decrees that result in recommendations or binding changes, or if the recommended changes result in degradation of our solutions, our business could be harmed.

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In addition, U.S. states have begun to introduce more comprehensive Data Protection Laws. For example, the California Consumer Privacy Act, or CCPA, went into effect in January 2020 and established a new privacy framework for covered businesses such as ours that expands the scope of personal information and provides new privacy rights for California residents. These changes required us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches, which may increase the likelihood and cost of data breach litigation. Additionally, on November 3, 2020, a new privacy law, the California Privacy Rights Act, or CPRA, was approved by California voters. The CPRA significantly modifies the CCPA by, among other things, creating a dedicated privacy regulatory agency, requiring businesses to implement data minimization and data integrity principles, and imposing additional requirements for contracts addressing the processing of personal information, including those such as the right to correct inaccurate personal information that a business has about them, and the right to limit the use and disclosure of sensitive personal information collected about them before the law became fully operative on January 1, 2023. These changes may result in further uncertainty with respect to privacy, data protection and information security issues and will require us to incur additional costs and expenses in an effort to comply. The enactment of the CCPA has prompted similar legislative developments in other states, which could create the potential for a patchwork of overlapping but different state laws. The federal government is also considering comprehensive privacy legislation.

We also expect that there will continue to be new or amended Data Protection Laws proposed and enacted in various jurisdictions. For example, in May 2018, the General Data Protection Regulation, or GDPR, went into effect in the European Union, or EU. The GDPR imposes more stringent data protection requirements and requires businesses subject to it to give more detailed disclosures about how they collect, use, and share personal information; contractually commit to data protection measures in contracts; maintain adequate data security measures; notify regulators and affected individuals of certain data breaches; obtain consent to collect sensitive personal information such as health information; meet extensive privacy governance and documentation requirements; and honor individuals’ data protection rights, including their rights to access, correct, and delete their personal information. The GDPR also imposes strict rules on the transfer of personal information to countries outside of the European Economic Area, or EEA, including the United States. A recent judicial decision from the EU and recent announcements from European regulators regarding transfers of personal information outside of the EEA have increased the legal risks and liabilities, and compliance and operational costs, of lawfully making such transfers. Companies that violate the GDPR can face private litigation, restrictions, or prohibitions on data processing, and fines of up to the greater of 20 million Euros or 4% of worldwide annual revenue. If our business continues to expand in Europe, complying with the GDPR would entail significant costs and increase our liability risks.

New or amended Data Protection Laws, and changes in the interpretation of existing Data Protection Laws and our Data Protection Obligations (defined below), could impair our, or our customers’, our partners’, or our vendors’ ability to Process personal information, which could have a material adverse effect on our business, financial condition, and results of operations.

We are or may be subject to the terms of our internal and external policies, representations, publications, frameworks, self-regulatory standards, and industry certification commitments (collectively, Privacy Policies), and contractual obligations to third parties related to privacy, data protection and information security (collectively, Data Protection Obligations), including the Payment Card Industry Data Security Standards (PCI-DSS), the rules imposed by credit card brands (e.g., VISA and Mastercard), and Security Organization Control 2 certification commitments. We strive to comply with applicable Data Protection Laws, Privacy Policies, and Data Protection Obligations, but we may at times fail to do so or may be perceived to have failed to do so, in which case we may be subject to and suffer a material harm to our business. For example, in the event we fail to comply with the PCI-DSS, we could be in breach of our obligations under customer and other contracts. Moreover, despite our efforts, we may not be successful in achieving compliance if our personnel, customers, partners, or vendors do not comply with applicable Data Protection Laws, Privacy Policies, and Data Protection Obligations. We may be subject to and suffer material harm to our business if our Privacy Policies are, in whole or part, found to be inaccurate, incomplete, deceptive, unfair, or misrepresentative of our actual practices. In addition, any such failure or perceived failure could result in public statements against us by consumer advocacy groups or others, which may cause us material reputational harm.

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In view of applicable Data Protection Laws, Privacy Policies and Data Protection Obligations imposing complex and burdensome obligations, and with substantial uncertainty in their interpretation and compliance, we have faced and may face challenges in addressing and complying with them, and fundamentally changing our business activities, Privacy Policies, and practices, and may expend significant resources in an effort to do so, any of which could result in material harm to business, financial condition, results of operations, or other harm.

Further, our customers may expect us to comply with more stringent privacy, data protection, and information security requirements than those imposed by applicable Data Protection Laws, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data on or by our offerings. For example, our mobile application is distributed through third-party platforms such as those operated by Apple and Google. These third parties may impose technical and privacy, data protection, and information security requirements on companies that distribute applications through their platforms. These requirements are subject to change and may adversely impact our ability to Process personal information. Complying with these requirements may cause us to incur additional expense, and the failure to comply with these requirements may cause us to lose access to the app store and users, and our business would be harmed.

If our security measures are compromised now or in the future, or the security, confidentiality, integrity or availability of our information technology, software, services, communications or data is compromised, limited or fails, this could have a material adverse effect on our business, financial condition and results of operations.

A significant barrier to online communications and commerce is the inability to ensure secure access or transmission of information over the Internet. Despite the implementation of security measures and the successful completion of security audits, iRemedy’s networks may be vulnerable to unauthorized access, computer viruses and other disruptions. A wrongdoer who can circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. Security breaches that result in access to confidential information could damage iRemedy’s reputation and expose us to a risk of loss or liability. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Additionally, as iRemedy increases its focus on ecommerce and g-commerce, our customers will become more concerned about security. If we fail to adequately address these concerns, this could adversely affect iRemedy’s business, financial condition and operating results.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP and our key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in our key metrics. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to the determination of fair value of equity-based compensation, equity-linked financial instruments, inventory obsolescence, useful life of intangible assets, right-of-use assets and liabilities and utilization of deferred tax assets. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Common Stock.

Changes in accounting rules, assumptions and/or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our operations are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions and/or judgments could significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

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We may experience fluctuations in our tax obligations and effective tax rate, which could materially and adversely affect our results of operations.

We are subject to U.S. federal and state income taxes. Tax laws, regulations and administrative practices in various jurisdictions may be subject to significant change, with or without advance notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating our provision and accruals for these taxes. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain. Our effective tax rates could be affected by numerous factors, such as changes in tax, accounting and other laws, regulations, administrative practices, principles and interpretations, the mix and level of earnings in a given taxing jurisdiction, or our ownership or capital structures.

Our ability to limit our liabilities by contract or through insurance may be ineffective or insufficient to cover our future liabilities.

We attempt to limit, by contract, our liability for damages arising from our negligence, errors, mistakes, or security breaches. Contractual limitations on liability, however, may not be enforceable or may otherwise not provide sufficient protection to us from liability for damages and we are not always able to negotiate meaningful limitations. We maintain liability insurance coverage, including coverage for cybersecurity and errors and omissions. It is possible, however, that claims could exceed the amount of our applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time-consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may delay market acceptance of our solutions and services, any of which could materially and adversely affect our reputation and our business.

We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.

We are continually executing on growth initiatives, strategies, and operating plans designed to enhance our business and extend our solutions. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies, and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies, and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements and the incurrence of other unexpected costs associated with operating our business. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If for any reason the benefits we realize are less than our estimates, or the implementation of these growth initiatives, strategies, and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business, financial condition and results of operations may be materially adversely affected.

Our business could be disrupted by catastrophic events such as power disruptions, data security breaches, and terrorism.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, commerce, and the global economy, and thus could harm our business. In the event of a major earthquake, hurricane, fire, cyber-attack, war, terrorist attack, disease, such as COVID-19, power loss, telecommunications failure, or other catastrophic events, we may be unable to continue our operations, in part or in whole, and may endure reputational harm, breaches of data security, and loss of critical data, all of which could harm our business, results of operations, and financial condition. Our insurance coverage may not compensate us for losses that may occur in the event of an earthquake or other significant natural disaster, such as fires, floods, severe weather, droughts, and travel-related health concerns including pandemics and epidemics.

In addition, acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, access to our platform could be interrupted. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver our platform and solution to our customers and members would be impaired or we could lose critical data. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business, financial condition, and results of operations would be harmed.

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Our growth depends in part on the success of our strategic relationships with third parties.

We anticipate that we will continue to depend on relationships with various third parties, including government prime contractors, logistical service providers, factories and distributors to grow our business. Identifying, negotiating and maintaining relationships with third parties require significant time and resources. Our competitors may be effective in providing incentives to these parties to favor their solutions or may prevent us from developing strategic relationships with these parties. These third parties may decide that working with us is not in their interest. In addition, these third parties may not perform as expected under our agreements with them, and we have had, and may in the future have, disagreements or disputes with these parties, which could negatively affect our brand and reputation. It is possible that these third parties may not be able to devote the resources we expect to the relationship or they may terminate their relationships with us. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our business could be impaired, and our operating results could suffer. Even if we are successful, these relationships may not result in improved operating results.

We may become subject to litigation, which could have a material adverse effect on our business, financial condition, and results of operations.

We have been subject to litigation in the past and may become subject to litigation in the future. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which we are not, or cannot be, insured against. We generally intend to defend ourselves vigorously; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having a material adverse effect on our business, financial condition, results of operations, cash flow, and per share trading price of our Common Stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and adversely impact our ability to attract directors and officers.

Our brands and the marketing of our products and services rely on our acquiring and maintaining certain domain names, which, if infringed upon or closely replicated, could decrease the value of our brands, negatively impact our business operations and compromise our marketing efforts.

iRemedy currently holds various web domain names relating to our brands, including www.iRemedy.com. (Information on this website is specifically excluded from incorporation into this Annual Report and should not be relied upon by any potential investors in making an investment decision.) Currently, the acquisition and maintenance of domain names is regulated by governmental agencies and their designees. The regulation of domain names in the U.S. is controlled by a non-profit corporation. The creation of additional top-level domains will likely take place sometime in the near future. Requirements for holding domain names may also be affected. We cannot assure that we will be able to acquire or maintain relevant domain names. In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights.

We depend on our talent to grow and operate our business, and if we are unable to hire, integrate, develop, motivate, and retain our personnel, we may not be able to grow effectively.

iRemedy believes its success will depend to a significant extent on the efforts and abilities of key personnel. The loss of the services of key employees could have a material adverse effect on iRemedy Healthcare. iRemedy Healthcare’s operations will also depend to a great extent on its ability to attract new key personnel with Internet experience and retain existing key personnel in the future. iRemedy Healthcare’s future success also depends on its continuing ability to attract and retain highly qualified sales, technical and management personnel. Competition for such personnel is intense, and there can be no assurance that iRemedy Healthcare can retain key sales and management employees or that it can attract, assimilate or retain other highly qualified sales, technical and management personnel in the future. There can be no assurance that iRemedy Healthcare will be able to attract and retain the personnel necessary for growth.

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While iRemedy Healthcare depends on certain key personnel, the Company has not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, should any of these key personnel, management or founders die or become disabled, the Company will not receive compensation that would assist with such person’s absence. The loss of such person could negatively affect the Company and its operations.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We believe that our brand is critical to the success of our business, and we utilize trademark registration and other means to protect it. Our business would be harmed if we were unable to protect our brand against infringement and its value was to decrease as a result. The registered or unregistered trademarks or trade names that we own or license may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential partners. In addition, third parties may in the future file for registration of trademarks similar or identical to our trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to commercialize our technologies or solutions in certain relevant countries. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

We may be subject to intellectual property claims, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies in the future.

Companies in the Internet and technology industries are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. We periodically receive communications that claim we have infringed, misappropriated or misused others’ intellectual property rights. To the extent we gain greater public recognition, we may face a higher risk of being the subject of intellectual property claims. Third parties may have intellectual property rights that cover significant aspects of our technologies or business methods and prevent us from expanding our offerings. Any intellectual property claim against us, with or without merit, could be time consuming and expensive to settle or litigate and could divert the attention of our management. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and we may not be successful in defending ourselves in such matters. In addition, some of our competitors have extensive portfolios of issued patents. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid, or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more of our products. Many potential litigants, including some of our competitors and patent holding companies, have the ability to dedicate substantial resources to enforcing their intellectual property rights. Moreover, our patents may provide little or no deterrence in litigation involving patent holding companies or other adverse patent owners that have no relevant product revenue. Any claims successfully brought against us could subject us to significant liability for damages and we may be required to stop using technology or other intellectual property alleged to be in violation of a third-party’s rights in jurisdictions where we do business. We also might be required to enter into costly settlement agreements or seek a license for third-party intellectual property. Even if a license is available, we could be required to pay significant royalties or submit to unreasonable terms, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, which could require significant time and expense.

If we cannot license or develop technology for any allegedly infringing aspect of our business, we would be forced to limit our service and may be unable to compete effectively. Any of these results could harm our business.

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Our software is highly complex, unproven and may contain undetected errors.

The software and code underlying our technology platform is highly interconnected and complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. We typically release software code daily and this practice may result in the more frequent introduction of errors or vulnerabilities into the software underlying our platform, which can impact the user and merchant experience on our platform. Additionally, due to the interconnected nature of the software underlying our platform, updates to certain parts of our code, including changes to our website or mobile app or third-party APIs on which our website and mobile app rely, could have an unintended impact on other sections of our code, which may result in errors or vulnerabilities to our platform. Any errors or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of our merchants or users, loss of revenue, or liability for damages, any of which could adversely affect our growth prospects and our business. Our business operations and future growth are dependent on the ability of our proprietary software systems to rapidly build and manage out catalog, execute sales and fulfill orders through our automated systems. The failure of any of these systems to work as planned could adversely affect our operations, profitability, growth or other critical aspects of our business.

Our use of open source software may pose particular risks to our proprietary software and systems.

We use open source software in our proprietary software and systems and will use open source software in the future. The licenses applicable to our use of open source software may require that source code that is developed using open source software be made available to the public and that any modifications or derivative works to certain open source software continue to be licensed under open source licenses. From time to time, we may face claims from third parties claiming infringement of their intellectual property rights or demanding the release or license of the open source software or derivative works that we developed using such software (which could include our proprietary source code) or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license, publicly release the affected portions of our source code, be limited in or cease using the implicated software unless and until we can re-engineer such software to avoid infringement or change the use of, or remove, the implicated open source software. Our use of open source software may also present additional security risks because the source code for open source software is publicly available, which may make it easier for hackers and other third parties to determine how to breach our website and systems that rely on open source software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a material adverse effect on our business, results of operations, financial condition, and prospects.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

We rely heavily on trade secrets and confidentiality agreements to protect our unpatented know-how, technology and other proprietary information, including our technology platform, and to maintain our competitive position. With respect to our technology platform, we consider trade secrets and know-how to be one of our primary sources of intellectual property. However, trade secrets and know-how can be difficult to protect. We seek to protect these trade secrets and other proprietary technology in part by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside contractors, consultants, advisors, and other third parties.

We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. The confidentiality agreements are designed to protect our proprietary information and, in the case of agreements or clauses containing invention assignment, to grant us ownership of technologies that are developed through a relationship with employees or third parties. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information, including our technology and processes. Despite these efforts, no assurance can be given that the confidentiality agreements we enter into will be effective in controlling access to such proprietary information and trade secrets.

The confidentiality agreements on which we rely to protect certain technologies may be breached, may not be adequate to protect our confidential information, trade secrets, and proprietary technologies and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, trade secrets, or proprietary technology. Further, these agreements do not prevent our competitors or others from independently developing the same or similar technologies and processes, which may allow them to provide a service similar or superior to ours, which could harm our competitive position.

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Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, it could harm our competitive position, business, financial condition, results of operations and prospects.

The certificate of incorporation and bylaws provides that state or federal court located within the state of Delaware will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Section 21 of our certificate of incorporation and Section 7.4 of our bylaws provides that “[u]nless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located in the county in which the principal office of the corporation in the State of Delaware is established, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange of 1934, as amended, the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive or concurrent jurisdiction.” Therefore, the exclusive forum provision in our certificate of incorporation and our bylaws will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The state or federal court of the State of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in our certificate of incorporation and our bylaws to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

We have a fee-shifting provision contained in our bylaws, which may discourage you to pursue actions against us and could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

Section 7.4 of our bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, provided that the provisions of this sentence shall not apply with respect to “internal corporate claims” as defined in Section 109(b) of the DGCL.”

Our bylaws provide that for this section, the term “attorneys’ fees” or “attorneys’ fees and costs” means the fees and expenses of counsel to the Company and any other parties asserting a claim subject to Section 7.4 of the bylaws, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.

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We adopted the fee-shifting provision to eliminate or decrease nuisance and frivolous litigation. We intend to apply the fee-shifting provision broadly to all actions except for claims brought under the Exchange Act and Securities Act.

There is no set level of recovery required to be met by a plaintiff to avoid payment under this provision. Instead, whoever is the prevailing party is entitled to recover the reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. Any party who brings an action, and the party against whom such action is brought under Section 7.4 of our bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, are subject to this provision. Additionally, any party who brings an action, and the party against whom such action is brought under Section 7.4 of our bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, would be able to recover fees under this provision.

In the event you initiate or assert a claim against us, in accordance with the dispute resolution provisions contained in our Bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. Additionally, this provision in Section 7.4 of our bylaws could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMMON STOCK OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Risks Relating to our Common Stock

In the absence of an active trading market for our Common Stock, you may not be able to resell your shares at or above the initial offering price.

Prior to our Regulation A offering, there has been no public market for our shares of Common Stock and a public market may never develop, or, if any market does develop, it may not be sustained. Our Common Stock is not traded on any exchange or on the over-the-counter market. We presently do not intend to seek the quotation of our Common Stock, but should we hereinafter elect to do so, there can be no assurances that such quotation will ever materialize. There can be no assurance that our Common Stock will ever be quoted on a stock exchange or a quotation service or that any market for our Common Stock will develop. In the absence of an active trading market for our Common Stock, investors may not be able to sell their Common Stock at or above the initial offering price or at the time that they would like to sell.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time when it becomes necessary to perform the system and process evaluation, testing and remediation required to comply with the management certification and auditor attestation requirements.

Our Regulation A offering is being conducted on a self-underwritten “best efforts” basis and we may not be able to execute our growth strategy if the $25 million maximum is not sold.

If you invest in the Common Stock and less than all of the offered shares are sold, the risk of losing your entire investment will be increased. We are offering our Common Stock on a self-underwritten “best efforts” basis, and we can give no assurance that all of the offered Common Stock will be sold. If less than $25 million of Common Stock shares offered are sold, we may be unable to fund all the intended uses described in this Annual Report from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds. No assurance can be given to you that any funds will be invested in this offering other than your own.

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Upon the completion of our Regulation A Offering, our compliance with Regulation A and reporting to the SEC could be costly, and our management will be required to devote substantial time to the compliance requirements of Regulation A.

Our ongoing compliance with Regulation A to continue with our offering could be costly and requires legal and accounting expertise. Because the new rules implementing Title IV of the Jumpstart Our Business Startups Act of 2012 took effect in June 2015, we have no experience complying with the new provisions of Regulation A or making the public filings required by the rule. To maintain compliance with Regulation A, in addition to qualifying our Form 1-A, we must file an annual report on Form 1-K, a semi-annual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

In the event that our shares of Common Stock are traded, they may trade under $5.00 per share and thus will be a penny stock. Trading in penny stocks has many restrictions and these restrictions could severely affect the price and liquidity of our shares.

In the event that our shares are traded, and our stock trades below $5.00 per share, our stock would be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The U.S. Securities and Exchange Commission (the “SEC”) has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, he must receive the purchaser’s written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

You May Face Significant Restrictions On The Resale Of Your Shares Due To State “Blue Sky” Laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

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We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. We will initially focus our offering in the state of Texas and will rely on exemptions found in the Texas Securities Act. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Fiduciaries investing the assets of a trust or pension or profit sharing plan must carefully assess an investment in our Company to ensure compliance with ERISA.

In considering an investment in the Company of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), a fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404 of ERISA; (ii) whether the investment is prudent, since the Offered Shares are not freely transferable and there may not be a market created in which the Offered Shares may be sold or otherwise disposed; and (iii) whether interests in the Company or the underlying assets owned by the Company constitute “Plan Assets” under ERISA. See “ERISA Consideration.”

Future sales and issuances of our Common Stock or rights to purchase Common Stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our Common Stock to decline.

In the future, we may sell Common Stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine from time to time. We expect to issue securities to employees and directors pursuant to our equity incentive plans. If we sell Common Stock, convertible securities, or other equity securities in subsequent transactions, or Common Stock is issued pursuant to equity incentive plans, our investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences, and privileges senior to those of holders of our Common Stock, including our Common Stock.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

The market price of shares of our Common Stock could decline as a result of substantial sales of our Common Stock, particularly sales by our directors, executive officers and significant stockholders, a large number of shares of our Common Stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	providing that a special meeting of the stockholders may only be called by a majority of the board of directors;

●	providing that directors may be removed prior to the expiration of their terms by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

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These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our security holders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

The process of designing and implementing internal controls over financial reporting is time consuming, costly, and complicated. If during the evaluation and testing process, we identify one or more material weaknesses in our internal control over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that there are material weaknesses with respect to our internal controls or the level at which our internal controls are documented, designed, implemented, or reviewed. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the valuation of our Common Stock could be adversely affected.

The authorization and issuance of preferred stock could adversely affect the voting and other rights of our shareholders.

The Board of Directors of iRemedy has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms, and all other rights, preferences and privileges with respect to any series of preferred stock. The issuance of any series of preferred stock having rights superior to those of iRemedy’s Common Stock may result in a decrease in the value or market price of our Common Stock and could be used by iRemedy’s Board of Directors as a means to prevent a change in control of our Company.

On April 26, 2023, the board of directors of the Company unanimously approved the designation of one share of preferred stock as series X (“Series X”). On April 27, 2023 the Company filed a certificate of designation in the State of Delaware to designate and authorize one Series X with a par value of $.000025.

The Series X Holder shall be entitled to designate either (1) one director to serve on the board of directors of the Company, or (2) one person as an observer who can attend board meetings in a nonvoting capacity.

The Series X has no:

(iv)	Conversion rights – the Series X is not convertible into shares of any other class of stock;

(v)	Dividends – the Series X is not entitled to receive any dividends or distributions paid on any other class of stock; or

(vi)	Preferences – in the event of liquidation, dissolution or winding up of the Company, Series X shall not be entitled to receive any distribution of any of the assets or surplus funds or participate with any other class of stock.

The outstanding Series X shall automatically be redeemed for $1 upon a merger, consolidation, or initial public offering.

Future issuances of preferred stock may provide for dividends and certain preferences in liquidation, as well as conversion rights. Such preferred stock issuances could make the possible takeover of iRemedy, or the removal of management of iRemedy, more difficult. The issuance of such preferred stock could discourage hostile bids for control of iRemedy in which stockholders could receive premiums for their Common Stock, could adversely affect the voting and other rights of the holders of iRemedy’s Common Stock, or could depress the market price of the iRemedy Common Stock.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business and we do not expect to declare or pay any dividends in the foreseeable future. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our Common Stock. As a result, stockholders must rely on sales of their Common Stock after price appreciation as the only way to realize any future gains on their investment.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this Annual Report on Form 1-K. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Special Financial Report on Form 1-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Overview

iRemedy was originally incorporated in the State of Florida on May 16, 2007, as The Paquin Healthcare Companies, Inc. On November 30, 2016, the Company was renamed as The iRemedy Healthcare Companies and on January 18, 2022, we reincorporated in Delaware. With 15 years in healthcare supply, iRemedy is a trusted and reliable partner for medical supplies and Personal Protective Equipment purchased in volume directly from the Company or through our managed marketplace, iRemedy.com. In the fiscal year ended December 31, 2022, iRemedy offered nearly one million healthcare and medical product SKUs for sale. Collectively, we serviced over 5,000 healthcare provider, commercial and government clients nationwide. We guaranteed access to verified supplies by sourcing directly from established manufacturers and distributors around the world. Our industry-leading technology and group purchasing power enable transparency and competition, driving consistently low pricing for our customers every day. iRemedy is headquartered in Stuart, Florida.

For the years ended December 31, 2023, and 2022, we generated revenues of $2,446,719 and $52,253,265, respectively, reported net losses of $5,921,236 and $49,164,341, respectively, and negative cash flow from operating activities for the year ended December 31, 2023, of $2,880,565 and negative cash flow from operating activities for the year ended December 31, 2022, of $4,167,039, respectively. As of December 31, 2023, we had an accumulated deficit of $111,678,185. There is substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and net working capital deficit as well as our dependence on private equity and financings. We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended December 31, 2023 and 2022.

Impact of COVID-19

The COVID-19 pandemic has significantly impacted the U.S. economy and the markets in which we operate. We have been privileged to play an important role in supporting government agencies, physicians, medical professionals, and health systems nationwide during this time. Our business has performed strongly, demonstrating the value and effectiveness of our offering to our customers. While certain of the COVID-19 pandemic-related trends underlying our positive performance may not continue after the pandemic eases, we believe that certain key underlying trends have been accelerated and will persist long after the pandemic ends.

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92% of our total revenues in 2022 were generated from one customer; and 92% of our total revenues in 2021 were generated through two customers, including a prime contractor, Goldbelt Security, LLC (“Goldbelt”), to the U.S. government in support of its national COVID-19 vaccination program pursuant to a subcontractor agreement to supply needles and syringes to the U.S. government. Between November 2020 and December 2021, we sourced and delivered a total of 541 million needles and syringes to a designated warehousing facility in Chicago, Illinois in support of the national vaccination program pursuant to a completed subcontracting agreement with a prime contractor. In January of 2022, we received an award from the government, through our relationship with Goldbelt for $47.8 million in COVID test kits. If iRemedy is not successful at winning the new medical supply contract award from CAG, then our operating and financial results could be adversely affected.

In the event that the COVID-19 health crisis continues to decline and demand for medical supplies to treat or prevent the virus materially declines, then our operating and financial results could be adversely affected. The loss of one or more of these customers, failure to replace completed contracts with new contracts from these customers or a significant reduction in sales we make to them (in the event that the COVID-19 health crisis is resolved and demand for medical supplies to treat or prevent the virus materially declines) would likely harm our financial condition and results of operations.

The COVID-19 pandemic significantly increased the awareness of buyers of medical supply products to find multi-source solutions for their supply needs and to develop non-traditional and more modern systems for locating and acquiring supplies. While there can be no assurance that the levels of interest, demand, and use of our offerings will continue to grow at current levels, we believe government agencies, patients and medical professionals have recognized the widespread value and utility of medical supply marketplaces such that its use will remain prevalent.

For additional information, see “Risk Factors—Risks Related to Our Business—The COVID-19 pandemic and any other future pandemic, epidemic, or outbreak of an infectious disease may adversely affect our business, financial condition, and results of operations.”

Results of Operations

Twelve Months Ended December 31, 2023 Compared to Twelve Months Ended December, 2022

The following discussion of results of operations refers to the twelve months ended December 31, 2023 compared to the twelve months ended December 31, 2022.

Revenue

For the twelve months ended December 31, 2023, revenues decreased by 95%, to $2,446,719 when compared to revenues of $52,253,265 reported for the same twelve-month period ended December 31, 2022. The decrease was due primarily to a decrease in government contracts awarded in 2023.

Cost of Sales

Cost of sales decreased approximately 95% to $2,961,030 from $63,447,791 for the twelve months ended December 31, 2023 and 2022, respectively. Gross loss on sales was $514,311 for the twelve months ended December 31, 2023, which compared to gross loss on sales of $11,194,526 for the twelve months ended December 31, 2022. Gross profit margin remained consistent at -21% for the twelve months ended December 31, 2023 and -21% for the twelve months ended December 31, 2022.

Operating Costs and Expenses

For the twelve months ended December 31, 2023, total operating costs and expenses significantly decreased 30% to $16,145,022 from total operating costs and expenses of $22,974,628 reported for the twelve months ended December 31, 2022. The decrease was primarily due to a loss on disposal of operating asset in 2022 that did not occur in 2023 and a reduction in general and administrative expenses in 2023.

Interest and Income Expense

Interest expense for the twelve months ended December 31, 2023 decreased approximately 61% to $6,353,208 compared to $16,300,852 in interest expense recorded for the same twelve months in the prior period. The decrease is due to debt restructuring. For the twelve months ended December 31, 2023 and 2022, interest income increased to $7,775 from $340, respectively. In the year ended December 31, 2023, the Company also reported $ $384,302 loss on extinguishment of debt compared to loss on extinguishment of debts totaling $1,129,543 compared to the twelve months ended December 31, 2022. For the years ended December 31, 2023 and 2022, the Company recognized a gain on the extinguishment of accounts payable of $1,302,487 and $0, respectively, and a gain on the extinguishment of supplier financing payable of $15,769,111 and $0, respectively.

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Net Loss

For all the aforementioned reasons, the total net loss was $5,921,236, or 0.15 loss per share, for the twelve-month period ended December 31, 2023, representing a 70% decrease in loss of $49,164,341, or $1.41 loss per share, for the comparable twelve-month period ended December 31, 2022.

Liquidity and Capital Resources

Liquidity

We have primarily financed our operations through the sale of unregistered equity, promissory notes and other debt facilities, and warrant exercises. As of December 31, 2023, our Company had cash and accounts receivables totaling $137,070, current assets totaling $3,187,099, and total assets of $5,662,854. We had total liabilities of $13,728,400 and negative working capital of $2,353,871. Stockholders’ deficit was $9,565,546 as of December 31, 2023.

Sources and Uses of Cash for the Years Ended December 31, 2023 and 2022.

Net cash used by operating activities was $2,880,565 for the year ended December 31, 2023, a decrease from the net cash used by operating activities of $4,167,039 in the year ended December 31, 2022. The decrease in net cash used by our operating activities was largely attributable to the decrease in our net loss of $43,243,105 from $49,164,341 in 2022 to $5,921,236 in 2023, offset by a decrease in non-cash adjustments of $31,412,554 from $31,233,085 in 2022 to ($179,469)   in 2023 and a decrease in operating asset and liability cash flow changes of $10,544,077 from $13,764,217 in 2022 to $3,220,140   in 2023. Net cash provided by investing activities was $449,809 for the twelve months ended December 31, 2023, a decrease from the net cash used by investing activities of $116,655 in the twelve months ended December 31, 2022. The increase in net cash provided by investing activities was attributable to proceeds from the sale of non-marketable securities of $490,000 in 2023 compared to $0 in 2022.

Net cash provided by financing activities totaled $1,456,315 for the year ended December 31, 2023 as compared to net cash used in financing activities of $4,808,872 for the year ended December 31, 2022. The net cash provided by financing activities during the year ended December 31, 2023 was primarily associated with equity financings and the exercise of warrants, in addition to repayment of notes payable and repayment of a stock repurchase obligation. In the year ended December 31, 2022, net cash used by financing activities was primarily associated with equity financings and the exercise of warrants, in addition to repayment of notes payable and repayment of a stock repurchase obligation.

Going Concern

We adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) Topic 205-40, Presentation of Financial Statements – Going Concern, which requires that management evaluate whether there are relevant conditions and events that, in the aggregate, raise substantial doubt about the entity’s ability to continue as a going concern and to meet its obligations as they become due within one year after the date that the financial statements are issued.

For the years ended December 31, 2023, and 2022, we generated revenues of $2,446,719 and $52,253,365 respectively, reported net losses of $5,921,236 and $49,164,341, respectively, and negative cash flow from operation activities in the year ended December 31, 2023 of $2,880,565 and cash flows from operating activities in the year ended December 31, 2022 of $4,167,039. As noted in our consolidated financial statements, as of December 31, 2023, we had an accumulated deficit of $111,678,185. Based upon the foregoing, we require additional equity and/or debt financing to continue our operations. Management currently estimate that the Company will need to raise a minimum of $10 million to effectively fund its operations and support its global growth initiatives through the 12-month period following the date of this prospectus.

These conditions raise substantial doubt about our ability to continue as a going concern for at least one year from the date of this filing. As a result of the foregoing factors, together with our recurring losses from operations and negative cash flows since inception, our independent registered public accounting firm included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements for the years ended December 31, 2023 and 2022.

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Availability of Additional Funds

Our capital requirements going forward will consist of financing our operations until we are able to reach a level of revenues and gross margins adequate to equal or exceed our ongoing operating expenses. Other than the borrowings from related and third parties, we do not have any credit agreement or source of liquidity immediately available to us.

Since inception our operations have primarily been funded through proceeds from existing shareholders in exchange for equity and debt. Although we believe that we have access to capital resources, there are no commitments in place for new financing as of the filing date of this prospectus and there can be no assurance that we will be able to obtain funds on commercially acceptable terms, if at all. We expect to have ongoing needs for working capital in order to (a) fund operations; plus (b) research and development. To that end, we may be required to raise additional funds through equity or debt financing. However, there can be no assurance that we will be successful in securing additional capital. If we are unsuccessful, we may need to (a) initiate cost reductions; (b) forego business development opportunities; (c) seek extensions of time to fund its liabilities, or (d) seek protection from creditors.

In addition, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. These possibilities, to the extent available, may be on terms that result in significant dilution to our shareholders or that result in our shareholders losing all of their investment in our Company.

If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital could require us to significantly curtail or terminate our operations. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties.

Our audited consolidated financial statements included elsewhere in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate our continuation as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. For the fiscal year ended December 31, 2023,   we did not participate in transactions creating relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

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Contractual Obligations

We do not have any long-term capital lease obligations, operating lease obligations or long-term liabilities, except as follows:

Operating lease obligations

On June 11, 2021, the Company executed a triple net lease for approximately 21,000 square feet of warehouse space in Stuart, Florida. The lease commenced on July 1, 2021, for a period of five years and two months through August 31, 2026 with one five year renewal option. Rent for the months of July and August, 2021, was reduced to half a month’s rent of $8,568. Full rent commenced on September 1, 2021, at an annual rate of $205,627 plus operating expenses and sales tax. Annual rate will increase by 3% on September 1st of each year. The lease rate for the year ended December 31, 2022 was 6% The lease required a $100,000 deposit upon execution. In September 2023, the Company terminated a lease for warehouse space in Stuart, Florida and entered into a new warehouse space lease. The new warehouse lease commenced November 1, 2023 through October 2026 and requires monthly payments ranging from $4,240 - $4,498 through October 2026.

On August 11, 2021, the Company executed a lease for office space in Stuart, Florida. The lease commenced September 1, 2021, for forty-nine months ending September 30, 2025, with a year renewal option. Rent began October 1, 2021, at an annual rate of $44,960 plus operating expenses and sales tax with annual increases of 3% occurring on October 1st of each lease year. The lease rate for the year ended December 31, 2023 was 6%. The lease required a $8,312 security deposit upon execution.

Supplier Financing Agreement

Because a certain percentage of purchase orders of the Company’s manufacturer are required to be paid upfront, the Company utilizes a financing company, TradeRiver USA, Inc. (“TR”), to pay supplier invoices in connection with its subcontractor agreement to supply needles and syringes to a Prime Contractor of the United States Government. The contract with TR charges a minimum rate of interest of 4.8% for thirty days. Invoices not paid by the Company within thirty days continue to accrue interest at a daily rate of 0.16%.

On April 27, 2023, the Company executed a Contract Conversion and Exchange Agreement (the “Exchange Agreement”) with TradeRiver USA, Inc. and TradeRiver USA Medical, LLC (collectively referred to as the “Supplier Financer”). The Company utilized a financing company to fund certain supplier invoices. At the time the Exchange Agreement was executed, the Company owed the Supplier Financer $51,853,989, which includes $24,382,621 of accrued interest.

Pursuant to the Exchange Agreement, Supplier Financer agreed to accept the following as full satisfaction of the obligations owed to them under the supplier financing agreement:

(a)	6,104,748 shares of common stock of the Company.

(b)	2,945,889 common stock warrants with immediate vesting, an exercise price of $4.50 and exercise period of five years.

(c)	one share of newly designated Series X preferred stock (see below) providing Supplier Financer the right to appoint, at its option, one board member to serve on the Company’s board of directors.

Pursuant to the Exchange Agreement, the Company has made the following additional covenants/commitments:

(i)	the Company holds a significant amount of needle and syringe inventory with a net book value of zero. Both parties agree to use commercially reasonable efforts to monetize the inventory. If such efforts are successful, Supplier Financer will receive the first $3 million of proceeds from the sale of the needle and syringe inventory. Any proceeds in excess of $3 million will be distributed 75% to Supplier Financer and 25% to the Company.

(ii)	the Company has submitted a claim with the prime contractor to recover some of the cost incurred by the Company related to the needle and syringe inventory remaining on hand after the completion of the Government contract. Supplier Financer has a right to the claims and any consideration received from the prime contractor.

(iii)	Three years from the Exchange Agreement execution Supplier Financer shall have the right of first refusal for all financing sought by the Company in connection with secured future Government Contracts at a 2% per month charge. If Supplier Financer declines, the Company has the right to offer the financing to other parties. If the other parties’ offer exceeds 2% per month, Supplier Financer has an additional right of first refusal to provide funding at the same cost and same terms.

(iv)	The Company is required to remit 20% of all net profits generated by future Government Contracts until the cumulative amount of such profit share payments equals $5 million.

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Convertible Notes – Non-Related Parties

Promissory Notes – Related Parties

Promissory Note with Director

In May 2012, the Company issued a 6% promissory note to Kelly McCarthy, a director of the Company in the principal amount of $238,000, due in May 2015. On December 9, 2022, the note was restructured to extend the maturity date to December 31, 2025 and separate the note balance between two individual holders of the original note. As consideration for the extension, the Company agreed to pay $104,643 of additional interest at maturity which was recorded as loss on extinguishment of debt. During the year ended December 31, 2023, $30,000 of principal was repaid with 30,000 shares of Grokit stock. As of December 31, 2023, the notes have an outstanding balance of $343,536, which includes principal of $189,000 and interest added to the principal balance of $154,536.

Promissory Note with CTO

In September 2020, the Company issued a promissory note to Jim Harding, its Chief Technology Officer (“CTO”), in the amount of $4,000,000 and 1.9% interest rate per week or 98.8% annually due on December 31, 2020. The note was exchanged for a new note on June 1, 2021 in the amount of $4,888,000, which includes the principal and accrued interest that remained at that time due. The new note bore interest at 12% with a maturity date of October 15, 2021. This note was restructured on September 27, 2022.

On September 27, 2022, the Company and its Chief Technology Officer executed an Amended and Restated Promissory Note (“A&R Note”) which restated the terms of the original $4,000,000 promissory note executed in September 2020 in its entirety that matured in October 2021. Under the A&R Note, the maturity date is the earlier of December 31, 2022 or a change in control. Subsequent to December 31, 2022, the note was paid in full. The interest rate was reduced to 4% per annum since inception of the original promissory note.

In addition, the CTO will receive $1,000,000 of cash consideration as a performance bonus for executing the restructured note terms and for services provided to the Company as CTO. The performance bonus is payable on the earlier of the Company collecting 25% of net profit from a contract with the government or December 31, 2023. Further, the CTO was granted 1,000,000 shares of restricted common stock with the following vesting: 1) December 31, 2025, as long as CTO is still employed with the Company or 2) upon a change in control.

Our CTO also received a common stock warrant to purchase 400,000 shares of common stock with an exercise price of $2.50 exercisable for two years for executing the original promissory note in September 2020. The estimated fair value of this option using a Black-Scholes pricing model was determined to be $53,286 which was recorded as a debt discount and amortized into interest expense over the original four-month term of the note.

In exchange for executing the new promissory note on June 1, 2021, Jim Harding, our CTO received a common stock warrant to purchase an additional 400,000 shares of common stock with an exercise price of $2.50 exercisable for two years. The estimated fair value of this option using a Black-Scholes pricing model was determined to be $454,340 which has been recorded as loss on extinguishment of debt. The assumptions used in determining the warrant’s estimated fair value are as follows: underlying common stock $3.00, exercise price $2.50, term 2 years, volatility 44% and discount rate of 0.08%.

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As of December 31, 2023 and as of December 31, 2022, the principal amount and accrued interest outstanding under the note is $0 and $570,522, respectively.

2020 Promissory Note with CEO and Majority Stockholder

In October 2020, the Company issued a promissory note in the amount of $1,900,000 to Anthony Paquin, its Chief Executive Officer and majority stockholder, with an annual interest rate of 15% due at the earlier of: (a) October 8, 2021, (b) a change of control as defined in the promissory note, or (c) a call by the holder. Borrowings are secured by accounts receivable due the Company in connection with a subcontractor agreement. In October 2021, Mr. Paquin executed an agreement to extend the maturity of the promissory note to April, 2022, and agreed to further extend to August 23, 2023, for no consideration. Mr. Paquin agreed to further extend the note to August 23, 2025, for no consideration.

Promissory Note with CEO’s Brother

In October 2020, the Company issued a promissory note in the amount of $1,100,000 to Gary Paquin, its major stockholder and brother of the Company’s CEO with an annual interest rate of 15% due at the earlier of: (a) October 8, 2021, (b) a change of control as defined in the promissory note, or (c) a call by the holder. Borrowings are secured by accounts receivable due the Company in connection with a subcontractor agreement. In October 2021, Gary Paquin, executed an agreement to extend the maturity of the promissory note to April, 2022, and agreed to further extend to August 23, 2023, for no consideration.   Mr. Paquin agreed to further extend the note to August 23, 2025, for no consideration.

2021 Promissory Note with CEO and Majority Stockholder

In April 2021, the Company issued a promissory note in the amount of $1,000,000 to Anthony Paquin, its Chief Executive Officer and majority stockholder with an annual interest rate of 18% due at the earlier of (a) October 29, 2021, (b) a change of control as defined in the promissory note or (c) a call by the holder. Borrowings are secured by accounts receivable due the Company in connection with a subcontractor agreement. In October 2021, Mr. Paquin executed an agreement to extend the maturity of the promissory note to April 2022 and agreed to further extend to August 23, 2023 for no consideration.     Mr. Paquin agreed to further extend the note to August 23, 2025, for no consideration.

As of December 31, 2023 and 2022, accrued interest due to related parties on the notes payable above was $1,635,209 and $439,297, respectively, which is included in accrued interest – related parties on the consolidated balance sheets.

During the years ended December 31, 2023 and 2022, interest expense recognized on the notes payable – related parties totaled $1,200,383 and $1,386,276, respectively, and is included in interest expense on the consolidated statements of operations.

Promissory Notes – Non-Related Parties

November and December 2022 Promissory Notes

In November and December 2022, the Company executed three separate promissory notes for aggregate proceeds of $360,000, bearing interest at a rate of 18%, due six months after issuance or a change in a control. In addition, the lenders were issued common stock warrants to purchase an aggregate of 36,000 shares of common stock at an exercise price of $3, exercisable for a period of two years. The Company recorded a discount on the debt based on the relative fair value of the warrants of $102,458 to be amortized into interest expense over the six-month term of the promissory note. During the years ended December 31, 2023 and 2022, the amortization expense   related to the debt discount was $79,820 and $22,638, respectively. The lenders agreed to extend the promissory notes to November 2023 and December 2023 and received in the aggregate 72,000 additional common stock warrants with an exercise price of $3 and exercise period of two years. The estimated fair value of these warrants of $175,655 has been reflected as loss on debt extinguishment.

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Economic Injury Disaster Loan

In August 2020, the Company was issued an Economic Injury Disaster Loan in the amount of $84,500, annual interest rate of 3.75%, to be repaid with fixed payments of principal and interest of $413 beginning August 2021 with a maturity date in August 2050.

Critical Accounting Policies and Estimates

In preparing the consolidated financial statements, we have made estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues, costs, and expenses, and the disclosure of contingent assets and liabilities as in our ~~condensed~~     consolidated financial statements. Actual results may differ from these estimates. A summary of our critical accounting estimates is included in our consolidated financial statements as of and for the year ended December 31, 2023 included in this Form 1-K. 2 For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, please refer to Note 2 of the consolidated financial statements included in this Form 1-K.

Jumpstart Our Business Startups Act of 2012

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosure About Market Risk

Trade Policy Risk

Substantially all of the Company’s products are manufactured outside the United States. Most products imported into the United States is subject to duty and restrictive quotas on the amount of products that can be imported from certain countries into the United States each year. Because of the duty rates and quotas, changes in U.S. trade policy as reflected in various legislation, trade preference programs and trade agreements have the potential to materially impact the Company’s sourcing strategy and the competitiveness of its contract manufacturers. The Company manages this risk by continually monitoring U.S. trade policy, analyzing the impact of changes in such policy and adjusting its manufacturing and sourcing strategy accordingly.

Foreign Currency Risk

The Company receives United States dollars for all of its product sales. Substantially all inventory purchases from our contract manufacturer and suppliers are also denominated in United States dollars; however, purchase prices for the Company’s products may be impacted by fluctuations in the exchange rate between the United States dollar and the local currencies of the contract manufacturer, which may have the effect of increasing the Company’s cost of goods in the future. The Company does not engage in hedging activities with respect to such exchange rate risk.

Credit Risk

Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. Certain financial instruments potentially subject the Company to a concentration of credit risk. These financial instruments consist primarily of cash and cash equivalents and accounts and vendor receivables. We place our cash with high-credit, quality financial institutions. The balances in these accounts exceed the amounts insured by the Federal Deposit Insurance Corporation.

Impact of Inflation

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, financial condition, and results of operations.

Item 3. Directors and Executive Officers

Each director of the Board of Directors shall serve for a term ending on the date of the annual meeting of stockholders following the annual meeting of the stockholders at which such director was elected. Notwithstanding the foregoing, each director shall serve until his or her successor is elected and qualified or until his or her death, resignation or removal. Our officers are appointed by our Board for a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. Our Board has no nominating, audit or compensation committees.

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Set forth below is certain information concerning the directors and executive officers of the Company.

Name	Age	Position
Anthony (Tony) Paquin	65	Chairman of the Board, President and CEO

Amanda Somsy	40	Chief Financial Officer

Jim Harding	64	Chief Technology Officer

Gary Paquin	72	Executive Vice President and Director

Kelly McCarthy	54	Independent Director

Biographies

Executive Officers

Anthony (“Tony”) Paquin, Co-Founder, Chairman, President and Chief Executive Officer – Mr. Paquin is the co-founded of iRemedy and has served as our Chairman of the Board, President and Chief Executive Officer since May 2007. A serial entrepreneur, industry pioneer and healthcare consultant, Mr. Paquin has been in leadership positions his entire life. Over the past three decades, he has founded and led numerous public and private companies and organizations and is a recognized expert in a broad range of markets, not the least of which is Retail Healthcare, an industry he is credited for pioneering. In his industry disruptive book, The Retail Healthcare Revolution, Mr. Paquin contended that U.S. healthcare institutions must embrace fresh, new business models that incorporate retail products and services — particularly in light of increasing financial pressures caused by sweeping national healthcare reform – if they are to survive and prosper. In 2007, Mr. Paquin and his brother (Gary Paquin) co-founded The Paquin Healthcare Companies, Inc. to inspire and educate the U.S. healthcare industry on precisely how to benefit from new, innovative and profitable possibilities for engaging patients through enterprising retail strategies and technologies. In 2016, The Paquin Healthcare Companies, Inc. was renamed The iRemedy Healthcare Companies, Inc.

Early in his career, Mr. Paquin was the President and CEO of Sun Mailing Company, a direct mail company he found to serve small- and mid-sized business in the Detroit metropolitan market. In the mid-1980s, he led the creation of the Arizona Software & Industry Association, which later merged with the Arizona High Tech Industry Cluster in 2002 to become the Arizona Technology Council (“ATC”). Today, the ATC is recognized as the driving force behind the state of Arizona becoming one of the fastest growing technology hubs in the nation.

In 1991, Mr. Paquin co-founded Agency One, an advanced technology company focused on providing proprietary software solutions to underserved independent insurance agencies nationwide. Agency One grew to become the nation’s largest provider of computer programs to the independent U.S. insurance sector and was acquired by CNA Financial Corporation in 1993. After spending a year aiding in the integration of Agency One into a merged entity of Agency Management Solutions (“AMS”) and CNA’s technology unit, Tony was again presented with the opportunity to reimagine his life and professional aspirations. Not one to sit idle for long, he formed the Idaho Technology Association  (“ITA”), working with federal, state and local legislators to champion the growth of the State’s technology ecosystem. This member-driven organization has since evolved into the Idaho Technology Council and remains actively engaged in helping technology companies in the State to “start, grow and thrive,” thereby promoting job creation and fueling economic growth and stability of Idaho’s local cities and communities.

While working on the development of ITA, Mr. Paquin ran for the U.S. House of Representatives. Despite a rigorous campaign and close race, his incumbent opponent prevailed. Nonetheless, he used the experience to identify opportunities to use cutting-edge web-based technology as a means to improve the management and execution of political campaigns. After designing and developing a suite of proprietary software programs for this purpose, he formed Netivation, Inc., a Company he then took public on the Nasdaq in May 1999. Under his leadership, Netivation later brought to market several highly innovative software solutions for hospitals, diagnostic centers and physician practices. In 2000, the Company’s name was changed to Medinex Systems, Inc. and over the next couple of years focused on establishing market dominance in the area of enabling medical institutions and practices to comply with newly enacted HIPAA rules, standards and regulations. In 2002, the Board of Directors of Medinex chose to privatize the Company.

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Having earned notable experience and expertise in helping to bring the business of healthcare into the 21st Century through the delivery of turnkey health and wellness products, services and technologies, Mr. Paquin has spoken to industry groups nationwide, participating in panel discussions at the Naval War College relating to the role of high technology in terrorism, lending his thoughts and opinions on ecommerce and telehealth to industry leaders at Qualcomm’s annual healthcare technology conference, and presenting to groups of all sizes at numerous financial and healthcare conferences worldwide. Mr. Paquin attended Michigan State University.

Mr. Paquin does not hold any directorships with reporting companies at this time; however, he did serve as a member of the board of directors of Netivation.com, Inc. (later renamed Medinex Systems, Inc.), which went public through an Initial Public Offering on the Nasdaq in 1998. Mr. Paquin served as an officer and a director of Netivation/Medinex from its founding through to its privatization in 2002.

Amanda Somsy, CMA, Chief Financial Officer – Ms. Somsy was appointed as iRemedy’s Chief Financial Officer in October 2021, charged with overseeing the Company’s global financial operations, including financial planning, general tax and accounting activities, capital formation and other key financial duties. Previously, she served as the Company’s Vice President of Finance since January 2018 and iRemedy’s Corporate Controller from May 2013 through January 2018. Ms. Somsy began her professional career working in the restaurant management industry and was General Manager of Riverview Café from 2006 through 2010. Ms. Somsy received a BBA degree in Business Administration and Management from Keene State College in 2006 and a Master of Science in Accounting from Southern New Hampshire University in 2013. In 2023, she was received her certification as a Certified Management Accountant by the Institute of Management Accountants

Ms. Somsy does not hold, and has not previously held, any directorships in any reporting companies.

Jim Harding, Chief Technology Officer – Mr. Jim Harding has served as iRemedy’s CTO since May 2020. He is broadly recognized as a market disruptor across multiple industries with technology achievements stretching back to the development and sale to Microsoft of DOS, the first operating system for personal computers. He developed Revelation, the first database to run on location-area networks, and personally advised Bill Gates on Microsoft’s future database road map. Mr. Harding also founded ServerWare, a conceptual data modeling company, and sold to Microsoft as part of SQL Server. In the 1990s, he founded PhotoTrust, the first online photo-sharing website, which he sold to Amazon in 2000 and joined the fledgling retailer as VP of Technology. At Amazon, he led the teams that built the Merchants and Marketplace reseller platforms and holds patents on reseller metrics and customer loyalty.

From July 2012 through April 2020, Mr. Harding was the founder and CEO/CTO of MultiScale Health Networks, a clinical data and event collaboration platform that provides real-time analytics for clinical care workers. He is a sought-after speaker on the future of technology as it applies to life sciences, biology, networking, databases, crypto currency, ecommerce, AI and healthcare. He holds patents on semantic modeling and query languages, ecommerce marketplaces, and streaming analytics for healthcare data. Mr. Harding received a B.A. degree in Cartography/Geography from the University of Washington in 1981.

Mr. Harding does not hold, and has not previously held, any directorships in any reporting companies.

Gary Paquin, Co-Founder, Executive Vice President and a Director – Mr. Paquin is the co-founded of iRemedy and has served as the Executive Vice President and a director of iRemedy since May 2007. In 2007, Mr. Paquin and his brother (Anthony Paquin) co-founded The Paquin Healthcare Companies, Inc. to inspire and educate the U.S. healthcare industry on precisely how to benefit from new, innovative and profitable possibilities for engaging patients through enterprising retail strategies and technologies. In 2016, The Paquin Healthcare Companies, Inc. was renamed The iRemedy Healthcare Companies, Inc.

Early in his career, from 2001 through 2004, Mr. Paquin was the CEO and founder of MedMarket, an online search directory for medical device companies and provider of consulting services to healthcare organizations. From 1997 to 2001, he was an executive vice president of Netivation, which developed a healthcare portal called Medinex which included one of the first web-based doctor’s office management systems and developed proprietary ecommerce applications targeting specific healthcare markets as well as secure medical messaging.

Mr. Paquin does not hold, and has not previously held, any directorships in any reporting companies.

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Independent Director

Kelly McCarthy, Independent Director – Appointed as a member of iRemedy’s Board of Directors in October 2012. Since June 2003, Ms. McCarthy has served as the President and Chief Executive Officer of InfusionCapital, which consults with emerging growth companies (both public and private) in various areas including corporate finance, corporate governance, executive coaching, board member development, road shows and capital seeking strategies. Since September 2016, she has served as the President of The M Family Foundation, which raises awareness for women and children battling cancer. Since March 2011, Ms. McCarthy has owned and operated a Pediatric Associates in Celebration, Florida, which provides pediatric healthcare services. Since October 2009, she has owned and operated an Obstetrics & Gynecology Associates practice in Celebration, Florida, which provides obstetrics and gynecology healthcare services.

Mr. McCarthy does not hold, and has not previously held, any directorships in any reporting companies.

Family Relationships

There are no family relationships among any of our executive officers and directors, except that Anthony Paquin, our Chief Executive Officer, is the brother of Gary Paquin, our Executive Vice President.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Number and Terms of Office of Officers and Directors

Each member of our Board of Directors serves for a term ending on the date of the annual meeting of stockholders following the annual meeting of the stockholders at which such director was elected. Notwithstanding the foregoing, each director shall serve until his or her successor is elected and qualified or until his or her death, resignation or removal. Our officers are appointed by our Board to a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. Our Board has no nominating, audit or compensation committees.

Committees of the Board of Directors

We do not have a standing nominating, compensation or audit committee. Rather, our full Board of Directors performs the functions of these committees. We do not believe it is necessary for our Board of Directors to appoint such committees because the volume of matters that come before our Board of Directors for consideration permits the directors to give sufficient time and attention to such matters to be involved in all decision making. Additionally, because our common stock is not listed for trading or quotation on a national securities exchange, we are not required to have such committees.

Director Nominations

Our full Board of Directors recommends candidates for nomination for election at the annual meeting of the stockholders. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board of Directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have not yet adopted a code of ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. We expect that we will adopt a code of ethics in the near future.

Director Independence

We have one independent director, including Kelly McCarthy, as such term is defined in the listing standards of The Nasdaq Stock Market, at this time. The Company is not quoted on any exchange that requires director independence requirements.

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Board Leadership Structure and Board’s Role in Risk Oversight

We have not separated the positions of Chairman of the Board and Chief Executive Officer. Anthony Paquin has served as our Chairman of the Board of Directors and Chief Executive Officer since May 2007. We believe that combining the positions of Chairman and Chief Executive Officer allows for focused leadership of our organization which benefits us in our relationships with investors, customers, suppliers, employees and other constituencies. We believe that consolidating the leadership of the Company under Mr. Paquin is the appropriate leadership structure for our Company and that any risks inherent in that structure are balanced by the oversight of our other independent directors on our Board. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, following the completion of the offering, the Board will hold executive sessions in which only independent directors are present.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories, financial and product commercialization. Our Board regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our business. The Board is also expected to oversee risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

Limitation on Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law (“DGCL”).

Our certificate of incorporation also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions and the insurance are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation

Overview

The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

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This section provides an overview of the compensation awarded to, earned by, or paid to each individual who served as our principal executive officer during fiscal 2023, our next two most highly compensated executive officers in respect of their service to our company for fiscal 2023, and one additional individual for whom disclosures would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal 2022. We refer to these individuals as our named executive officers. Our named executive officers for fiscal 2022 are:

●	Anthony (Tony) Paquin, our Chief Executive Officer; and

●	Jim Harding, our Chief Technology Officer.

●	Amanda Somsy, our Chief Financial Officer.

Compensation for our executive officers is comprised primarily of the following main components: base salary, bonus and equity incentives in the form of stock grants and stock options. Our executive officers, like all full-time employees, are eligible to participate in our health and welfare benefit plans. As we transition from a private company to a publicly traded company, we intend to evaluate our compensation philosophy and compensation plans and arrangements as circumstances require.

2023 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers during the years ended December 31, 2024 and December 31, 2023.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Anthony (Tony) Paquin	2024	$263,729	$0	$—	$926,000	$—	$—	$9,352	$1,199,081
Chief Executive Officer	2023	$87,656	$0	$—	$1,520,000	$—	$—	$32,536	$1,640,192

Jim Harding	2024	$0	$0	$—	$0	$—	$—	$3,647	$3,647
Chief Technology Officer	2023	$156,250	$0	$—	$0—	$—	$—	$4,814	$161,064

Amanda Somsy	2024	$152,649	$0	$—	$463,000	$—	$—	$10,247	$625,896
Chief Financial Officer	2023	$98,967	$0	$—	$2,082,311	$—	$—	$11,815	$2,193,093

(1)	The aggregate grant date fair value of the options awarded to each executive officer is computed in accordance with FASBASC Topic 718 and excludes forfeiture assumptions. Also, these awards generally vest immediately. The assumptions used to calculate the fair value of the stock option awards are Black-Scholes option valuation model.

As of December 31, 2024, we have accrued wages to the CEO and CFO of $136,271 and $97,351, respectively.

Employment Agreements

Anthony (Tony) Paquin

Anthony Paquin, our Chairman and Chief Executive Officer, and the Company entered into a two-year Employment Agreement dated as of January 1, 2024 (the “Paquin Employment Agreement, providing Mr. Paquin with an annual base salary of $400,000 (“Paquin Base Salary”), an annual bonus of up to 100% of the annual base salary and shall be based upon the achievement of predetermined performance goals to be determined by the Board of Directors in their sole discretion. Upon the listing of the Company’s Common Stock on NYSE American and subject to the approval of the Company’s Board of Directors, Mr. Paquin shall be granted 400,000 RSUs of the Company’s Common Stock as follows: 25% shares on the last day of each quarter of 2025, or March 31, June 30, September 30 and December 31, in each calendar year.

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The Paquin Agreement provides that if Mr. Paquin is terminated by the Company without cause or if he terminates his employment for good reason, he will be entitled to: i) continuation of the Paquin Base Salary at the rate in effect immediately prior to the termination date for 24 months following the termination date paid accordance with the Company’s normal payroll practices, but no less frequently than monthly; and ii) if Mr. Paquin elects to continue group health coverage under any Company group health plan pursuant to the COBRA, the Company shall reimburse Mr. Paquin for a portion of his COBRA premiums, such that his unreimbursed cost of COBRA premiums does not exceed the cost to Mr. Paquin of such health plan premiums immediately prior to termination, for a period of up to one year after his termination (or until he is no longer eligible for COBRA continuation, if earlier). In addition, Mr. Paquin shall be entitled to severance, payable in a lump sum equal to 100% of the Paquin Base Salary.

If employment is terminated by the Company for cause or by Mr. Paquin for other than good reason, the executive will be entitled only to the accrued salary and bonus obligations through the date of termination.

Jim Harding

Pursuant to the terms and conditions set forth in a ten-year employment agreement (the “Employment Agreement”), dated May 4, 2020 (“Commencement Date”), Mr. Harding was hired to serve as the Company’s Chief Technology Officer at an annual base salary of $325,000. In addition, Mr. Harding was awarded 900,000 options to purchase shares of Common Stock of the Company under the Company’s employee stock option plan. The award provides for vesting of 25,000 shares per month for three years, beginning on the one-month anniversary of his Commencement Date; and will be exercisable at an exercise price equal to the fair market value of the Company’s shares of Common Stock underlying the options as of the date of the grant. In the event there is a change of control of iRemedy, vesting of Mr. Harding’s options shall be accelerated and deemed fully vested immediately.

Jim Harding resigned as Chief Technology Officer, effective March 18, 2024.

Amanda Somsy

Amanda Somsy, our Chief Financial Officer, and the Company entered into a two-year Employment Agreement dated as of January 1, 2024 (the “Somsy Employment Agreement, providing Ms. Somsy with an annual base salary of $250,000 (“Somsy Base Salary”), an annual bonus of up to 100% of the annual base salary and shall be based upon the achievement of predetermined performance goals to be determined by the Board of Directors in their sole discretion. Upon the listing of the Company’s Common Stock on NYSE American and subject to the approval of the Company’s Board of Directors, Ms. Somsy shall be granted 200,000 RSUs of the Company’s Common Stock as follows: 25% shares on the last day of each quarter of 2025, or March 31, June 30, September 30 and December 31, in each calendar year.

The Somsy Agreement provides that if Ms. Somsy is terminated by the Company without cause or if she terminates her   employment for good reason, she   will be entitled to: i) continuation of the Somsy Base Salary at the rate in effect immediately prior to the termination date for 12 months following the termination date paid accordance with the Company’s normal payroll practices, but no less frequently than monthly; and ii) if Ms. Somsy elects to continue group health coverage under any Company group health plan pursuant to the COBRA, the Company shall reimburse her for a portion of her COBRA premiums, such that her unreimbursed cost of COBRA premiums does not exceed the cost to Ms. Somsy of such health plan premiums immediately prior to termination, for a period of up to one year after her termination (or until she is no longer eligible for COBRA continuation, if earlier). In addition, Ms. Somsy shall be entitled to severance, payable in a lump sum equal to 100% of the Somsy Base Salary.

If employment is terminated by the Company for cause or by Ms. Somsy for other than good reason, the executive will be entitled only to the accrued salary and bonus obligations through the date of termination.

Compensation Discussion and Analysis

Securities Authorized for Issuance Under Equity Compensation Plan

The following table sets forth information, as of December 31, 2023 with respect to our compensation plans under which common stock is authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A) (C)
Equity compensation plans approved by stockholders 2007 Equity Incentive Plan (1)	3,810,000	$1.42	1,190,000
2021 Equity Incentive Plan (2)	3,316,687	$2.10	1,683,313
2023 Equity Incentive Plan (3)	2,687,000	$3.00	2,636,000

(1)

Represents (i) options to purchase an aggregate of 3,810,000 shares of common stock issued to officers and employees for services provided to the Company at exercise prices between $1.00 and $1.50 and (ii) options to purchase an aggregate of 20,000 shares of common stock issued to a consultant of the Company at an exercise price between $1.25 .

(2)	Represents (i) options to purchase an aggregate of 2,316,687 shares of common stock issued to officers and employees for services provided to the Company with an exercise price of $3.00, (ii) restricted stock grant of 1,000,000 to an employee that vests on December 31, 2025 or upon a change in control, and (iii) options to purchase an aggregate of 101,500 shares of common stock issued to consultants and contractors for services provided to the Company at an exercise price of $3.00.
(3)	Represents options to purchase an aggregate of 2,687,000 shares of common stock issued to officers and employees for services provided to the Company with an exercise price of $3.00,

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Equity Incentive Plans

2007 Equity Incentive Plan

On January 1, 2007, the Company established an employee stock option plan, named The Paquin Healthcare Companies, Inc. 2007 Equity Incentive Plan (the “2007 Plan”). The purpose of the 2007 Plan is to encourage and enable the officers, employees, directors and other key persons, including consultants and prospective employees, whether individuals or entities, upon whose judgement, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The maximum number of Shares reserved and available for issuance under the 2007 Plan is 5,000,000 Shares, subject to adjustment as provided in the 2007 Plan. For purposes of this limitation, the Shares underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the 2007 Plan. Subject to such overall limitation, Shares may be issued up to such maximum number pursuant to any type or types of Award. The Shares available for issuance under the 2007 Plan may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury.

A Stock Option is an Award entitling the recipient to acquire, at such exercise price as determine d by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of preestablished performance goals and objectives. The grant of a Stock Option is contingent on the grantee executing the Stock Option agreement. The terms and conditions of each such agreement shall be determined by the Company, and such terms and conditions may differ among individual Awards and grantees.

Stock Options granted under the 2007 Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code of 1986. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

As of December 31, 2023, there were 3,810,000 Shares underlying active options granted in accordance with the 2007 Plan. A total of 1,190,000 Shares reserved under the 2007 Plan remain unissued.

The 2021 Equity Incentive Plan

On November 3, 2021, the Company established the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan authorizes the Company to grant stock options, stock appreciation rights, restricted shares, restricted share units, cash awards, and other performance-based awards. The purpose of the 2021 Plan is to encourage and enable the officers, employees, directors and other key persons, including consultants and prospective employees, whether individuals or entities, upon whose judgement, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The maximum number of Shares reserved and available for issuance under the 2021 Plan is 5,000,000 Shares, subject to adjustment as provided in the 2021 Plan. For purposes of this limitation, the Shares underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the 2021 Plan. Subject to such overall limitation, Shares may be issued up to such maximum number pursuant to any type or types of Award. The Shares available for issuance under the 2021 Plan may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury.

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A Stock Option is an Award entitling the recipient to acquire, at such exercise price as determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of preestablished performance goals and objectives. The grant of a Stock Option is contingent on the grantee executing the Stock Option agreement. The terms and conditions of each such agreement shall be determined by the Company, and such terms and conditions may differ among individual Awards and grantees.

Stock Options granted under the 2021 Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code of 1986. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

The 2021 Plan expires ten years from the date of adoption unless terminated earlier by the Board. As of December 31, 2023, there were 3,316,687 Shares underlying active options granted in accordance with the 2021 Plan. A total of 1,683,313 shares reserved under the 2021 Plan remain available for issuance as of December 31, 2023. .

The 2023 Equity Incentive Plan

The Board of Directors and a majority of the shareholders approved and adopted the 2023 Equity Incentive Plan (the “2023 Plan”) on February 28, 2023. The 2023 Plan authorizes the issuance of up to an aggregate maximum of 5,323,000 shares of Common Stock. The 2023 Plan authorizes the Company to grant stock options, stock appreciation rights, restricted shares, restricted share units, cash awards, and other performance-based awards. Awards may be granted to the Company’s officers, employees, directors, and consultants. Unless earlier terminated by the Board, the 2023 Plan will terminate ten years from the date of adoption.

The purpose of 2023 Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this 2023 Plan, in whole or in part. To the extent then required by applicable law or any applicable stock exchange or required under the Internal Revenue Code to preserve the intended tax consequences of the 2023 Plan, or deemed necessary or advisable by the Board, the 2023 Plan and any amendment to the 2023 Plan shall be subject to stockholder approval. Unless earlier terminated by the Board, the 2023 Plan will terminate ten years from the date of adoption.

As of December 31, 2023, there were 2,687,000 Shares underlying active options granted in accordance with the 2023 Plan. A total of 2,636,000 Shares reserved under the 2023 Plan remain available for issuance as of December 31, 2023.

The following is a summary of the Company’s stock option activity under the 2007, 2021, and 2023 Plans for the years ended December 31, 2023 and 2022:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)

Outstanding as of December 31, 2021	4,275,000	$1.41	6.73
Granted	2,700,964	3.00	—
Expired	(451,195)	$1.78	—
Outstanding as of December 31, 2022	6,524,769	$2.04	6.97
Granted	2,712,000	$3.00	—
Expired	(423,082)	2.49	—
Outstanding as of December 31, 2023	8,813,687	$2.32	7.03
Exercisable as of December 31, 2023	8,813,687	$2.18	7.03

The options granted in 2022 in the table above exclude 1,000,000   shares of restricted stock granted to the Company’s CTO which vest on December 31, 2025 as long as the CTO is still employed or a change in control issued under the 2021 Plan.

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Executive Compensation Philosophy

Our compensation committee determines the compensation given to our executive officers in its sole determination. Our compensation committee reserves the right to pay our executives or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our compensation committee has not granted any performance base stock options to date, the compensation committee reserves the right to grant such options in the future, if the compensation committee in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The compensation committee may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the compensation committee believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-Term, Stock-Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our compensation committee.

Non-Employee Director Compensation

We did not provide any compensation or make any equity awards or non-equity awards to any person who served as a non-employee member of our board of directors during the year ended December 31, 2023. For the 2023 year, Anthony (Tony) Paquin, our Chief Executive Officer, served as a member of our board of directors, as well as an employee, and received no additional compensation for his services as a member of our board of directors. See the section titled “Executive Compensation” for more information about Mr. Paquin’s compensation for 2023.

We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

Non-Employee Director Compensation

We do not have a formal policy to compensate our non-employee directors. Since our inception, we have not paid any cash compensation to any of our non-employee directors. However, we will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

Item 4. Security Ownership of Management and Certain Security Holders

The following table sets forth information about the beneficial ownership of our common stock at December 31, 2023, for:

●	each person known to us to be the beneficial owner of more than 10% of our common stock;

●	each named executive officer;

●	each of our directors; and

●	all of our executive officers and directors as a group.

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The business address of each of the beneficial owners listed below is c/o The iRemedy Healthcare Companies, Inc., 7118 South Kanner Highway, Stuart, Florida 34997.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, preferred stock or restricted stock units held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of December 31, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Anthony (Tony) Paquin, CEO	12,093,501	18.71%
Amanda Somsy, CFO	1,250,000	1.93%
Gary Paquin	4,763,202	7.37%
Kelly McCarthy	1,160,000	1.79%
Kevin Cheung(1)	0	0%
All named executive officers and directors as a group (2 persons)

(1)	Resigned as Chief Financial Officer on March 1, 2023, effective March 31, 2023.

Item 5. Interest of Management and Others in Certain Transaction

Policies and Procedures for Related Party Transactions

Currently and following this offering, our board of directors is and will be responsible for reviewing and approving, prior to our entry into any such transaction, all related party transactions and potential conflict of interest situations involving:

●	Any of our directors, director nominees or executive officers;

●	Any beneficial owner of more than 5% of our outstanding stock; and

●	Any immediate family member of any of the foregoing.

Our board of directors will review any financial transaction, arrangement or relationship that:

●	Involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $0;

●	Would cast doubt on the independence of a director;

●	Would present the appearance of a conflict of interest between us and the related party; or

●	Is otherwise prohibited by law, rule or regulation

The board of directors will review each such transaction, arrangement, or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the Board of Directors will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the Board of Directors who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the Board of Directors member will provide all material information concerning the transaction to the Board of Directors.

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Related Party Transactions

Promissory Note with Director

In May 2012, the Company issued a 6% promissory note to Kelly McCarthy, a director of the Company in the principal amount of $238,000, due in May 2015. On December 9, 2022, the note was restructured to extend the maturity date to December 31, 2025 and separate the note balance between two individual holders of the original note. As consideration for the extension, the Company agreed to pay $104,643 of additional interest at maturity which was recorded as loss on extinguishment of debt. During the year ended December 31, 2023, $30,000 of principal was repaid with 30,000 shares of Grokit stock. As of December 31, 2023, the notes have an outstanding balance of $343,536, which includes principal of $189,000 and interest added to the principal balance of $154,536.

Promissory Note with CTO

In September 2020, the Company issued a promissory note to Jim Harding, its Chief Technology Officer (“CTO”), in the amount of $4,000,000 and 1.9% interest rate per week or 98.8% annually due on December 31, 2020. The note was exchanged for a new note on June 1, 2021 in the amount of $4,888,000, which includes the principal and accrued interest that remained at that time due. The new note bore interest at 12% with a maturity date of October 15, 2021. This note was restructured on September 27, 2022.

On September 27, 2022, the Company and its Chief Technology Officer executed an Amended and Restated Promissory Note (“A&R Note”) which restated the terms of the original $4,000,000 promissory note executed in September 2020 in its entirety that matured in October 2021. Under the A&R Note, the maturity date is the earlier of December 31, 2022 or a change in control. Subsequent to December 31, 2022, the note was paid in full. The interest rate was reduced to 4% per annum since inception of the original promissory note.

In addition, the CTO will receive $1,000,000 of cash consideration as a performance bonus for executing the restructured note terms and for services provided to the Company as CTO. The performance bonus is payable on the earlier of the Company collecting 25% of net profit from a contract with the government or December 31, 2023. Further, the CTO was granted 1,000,000 shares of restricted common stock with the following vesting: 1) December 31, 2025, as long as CTO is still employed with the Company or 2) upon a change in control.

Our CTO also received a common stock warrant to purchase 400,000 shares of common stock with an exercise price of $2.50 exercisable for two years for executing the original promissory note in September 2020. The estimated fair value of this option using a Black-Scholes pricing model was determined to be $53,286 which was recorded as a debt discount and amortized into interest expense over the original four-month term of the note.

In exchange for executing the new promissory note on June 1, 2021, Jim Harding, our CTO received a common stock warrant to purchase an additional 400,000 shares of common stock with an exercise price of $2.50 exercisable for two years. The estimated fair value of this option using a Black-Scholes pricing model was determined to be $454,340 which has been recorded as loss on extinguishment of debt. The assumptions used in determining the warrant’s estimated fair value are as follows: underlying common stock $3.00, exercise price $2.50, term 2 years, volatility 44% and discount rate of 0.08%.

As of December 31, 2023 and as of December 31, 2022, the principal amount and accrued interest outstanding under the note is $0 and $570,522, respectively

2020 Promissory Note with CEO and Majority Stockholder

In October, 2020, the Company issued a promissory note in the amount of $1,900,000 to Anthony Paquin, its Chief Executive Officer and majority stockholder, with an annual interest rate of 15% due at the earlier of: (a) October 8, 2021, (b) a change of control as defined in the promissory note, or (c) a call by the holder. Borrowings are secured by accounts receivable due the Company in connection with a subcontractor agreement. In October, 2021, Mr. Paquin executed an agreement to extend the maturity of the promissory note to April, 2022. Mr. Paquin agreed to further extend the note to August 23, 2025, for no consideration.

Promissory Note with CEO’s Brother

In October 2020, the Company issued a promissory note in the amount of $1,100,000 to Gary Paquin, its major stockholder and brother of the Company’s CEO with an annual interest rate of 15% due at the earlier of: (a) October 8, 2021, (b) a change of control as defined in the promissory note, or (c) a call by the holder. Borrowings are secured by accounts receivable due the Company in connection with a subcontractor agreement. In October 2021, Gary Paquin, executed an agreement to extend the maturity of the promissory note to April, 2022, and agreed to further extend to August 23, 2023, for no consideration. Mr. Paquin agreed to further extend the note to August 23, 2025, for no consideration.

2021 Promissory Note with CEO and Majority Stockholder

In April 2021, the Company issued a promissory note in the amount of $1,000,000 to Anthony Paquin, its Chief Executive Officer and majority stockholder with an annual interest rate of 18% due at the earlier of (a) October 29, 2021, (b) a change of control as defined in the promissory note or (c) a call by the holder. Borrowings are secured by accounts receivable due the Company in connection with a subcontractor agreement. In October 2021, Mr. Paquin executed an agreement to extend the maturity of the promissory note to April, 2022, and agreed to further extend to August 23, 2023, for no consideration. Mr. Paquin agreed to further extend the note to August 23, 2025, for no consideration.

As of December 31, 2023 and 2022, accrued interest due to related parties on the notes payable above was $1,635,209 and $439,297, respectively, which is included in accrued interest – related parties on the consolidated balance sheets.

During the years ended December 31, 2023 and 2022, interest expense recognized on the notes payable – related parties totaled $1,200,383 and $1,386,276, respectively, and is included in interest expense on the consolidated statements of operations.

Director Independence

We have one independent director, Kelly McCarthy, as such term is defined in the listing standards of The Nasdaq Stock Market, at this time. The Company is not quoted on any exchange that requires director independence requirements.

Item 6. Other Information

None.

53

THE iREMEDY HEALTHCARE COMPANIES, INC.

Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

With Report of Independent Registered Public Accounting Firm

54

The iRemedy HealthCare Companies, Inc.

Table of Contents

For the Years Ended December 31, 2023 and 2022

1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

The iRemedy Healthcare Companies, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of The iRemedy Healthcare Companies, Inc. (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

Orlando, Florida

February 14, 2025

2

THE iREMEDY HEALTHCARE COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND 2022

	2023	2022

Assets
Current Assets:
Cash	$111,785	$1,086,226
Accounts receivable, net of an allowance for credit loss of $20,443 as of December 31, 2023 and 2022	25,285	110,940
Inventories, less allowance for obsolete inventory as of December 31, 2023 and 2022 as of $0 and $20,910,592, respectively	75,339	773,429
Other current assets	32,190	407,885
Investment - non-marketable equity securities	2,942,500	-
Total current assets	3,187,099	2,378,480

Internally developed software, net	865,253	1,164,551
Notes receivable - related parties	37,831	154,486
Right-of-use assets, net	237,286	816,411
Goodwill	1,165,810	1,165,810
Intangible assets, net	-	185,250
Other	169,575	-
Total assets	$5,662,854	$5,864,988

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$2,861,460	$4,150,443
Supplier financing payable	-	47,484,458
Accrued interest	71,873	12,172
Accrued interest - related parties	1,635,209	439,297
Notes payable, current portion, net of discounts	399,271	281,979
Notes payable, related parties	80,000	7,985,522
Advances payable, net of discounts	391,110	295,253
Lease liabilities, current	102,047	260,571
Put option liability	-	270,000
Total current liabilities	5,540,970	61,179,695

Lease liabilities, less current portion	149,587	589,286
Advances payable, less current portion	191,578	-
Notes payable, less current portion	82,729	82,701
Notes payable, related parties, less current portion	7,763,536	343,536
Total liabilities	13,728,400	62,195,218

Redeemable common stock	-	474,973
Series A convertible redeemable preferred stock, net of discount	1,500,000	749,863
Total redeemable stock	1,500,000	1,224,836

Commitments and Contingencies (Note 14)

Stockholders’ Deficit:
Series A preferred stock, par value $0.001; 1,000,000 shares authorized, nil issued and outstanding	-	-
Series X preferred stock, par value $.000025; 1 share authorized and outstanding	-	-
Common stock, par value $0.000025; 100,000,000 shares authorized; 42,324,240 and 35,345,275 issued and outstanding, respectively	1,060	885
Additional paid in capital	102,111,579	39,706,228
Stock subscription receivable	-	(191,000)
Accumulated deficit	(111,678,185)	(96,656,876)
Noncontrolling interest	-	(414,303)
Total stockholders’ deficit	(9,565,546)	(57,555,066)
Total liabilities, redeemable stock and stockholders’ deficit	$5,662,854	$5,864,988

See Notes to the Accompanying Consolidated Financial Statements.

3

THE iREMEDY HEALTHCARE COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022

Revenues	$2,446,719	$52,253,265

Cost of sales	2,172,821	49,786,787
Inventory write down	788,209	13,661,004
Total cost of sales	2,961,030	63,447,791

Gross margin	(514,311)	(11,194,526)

Operating Expenses:
Salaries and benefits (includes stock-based compensation of $10,631,775 and $4,682,079, respectively)	12,394,220	7,752,411
General and administrative (includes stock-based compensation for services of $491,471 and $3,422,187, respectively)	3,266,253	6,728,752
Depreciation and amortization	416,299	416,299
Loss on disposal of operating asset	-	8,077,166
Loss on impairment of intangible assets	68,250	-
Total operating expenses	16,145,022	22,974,628

Operating loss	(16,659,333)	(34,169,154)

Other Income (Expenses):
Interest expense	(6,353,208)	(16,300,852)
Loss on extinguishment of notes payable	(384,302)	(1,129,543)
Gain on extinguishment of accounts payable	1,302,487
Gain on cancellation of put option liability	270,000	-
Interest income	7,775	340
Other income	126,234	62,975
Gain on troubled debt restructuring	-	2,371,893
Gain on extinguishment of supplier financing payable	15,769,111	-
Total other income (expenses), net	10,738,097	(14,995,187)

Net loss before income tax expense	(5,921,236)	(49,164,341)
Income tax expense	-	-
Net loss	(5,921,236)	(49,164,341)
Deemed dividend	(8,685,770)	-
Accrued dividends on Series A redeemable preferred stock	(278,445)	-
Net loss available to common stockholders	$(14,885,451)	$(49,164,341)

Net loss available to common stockholders per common share:
Basic and diluted	$(0.15)	$(1.41)

Weighted average number of common shares outstanding:
Basic and diluted	40,004,783	34,748,374

See Notes to the Accompanying Consolidated Financial Statements.

4

THE iREMEDY HEALTHCARE COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Series A Preferred		Series X Preferred				Additional	Stock			Total
	Stock		Stock		Common Stock		Paid	Subscription	Accumulated	Noncontrolling	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Receivable	Deficit	Interest	Deficit
December 31, 2022	-	$-	-	$-	35,345,275	$885	$39,706,228	$(191,000)	$(96,656,876)	$(414,303)	(57,555,066)
Accrued dividends Series A redeemable preferred stock	-	-	-	-	-	-	(278,445)	-	-	-	(278,445)
Amortization of discount on Series A redeemable preferred stock							(764,192)				(764,192)
Cancellation of redeemable common stock put option	-	-	-	-	-	-	540,000	-	-	-	540,000
Common stock and warrants issued in debt extinguishment	-	-	-	-	6,104,748	153	36,084,728	-	-	-	36,084,881
Contributed capital - non-marketable equity securities	-	-	-	-	-	-	4,875,000	-	-	-	4,875,000
Contributed capital forgiveness of debt	-	-	-	-	-	-	15,000	-	-	-	15,000
Deemed dividends - common stock and warrants issued to stockholders and warrant modification	-	-	-	-	45,000	1	8,685,769	-	(8,685,770)	-	-
Dissolution of variable interest entities	-	-	-	-	-	-	-	-	(414,303)	414,303	-
Distributions	-	-	-	-	-	-	(11,288)	-	-	-	(11,288)
Issuance of common stock for warrant exercises	-	-	-	-	460,000	12	689,988	-	-	-	690,000
Issuance of common stock for cash, net of fees $439,222	-	-	-	-	310,217	8	1,244,354	-	-	-	1,244,362
Issuance of common stock for services	-	-	-	-	59,000	1	338,599	-	-	-	338,600
Proceeds from stock subscription receivable	-	-	-	-	-	-	-	191,000	-	-	191,000
Issuance of Series X with settlement of supplier financing payable	-	-	1	-	-	-	-	-	-	-	-
Redemption premium on redeemable common stock	-	-	-	-	-	-	(64,110)	-	-	-	(64,110)
Stock-based compensation	-	-	-	-	-	-	10,631,775	-	-	-	10,631,775
Warrants issued for debt extension	-	-	-	-	-	-	259,302	-	-	-	259,302
Warrants issued for services	-	-	-	-	-	-	158,871	-	-	-	158,871
Net loss	-	-	-	-	-	-	-	-	(5,921,236)	-	(5,921,236)
December 31, 2023	-	$-	1	$-	42,324,240	$1,060	$102,111,579	$-	$(111,678,185)	$-	$(9,565,546)

See Notes to the Accompanying Consolidated Financial Statements.

5

THE iREMEDY HEALTHCARE COMPANIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICT

FOR THE YEAR ENDED DECEMBER 31, 2022

	Series A Preferred		Series X Preferred				Additional	Stock			Total
	Stock		Stock		Common Stock		Paid	Subscription	Accumulated	Noncontrolling	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Receivable	Deficit	Interest	Deficit

December 31, 2021	-	$-	-	$-	34,317,359	$859	$26,552,666	$-	$(47,492,535)	$(414,303)	$(21,353,313)
Accrued dividends Series A redeemable preferred stock	-	-	-	-	-	-	(14,055)	-	-	-	(14,055)
Cancellation of redeemable common stock put option	-	-	-	-	-	-	270,000	-	-	-	270,000
Common stock issued in lieu of payment of accrued interest	-	-	-	-	50,000	1	149,999	-	-	-	150,000
Issuance of common stock with note payable extension	-	-	-	-	20,000	1	59,999	-	-	-	60,000
Issuance of common stock for cash	-	-	-	-	223,250	6	1,012,968	-	-	-	1,012,974
Issuance of ommon stock for warrant exercises, net of fees	-	-	-	-	336,666	8	624,992	(191,000)	-	-	434,000
Issuance of common stock for services	-	-	-	-	48,000	1	167,999	-	-	-	168,000
Note payable settled with common stock	-	-	-	-	350,000	9	2,099,991	-	-	-	2,100,000
Redemption premium on redeemable common stock	-	-	-	-	-	-	(111,431)	-	-	-	(111,431)
Stock options issued for services	-	-	-	-	-	-	324,532	-	-	-	324,532
Stock-based compensation - restricted stock	-	-	-	-	-	-	478,589	-	-	-	478,589
Stock-based compensation - stock options	-	-	-	-	-	-	4,203,490	-	-	-	4,203,490
Warrant issued for services	-	-	-	-	-	-	2,328,485	-	-	-	2,328,485
Warrant modification	-	-	-	-	-	-	601,170	-	-	-	601,170
Warrants issued as debt issuance costs	-	-	-	-	-	-	956,834	-	-	-	956,834
Net loss	-	-	-	-	-	-	-	-	(49,164,341)	-	(49,164,341)
December 31, 2022	-	$-	-	$-	35,345,275	$885	$39,706,228	$(191,000)	$(96,656,876)	$(414,303)	$(57,555,066)

See Notes to the Accompanying Consolidated Financial Statements.

6

THE iREMEDY HEALTHCARE COMPANIES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
Cash Flows from Operating Activities:
Net Loss	$(5,921,236)	$(49,164,341)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	416,299	416,299
Amortization of debt discounts	606,992	185,965
Non-cash lease expense	177,509	203,230
Gain on troubled debt restructuring	-	(2,371,893)
Gain on extinguishment of supplier financing payable	(15,769,111)	-
Gain on cancellation of put option liability	(270,000)	-
Loss on extinguishment of notes payable	384,302	1,129,543
Gain on extinguishment of accounts payable	(1,302,487)	-
Interest paid with common stock and warrants	4,369,531	500,000
Increase in allowance for obsolete inventory	788,209	13,661,004
Loss on disposal of operating asset	-	8,077,166
Stock-based compensation - stock options and restricted stock	10,631,775	4,682,079
Common stock, stock options and warrants issued for services	497,471	2,821,017
Loss on sale of non-marketable equity securities	10,000	-
Loss on impairment of intangible asset	68,250	-
Interest expense added to note payable - related party	-	1,327,505
Warrant modification expense	-	601,170
Changes in operating assets and liabilities:
Decrease in accounts receivable	85,655	837,034
Decrease in inventory	(90,119)	512,739
Decrease in prepaid inventory	-	210,828
Decrease (increase) in other current assets	363,883	(111,619)
Increase in accounts payable and accrued expenses	1,013,507	60,701
Increase in supplier financing payable	-	12,800,966
Increase in accrued interest	59,700	7,942
Increase (decrease) in accrued interest - related parties	1,195,912	(307,030)
Decrease in contract liabilities	-	(51,816)
Decrease in lease liabilities	(196,607)	(195,528)
Net cash used in operating activities	(2,880,565)	(4,167,039)

Cash Flows from Investing Activities:
Advances to related party	(92,400)	(116,655)
Repayments from related party	52,209	-
Proceeds from the sale of non-marketable securities	490,000	-
Net cash used in (provided by) investing activities	449,809	(116,655)

Cash Flows from Financing Activities:
Proceeds from notes payable	-	360,000
Repayments of notes payable	-	(593,400)
Proceeds from advances payable	1,202,727	670,482
Repayments on advances payable	(1,274,964)	(383,372)
Proceeds from notes payable-related parties	-	2,042,388
Repayments of notes payable - related parties	(585,522)	(234,200)
Proceeds from issuance of common stock, net	1,244,362	1,012,974
Proceeds from exercise of warrants	690,000	434,000
Proceeds from the sale of Series A redeemable preferred stock	-	1,500,000
Proceeds from stock subscription receivable	191,000	-
Distributions	(11,288)	-
Net cash provided by financing activities	1,456,315	4,808,872

Net (decrease) increase in Cash	(974,441)	525,178

Beginning of year	1,086,226	561,048
End of year	$111,785	$1,086,226

7

THE iREMEDY HEALTHCARE COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,316,985	$2,045,410
Cash paid for income taxes	$-	$-
Schedule of Non-Cash Financing Activities:
Accrued bonus repaid with non-marketable securities	$1,000,000	$-
Accrued dividends on Series A redeemable preferred stock	$278,445	$14,055
Accrued dividends on Series A redeemable preferred stock paid with non-marketable securities	$292,500	$-
Addition of ROU asset and operating lease liabilities	$139,187	$-
Amortization of discount Series A redeemable preferred stock	$764,192	$-
Cancellation of put option on redeemable common stock	$270,000	$270,000
Conversion of note payable and accrued interest to common stock	$-	$1,135,100
Deemed dividend on issuance of common stock and warrants for no consideration	$8,685,770	$-
Discounts on warrants issued with notes payable and Series A redeemable preferred stock	$-	$956,834
Exercise of warrant with stock subscription receivable	$-	$191,000
Long-term asset received as consideration for advances to related party	$153,836	$-
Non-marketable securities contributed by related party	$4,875,000	$-
Note payable principal related party paid with non-marketable securities	$15,000	$-
Put option liability on redeemable common stock	$-	$270,000
Redemption premium on redeemable common stock	$64,110	$111,431
Removal of ROU asset and operating lease liabilities	$540,803	$-
Supplier financing payable and accrued interest settled with common stock and warrants	$36,084,881	$-

See Notes to the Accompanying Consolidated Financial Statements.

8

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

NOTE 1 – ORGANIZATION AND BUSINESS

The iRemedy Healthcare Companies, Inc. (“Parent”) was incorporated in the State of Florida on May 16, 2007, as The Paquin Healthcare Companies, Inc. On January 22, 2022, the Company reincorporated in the State of Delaware. The Parent operates through its wholly owned subsidiary, iRemedy HealthCare Inc. (“iRemedy”), a healthcare ecommerce marketplace and distributor where healthcare consumers can purchase medical supplies, drugs, devices, and technologies primarily through its website, iRemedySupply.com. In 2022, the Company secured a subcontractor agreement distributing test kits to the Unites States Federal Government. which was completed during the year ended December 31, 2022. iRemedy will continue to supply medical supplies through subcontractor agreements when available and awarded. iRemedy customers are located throughout the United States and include consumers, physicians, nurses, and dentists.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“US GAAP”) and include the accounts of the Parent and its wholly owned subsidiaries, iRemedy, and Buy Med, Inc., (“BMI”). BMI was in the business of medical supply and equipment distribution to surgical centers and serviced one customer. This customer terminated services with BMI in January 2024. BMI remains legally active but does not currently have any operations.

The entities included in this consolidated financial statement are collectively referred to as the “Company.” All intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include the fair value of equity-based compensation (including warrant expense), reserve for inventory obsolescence, useful life of intangible assets, incremental borrowing rate for right-of-use assets and liabilities, fair value of non-marketable securities and utilization of deferred tax assets.

Accounts Receivable

Accounts receivables are stated at their estimated net realizable value. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any allowance for credit losses is based on a specific analysis of past due accounts and also considers historical trends of write-offs, current market conditions and supportable forecasts of future economic conditions. As of December 31, 2023 and 2022, management estimated an allowance for credit losses of $20,443.

Inventory

The Company’s inventory consists of finished goods. Inventory is valued at the lower of cost or realizable value. Cost is determined using the first in first out (FIFO) method. Provision for potentially obsolete or slow-moving inventory is made based on management analysis of inventory levels and future sales forecasts.

Management has determined that an allowance for obsolete or slow-moving inventory was necessary as of December 31, 2023 and 2022 in the amount of $0 and $20,910,592, respectively. The allowance was for both personal protective equipment (“PPE”) and conventional needles and syringes in which the Company has excess quantity or is selling below cost in order to deplete its inventory. During the year ended December 31, 2023, the Company disposed or donated the excess inventory; therefore, no allowance was deemed necessary as of December 31, 2023.

9

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Internally Developed Software, Net

The Company capitalizes certain costs to develop software for internal use. Costs incurred during the development stage are capitalized until the software is ready for use, at which time amortization of the capitalized costs begin on a straight-line basis over the estimated useful life of five years. Costs incurred prior to the development stage are expensed as incurred. The costs of developing routine enhancements are expensed as research and development costs as the enhancements do not add functionality to the product.

Goodwill and Intangible Assets

The assets and liabilities of acquired businesses are recorded under the acquisition method of accounting at their estimated fair values at the date of acquisition. Goodwill represents costs in excess of fair values assigned to the underlying identifiable net assets of acquired businesses. Intangible assets from acquired businesses are recognized at fair value on the acquisition date and consist of acquired tradenames and customer relationships which are amortized on a straight-line basis over a period of expected cash flows used to measure fair value of five years.

The Company’s goodwill balance was approximately $1.1 million as of December 31, 2023 and 2022, and relates to the acquisition of BMI. An impairment test of goodwill is completed at least annually, on December 31, or more frequently whenever events or changes in circumstances indicate the carrying value of goodwill may be impaired. Such events or changes in circumstances may include a significant deterioration in overall economic conditions, changes in the business climate of the industry, the operating performance indicators, and competition.

If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of the reporting unit, including goodwill, exceeds its fair value, a goodwill impairment loss is recognized in an amount equal to that excess. As of December 31, 2023 and 2022, the results of management’s goodwill impairment test did not result in any impairment charges as fair value of its one reporting unit exceeded the negative carrying value.

Long-Lived Assets

The Company recognizes impairment losses on long-lived assets and intangible assets with finite lives, used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. Management has reviewed the Company’s long-lived assets and intangible assets with finite lives and determined there were indicators of impairment as of December 31, 2023. As noted above, BMI lost its one customer that it serviced and currently does not have any operating activities. Therefore, as of December 31, 2023 the Company took a fully impairment charge against its intangible assets of $68,250.

No other impairment indicators were noted as of December 31, 2022.

10

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Investment – Non-marketable Equity Securities

On January 16, 2023, the Company’s Chief Executive Officer (“CEO”) and majority stockholder transferred 9,750,000 shares of common stock in The Grokit Data, Inc. (“Grokit”) to the Company for no consideration (the “Grokit Stock”). Grokit is a private Delaware corporation specializing in the development of e-commerce software. The CEO and majority stockholder of the Company was a founder of Grokit. Further, the Company’s former CTO is Grokit’s majority stockholder; therefore, Grokit is considered to be a related party. As of December 31, 2023, the Company did not have the ability to exercise significant influence over Grokit.

During the year ended December 31, 2023, the Company used the shares contributed by the CEO to raise capital through the sale of the Grokit Stock for cash, settled certain liabilities with the issuance of the Grokit Stock as consideration, and extended certain promissory note liabilities by issuing Grokit Stock as consideration (see Notes 8 and 10).

The Company initially recorded the contribution of the Grokit shares at their estimated fair value of $.50 per share, based on recent sales of Grokit stock to unrelated parties, for an aggregate value of $4,875,000 which was recorded as contributed capital and current asset – investment in non-marketable equity securities.

As of December 31, 2023, the Company held 5,885,000 shares of Grokit Stock which has been presented as a current asset at its estimated fair value based on $.50 per share or $2,942,500 using level II inputs of the fair value measurement hierarchy.

Deferred Offering Costs

The Company capitalizes direct incremental costs associated with raising capital through an offering of equity instruments. Deferred offering costs generally consist of legal, advisory, and consulting fees incurred in connection with capital raise efforts. In the event the Company is successful in completing the offering, the costs are reclassified to additional paid in capital.

During the year ended December 31, 2023, the Company incurred $439,222 of offering costs which have been presented within additional paid in capital net of proceeds received from proceeds received from the sale of shares of common stock in both private placements and a regulation A offering.

Extinguishment of Liabilities and Debt Obligations

The Company derecognizes a liability upon it being extinguished. A liability is considered to be extinguished when the obligation resulting in the liability is paid in full with either cash, other financial assets or delivery of goods or services. Further, a liability is considered extinguished if the debtor is legally released from being the primary obligor by the creditor.

During the year ended December 31, 2023, the Company removed liabilities totaling $1,302,487 from its accounts payable and recognized a gain on extinguishment of accounts payable as other income on the consolidated statements of operations. Based on information received from the vendors, these accounts payable were considered to be extinguished as the Company was not obligated to repay the amounts previously recorded.

11

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Revenue Recognition and Contract Balances

The Company recognizes revenue in accordance with Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, and the related amendments, which requires revenue to be recognized in a manner that depicts the transfer of goods or services to customers in amounts that reflect the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company recognizes revenue by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the performance obligations are satisfied.

The Company’s revenues consist of the distribution of the following: i) medical supplies procured by the Company and distributed through iRemedy’s ecommerce platform iRemedySupply.com, ii) medical equipment, products and supplies to surgical centers through BMI, and iii) distribution of medical supplies as a subcontractor to the Unites States Federal Government.

In January 2022, a prime contractor contracted with the Company to distribute 8,000,000 over-the-counter home use diagnostic test kits for the detection of SARS-CoV-2 (“Unit”) within a specified time period. Under the terms of the contract with the prime contractor, the Company received a fixed price per Unit delivered. The prime contractor had the right to terminate the contract for convenience or default under the Federal Acquisition Regulations. Prime contractor was required to remit payment for all Units within 18 days of delivery. This subcontractor agreement had been fulfilled in its entirety in March 2022.

The Company’s performance obligations for all medical products distributed are satisfied at the point in time when products are delivered to the customer, which is when the customer has title and the significant risks and rewards of ownership. Therefore, the Company’s contracts have a single performance obligation (delivery of product).

The following table provides information about receivables and contract liabilities from contracts with customers:

	Contract Liabilities	Accounts Receivable
January 1, 2022	$53,585	$947,974
December 31, 2022	$1,769	$110,940
December 31, 2023	$-	$25,285

As of December 31, 2022, contract liabilities related to cash received from customers for medical supply orders to be delivered in 2023, at which time, the contract liabilities were recognized as revenues.

During the years ended December 31, 2023 and 2022, revenues generated by the Company were recognized at a point in time and were generated from the following:

	2023	2022

Medical distribution	$331,961	$1,719,669
Surgical centers	1,972,263	2,596,841
Subcontractor agreements	142,495	47,936,755
Total revenues	$2,446,719	$52,253,265

12

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Equity-Based Compensation

Compensation expense for all stock-based employee, director, and non-employee compensation awards granted is based on the grant date fair value estimated in accordance with the provisions of ASC Topic 718, Compensation - Stock Compensation. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. Vesting terms vary based on the individual grant terms. For stock options and warrants, the Company estimates the fair value using a closed option valuation (Black-Scholes) model. The estimated fair value is then expensed over the requisite service period of the award, which is generally the vesting period.

The Black-Scholes option-pricing model requires the input of certain assumptions that require the Company’s judgment, including the expected term and the expected stock price volatility of the underlying stock. The assumptions used in calculating the fair value of stock-based compensation represent management’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change resulting in the use of different assumptions, stock-based compensation expense could be materially different in the future.

The Company’s assumptions utilized in the Black-Scholes pricing model were as follows: estimated the fair value of its underlying common stock using sales of common stock near the option grant date; estimated the volatility of its underlying stock by using an average of the historical volatility of a group of comparable publicly traded companies; expected dividend yield was calculated using historical dividend amounts; risk-free rate is based on the United States Treasury yield curve in effect at the time of the grant; expected term was estimated based on the vesting and contractual term of the stock option or common stock warrant granted.

Fair Value of Financial Instruments

The Company defines fair value as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance describes three levels of inputs that may be used to measure fair value:

●	Level I—Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets;
●	Level II—Observable inputs other than Level I prices, such as unadjusted quoted prices for similar assets or liabilities in active markets, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
●	Level III—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions used to measure assets and liabilities at fair value and require significant management judgment or estimation.

The categorization of a financial instrument within the fair value hierarchy is based upon the lowest level of input that is significant to its fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the assets or liabilities.

The Company has non-marketable equity securities that are valued using Level II inputs.

The carrying value of the Company’s accounts receivables, accounts payable and other current assets and liabilities approximate fair value due to their short-term nature. The carrying value of the Company’s notes payable to related and non-related parties and short-term loans materially approximate fair value because the terms are consistent with prevailing market rates.

13

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Leases

The Company accounts for leases under ASC Topic 842, Leases. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheets. The Company leases an office and warehouse to conduct business. The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a term of 12 months or less.

Operating lease ROU assets represent the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Operating lease expense is recognized on a straight-line basis over the lease term and is included in general and administrative expenses in the consolidated statements of operations.

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company applies the provisions of ASC Topic 740-10-25, Income Taxes – Overall – Recognition (“ASC Topic 740-10-25”) with respect to the accounting for uncertainty of income tax positions. ASC Topic 740-10-25 clarifies the accounting for uncertainty in income taxes recognized in a company’s consolidated financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-25 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has received no notice of audit from the Internal Revenue Service for any of its open tax years, 2020 – 2023.

Advertising Expense

Advertising costs are expensed in the period incurred and totaled $200,718 and $380,978 during the years ended December 31, 2023 and 2022, respectively, and are included in general and administrative expenses on the consolidated statements of operations.

Shipping Costs

Shipping costs, which totaled $113,967 and $155,613, during the years ended December 31, 2023 and 2022, respectively, are included in cost of sales on the consolidated statements of operations. Shipping costs charged to customers are recorded as revenues.

14

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Earnings Per Share

Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to warrants, options, restrict stock units and convertible instruments.

Potentially Dilutive Securities

As of December 31, 2023 and 2022, the Company has excluded all common stock equivalent shares issuable for warrants, options, restricted stock, and convertible instruments from the calculation of diluted net loss per share because all such securities were antidilutive. As of December 31, 2023, these common stock equivalents included 6,746,334 warrants to purchase common stock, 8,813,687 options to purchase common stock, 1,000,000 unvested restricted shares of common stock, and Series A preferred stock convertible into 333,333 shares of common stock. As of December 31, 2022, the Company had 3,422,704 warrants to purchase common stock, 6,524,769 options to purchase common stock, 1,000,000 restricted shares of common stock, and Series A preferred stock convertible into 336,457 shares of common stock.

Segment Reporting

The Company operates in one reportable segment, distribution of medical supplies to customers located in the United States. The Company’s chief operating decision makers, the Company’s chief executive officer and chief financial officer, manage the Company’s operations as a whole.

Reclassifications

Certain reclassifications were made to the 2022 presentation to conform to the 2023 presentation with no impact on net loss or net loss per share. These classifications consisted of the following:

●	Classification of contract liabilities of $1,769 within accounts payable, previously presented separately.
●	Classification of advertising expenses of $380,978 within general and administrative expenses, previously presented separately.
●	Classification of research and development expenses of $1,089,114, previously presented separately.

Recent Accounting Pronouncements

Not Yet Adopted

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 requires public business entities to disclose, on an annual basis, a rate reconciliation presented in both dollars and percentages. The guidance requires the rate reconciliation to include specific categories and provides further guidance on disaggregation of those categories based on a quantitative threshold equal to 5% or more of the amount determined by multiplying pretax income (loss) from continuing operations by the applicable statutory rate. For entities reconciling to the US statutory rate of 21%, this would generally require disclosing any reconciling items that impact the rate by 1.05% or more.

15

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

In November 2023, the FASB issued ASU 2023-07, Segment Reporting – Improvements to Reportable Segment Disclosures. The ASU will now require public entities to disclose its significant segment expense categories and amounts for each reportable segment. Under the ASU, a significant segment expense is an expense that is:

●	significant to the segment,

●	regularly provided to or easily computed from information regularly provided to the chief operating decision maker (CODM), and

●	included in the reported measure of segment, profit or loss.

Both ASU 2023-07 and ASU 2023-09 are effective for public business entities for annual periods beginning after December 15, 2024 (calendar year 2025) and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The adoption of both ASU 2023-07 and 2023-09 are expected to have a financial statement disclosure impact only and is not expected to have a material impact on the Company’s consolidated financial statements once this ASU is applicable to the Company.

Adopted

On August 5, 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity.

ASU 2020-06 removes from U.S. GAAP the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, after adopting ASU 2020-06, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, and for convertible preferred stock wholly as preferred stock (i.e., as a single unit of account), unless (1) a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or (2) a convertible debt instrument was issued at a substantial premium.

The amendments are effective for public business entities, that are not smaller reporting companies, in fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. For all other entities, in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Effective January 1, 2022, the Company early adopted this ASU which did not have a material impact on its consolidated financial statements.

In September 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), which provides guidance on how an entity should measure credit losses on financial instruments. The ASU is effective for smaller reporting and non-public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Effective January 1, 2023, the Company adopted this ASU which did not have a material impact on its consolidated financial statements.

In May 2021, the FASB issued ASU No. 2022204, Earnings Per Share (Topic 260), Debt— Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40) (ASU 2022-04). ASU 2022-04 updates current accounting guidance for modifications or exchanges of freestanding equity-classified written call options that remain equity-classified after modification or exchange as an exchange of the original instrument for a new instrument. The ASU specifies that the effects of modifications or exchanges of freestanding equity-classified written call options that remain equity after modification or exchange should be recognized depending on the substance of the transaction, whether it be a financing transaction to raise equity (topic 340), to raise or modify debt (topic 470 and 835), or other modifications or exchanges. If the modification or exchange does not fall under topics 340, 470, or 835, an entity may be required to account for the effects of such modifications or exchanges as dividends which should adjust net income (or loss) in the basic earnings per share calculation. This guidance was effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is required to apply the amendments within this ASU prospectively to modifications or exchanges occurring on or after the effective date of the amendment. The Company adopted this ASU January 1, 2023, and it did not have a significant impact on its consolidated financial statements and related disclosures. However, this guidance was applied to warrants modified during December 31, 2023 (see Note 11).

Other recent accounting pronouncements issued by FASB did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

16

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2023, the Company had a working capital deficit of $2,353,871, and accumulated deficit of $111,678,185, respectively. During the year ended December 31, 2023, the Company generated net loss of $5,921,236 and used cash in operations of $2,880,565. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since inception, the Company has been capitalized primarily through notes payable with both related and unrelated parties and the sale of shares of common stock and preferred stock. To address future additional funding requirements necessary to support working capital needs while also enabling implementation of key strategic growth initiatives, the Company has undertaken a forecasting program to effectively monitor its ongoing working capital requirements and minimize expenditure commitments. In addition, the Company’s focus will remain on maintaining an appropriate level of corporate overhead in line with its available cash resources while also observing strict cost containment in all areas of its business. Further, the Company continues to try to obtain additional financing through equity funding to repay its outstanding debt obligations and has successfully restructured certain outstanding debt obligations on more favorable terms for the Company and settled a significant supplier financing payable with equity securities (see Note 14). The Company will need to raise additional capital to meet its financial obligations over the next twelve months.

NOTE 4 – CONCENTRATIONS OF RISK

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents. The Company held no cash equivalents as of December 31, 2023 and 2022. The Company may have significant cash balances at financial institutions which throughout the year may exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flow.

Revenue and Accounts Receivable Concentration

During the year ended December 31, 2023, approximately 69% of the Company’s consolidated revenues were generated from four customers. As of December 31, 2023, there were no receivables due from these customers. As of December 31, 2023, approximately 69% of total accounts receivable, excluding the allowance for credit losses, is due from one customer.

During the year ended December 31, 2022, approximately 92% of the Company’s consolidated revenues were generated from one customer. As of December 31, 2022, no significant receivables were due from this customer.

17

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

NOTE 5 – ACQUIRED INTANGIBLE ASSETS

Intangible assets are recorded at their estimated fair values and consist of the intangible assets acquired in the acquisition of BMI. Amortization is computed using the straight-line method over the estimated life of the asset. BMI’s operations ceased in 2024 due to the loss of the surgical centers the Company was providing purchasing and distribution services to. Due to this significant change in circumstances, the Company tested the recoverability of the intangible assets by comparing the future undiscounted cash flows of BMI, estimated at zero, to the carrying value of the intangible assets. This impairment test resulted in a full impairment of the intangible assets as of December 31, 2023 which resulted in an impairment charge of $68,450.

Intangible assets were comprised of the following as of December 31, 2023 and 2022:

		December 31, 2023
		Acquired Intangibles, Gross	Accumulated Amortization	Impairment Charge	Acquired Intangibles, Net
	Estimated Life
Customer relationships	5	$391,000	$(345,183)	$(45,817)	$-
Tradename	5	194,000	(171,367)	(22,633)	-
		$585,000	$(516,550)	$(68,450)	$-

		December 31, 2022
		Acquired Intangibles, Gross	Accumulated Amortization	Impairment Charge	Acquired Intangibles, Net
	Estimated Life
Customer relationships	5	$391,000	$(267,183)	$-	$123,817
Tradename	5	194,000	(132,567)	-	61,433
		$585,000	$(399,750)	$-	$185,250

Amortization expense, associated with these acquired intangible assets, during the years ended December 31, 2023 and 2022 was approximately $117,000 and is included in depreciation and amortization on the accompanying consolidated statements of operations.

18

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

NOTE 6 – INTERNALLY DEVELOPED SOFTWARE, NET

As of December 31, 2023, $1,496,394 costs that have been capitalized as internal development software and accumulated amortization was $631,141. During the years ended December 31, 2023 and 2022, amortization expense associated with internally developed software was $299,299, respectively, and is included in depreciation and amortization on the consolidated statements of operations. There were no additional internally developed software costs capitalized during the year ended December 31, 2023.

Future amortization of the internally developed software as of December 31, 2023 is as follows:

Year ended December 31,	Amount
2024	299,299
2025	299,299
2026	266,655
$865,253

NOTE 7 – ADVANCES PAYABLE AND SUBSEQUENT EVENT

The Company enters into various advance payable agreements for working capital purposes. These agreements are typically due in twelve months or less and require fixed daily or weekly payments until paid in full. Effective interest rates are typically high and include original issue discounts (OID) rather than an interest charge. The Company records OID as a debt discount upon execution of the advance payable which is then amortized into interest expense over the term of the loan.

In February 2024, the Company executed settlement agreements with these advance payable lenders which resulted in the remaining balance owed being paid in fixed monthly payment amounts over a specified period of time until paid in full which exceed twelve months, in certain cases. This resulted in certain advance payables being refinanced on a long-term basis. As of December 31, 2023, the current and long-term liability classification of the advance payable balances outstanding are presented under the terms of the settlement agreements.

As of December 31, 2023, the principal outstanding on these advances payable was $658,323 and unamortized debt discount was $75,635. During the year ended December 31, 2023, amortization of debt discounts included in interest expense totaled $359,370.

Future maturities of the advance payables are as follows:

Year ended December 31,	Amount
2024	$466,745
2025	184,698
2026	6,880
Total advances payable	658,323
Less unamortized discounts	(75,635)
Total advances payable	$582,688
Advances payable, current portion, net of discount	$391,110
Advances payable, long-term portion	$191,578

In December 2024, these advances payable were paid in full using funds raised with the issuance of a convertible promissory note (see Note 15).

19

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

NOTE 8 - NOTES PAYABLE – RELATED PARTIES

	2023	2022
In May 2012, the Company issued a 6% promissory note to a director of the Company in the principal amount of $238,000, due in May 2015. On December 9, 2022, the note was restructured to extend the maturity date to December 31, 2025,require quarterly payments of principal ranging from $5,000-15,000, and add all accrued and additional interest of $169,536 to the outstanding principal of $219,000. As consideration for the extension, the Company agreed to pay $104,643 of additional interest at maturity which was recorded as loss on extinguishment of debt. During the year ended December 31, 2023, $30,000 of principal was repaid with 30,000 shares of Grokit stock (i).	$343,536	$388,536

The Company had a $4,000,000 promissory note with its Chief Technology Officer (“CTO”) which was fully repaid in January 2023 (ii).	-	570,522

In October 2020 and April 2021, the Company issued two seperate promissory notes in the amount of $1,900,000 and $1,000,000, respectively, to its CEO and majority stockholder with an annual interest rate of 15% and 18%, respectively,initially due at the earlier of:a) October 8, 2021, or b) a change of control as defined in the promissory note, or c) a call by the holder. The notes have been extended several times and are now due August 23, 2025. During the year ended December 31, 2022, an additional $1,786,045 of funds were loaned to the Company at a rate of interest of 15% and $894,955 of accrued interest was added to the outstanding principal.	5,581,000	5,581,000

In October 2020, the Company issued a promissory note in the amount of $1,100,000 with a principal stockholder and relative of the Company’s CEO with an annual interest rate of 15% initially due at the earlier of:a) October 8, 2021, b) a change of control as defined in the promissory note, or a call by the holder.The note has been extended several times and is now due August 23, 2025. During the year ended December 31, 2022, an additional $451,343 of funds was loaned to the Company and $367,657 of accrued interest was added to the outstanding principal.	1,919,000	1,919,000

Total notes payable, related parties	$7,843,536	$8,459,058
Less unamortized discounts	-	(130,000)
Net notes payable, related parties	$7,843,536	$8,329,058
Notes payable related parties, current portion, net of discount	$80,000	$7,985,522
Notes payable, related parties long-term portion	$7,763,536	$343,536

(i)	During the year ended December 31, 2023, the lenders agreed to accept 30,000 shares of Grokit Stock with an estimated fair value of $15,000 as payment for $30,000 of principal. The $15,000 gain on settlement of the $30,000 of principal has been reflected as contributed capital on the consolidated statements of stockholders’ equity (deficit) due to the related party nature of the transaction.
(ii)	On September 27, 2022, the Company and its CTO executed an Amended and Restated Promissory Note (“A&R Note”) which restated the terms of the original $4,000,000 promissory note, executed in September 2020 and amended on June 1, 2021, in its entirety which was set to mature in October 2021. Under the A&R Note, the maturity date was the earlier of December 31, 2022 or a change in control. The balance was re-amortized retroactive to the beginning of the loan and the interest rate was reduced to 4% per annum. The reduction in the interest rate resulted in a restructuring gain of $3,371,893 (prior to a $1,000,000 performance bonus to be paid as consideration for the restructuring which was netted against this gain) which has been presented on the accompanying consolidated statements of operations.

As noted above, the CTO will receive $1,000,000 of cash consideration as a performance bonus for executing the restructured note terms and for services provided to the Company as CTO. The performance bonus is payable on the earlier of the Company collecting 25% of net profit from a contract with the government or December 31, 2023. During the year ended December 31, 2023, this performance bonus was repaid with 2,000,000 shares of Grokit Stock with an estimated fair value of $1,000,000. This was accrued for as of December 31, 2022 and presented on the consolidated balance sheet as accounts payable and accrued expenses. Further, the CTO was granted 1,000,000 shares of restricted common stock with the following vesting: 1) December 31, 2025, as long as the CTO is still employed with the Company or 2) upon a change in control (see Note 11).

As of December 31, 2023 and 2022, accrued interest due to related parties on the notes payable above was $1,635,209 and $439,297, respectively, which is presented as accrued interest – related parties on the consolidated balance sheets.

During the years ended December 31, 2023 and 2022, interest expense recognized on the notes payable – related parties totaled $1,200,383 and $1,386,276, respectively, and is included in interest expense on the consolidated statements of operations.

20

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Future maturities of the Company’s notes payable with related parties are as follows:

Year ended December 31,	Amount
2024	$80,000
2025	7,763,536
Total notes payable, related parties	$7,843,536

NOTE 9 – NOTES PAYABLE AND SUBSEQUENT EVENT

Notes Payable consist of the following as of:

	2023	2022

In November and December 2022, the Company executed three separate promissory notes for aggregate proceeds of $360,000, bearing interest at a rate of 18%, due six months after issuance or a change in a control. In addition, the lenders were issued common stock warrants to purchase an aggregate of 36,000 shares of common stock at an exercise price of $3 and exercisable for a period of two years. The Company recorded a discount on the debt based on the relative fair value of the warrants of $102,458. During the years ended December 31, 2023 and 2022, amortization expense related to the debt discount was $79,820 and$22,638 , respectively. The lenders agreed to extend the promissory notes to November 2023 and December 2023 and received in the aggregate 72,000 additional common stock warrants with an exercise price of $3 and exercise period of two years. The estimated fair value of these warrants of $175,655 has been reflected as loss on debt extinguishment(i).	$360,000	$360,000

In August 2020, the Company was issued an Economic Injury Disaster Loan in the amount of $84,500, annual interest rate of 3.75%, to be repaid with fixed payments of principal and interest of $413 originally beginning August 2021, which were deferred to January 2023 with a maturity date in August 2050. All payments made in 2023 were applied to accrued interest.	84,500	84,500

In August and September 2023, the Company executed two separate promissory notes for aggregate proceeds of $37,500, bearing interest at a rate of 12%, due at the earlier of: 1)12 months after issuance or 2) an equity financing of more than $5 million. The notes will be automatically converted into common stock upon the maturity date, a change in control or equity financing of more than $5 million at a conversion price of 80% of the average share price of common stock sold in the equity financing. These notes are currently in default.	37,500	-
Total notes payable	$482,000	$444,500
Less unamortized debt discounts	-	(79,820)
Notes payable, net of discounts	$482,000	$364,680
Notes payable, current portion	$399,271	$281,979
Notes payable, long-term portion	$82,729	$82,701

(i)	Two of the promissory notes with aggregate principal of $210,000 were extended from November 2023 to February 2024 and again to April 2024 for no consideration. On April 8, 2024, both lenders agreed to further extend the promissory notes to December 31, 2024 and received an aggregate of 90,000 common stock warrants with an exercise price of $3 and exercise period of three years. These two promissory notes are currently in default. The lender of the $150,000 promissory note executed an amendment on December 6, 2023 and extended the note to June 15, 2024 and received 25,000 common stock warrants with an exercise price of $3 per share which expire April 2027. The estimated fair value of the warrant issued in December 2023 of $83,647 has been reflected within loss on extinguishment of debt. On June 15, 2024, the lender extended the $150,000 promissory note again to December 31, 2024 and received 45,000 common stock warrants with an exercise price of $3 per share which expire June 2027. Effective December 31, 2024, the maturity date on the promissory notes was amended to the earlier of (i) the effective date of an IPO, (ii) change in ownership of the Company, or (iii) June 30, 2025. As considerations, the lenders received an aggregate of 15,000 warrants to purchase shares of common stock at $3 per share and exercisable for three years.

21

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Notes Payable Repaid in 2022

During the year ended December 31, 2022, the Company repaid in full a promissory note in the amount of $100,000 that bore interest at a rate of 12%. Prior to repayment, as consideration for extending the maturity date to December 31, 2022 the lender received a total of 20,000 shares of common stock with a value of $60,000, based on recent stock sales, which was recorded in loss on extinguishment of debt, in accordance with ASC 470-50-40 Debt Modification and Extinguishments. which has been presented on the consolidated statements of operations.

In March 2020, the Company executed a $2,000,000 line of credit agreement with a minority stockholder and received $1,100,000 in proceeds with an original maturity date of September 2020 which was extended several times through May 31, 2022. As consideration for extending the maturity date, the Company agreed to provide a guaranteed rate of interest of $1,200,000 of which $150,000 was paid with 50,000 shares of common stock during December 31, 2022. On July 21, 2022, the Company and a lender entered a settlement agreement for the principal and guaranteed interest outstanding which amounted to $1,358,400. In accordance with the settlement agreement, the Company agreed to pay $223,300 on or before August 31, 2022 and issue 350,000 shares of common stock with an estimated value of $6 per share or $2,100,000 based on recent sales of common stock. Therefore, the Company recognized a loss on extinguishment of debt of $964,900 for the excess value received by the lender over the face value of the debt and accrued interest which is included in loss on extinguishment of notes payable on the accompanying consolidated statements of operations in accordance with ASC 470-50-40 Debt Modification and Extinguishments.

As of December 31, 2023 and 2022, accrued interest due on the notes payable above was $57,829 and $12,172, respectively, which is included in accrued interest on the consolidated balance sheets.

During the years ended December 31, 2023 and 2022, interest expense recognized on notes payable totaled $69,591 and $515,807, respectively.

Future maturities of the Company’s notes payable are as follows:

Year ended December 31,	Amount
2024	$399,271
2025	1,838
2026	1,908
2027	1,981
Thereafter	77,002
Total notes payable	$482,000

NOTE 10 – REDEEMABLE STOCK (TEMPORARY EQUITY)

Common Stock

On July 19, 2019, the Company sold 1,000,000 shares of common stock at a price per share of $.90 or $900,000 (the “Stock Purchase Agreement”). In connection with the Stock Purchase Agreement, the holder had the right, but not the obligation to require the Company to repurchase 200,000 shares of common stock at $1.35 per share or $270,000 semi-annually in February and August of each year commencing with August 1, 2021 and ending August 1, 2023 for an aggregate number of shares of common stock to be repurchased of 1,000,000 for $1,350,000, a premium of $450,000 (the “Put Option”). Unexercised Put Options are considered waived and cancelled and reclassified to additional paid in capital when unexercised. During the years ended December 31, 2023 and 2022, an aggregate of $540,000 and $270,000 Put Options went unexercised which were reclassified from redeemable common stock to additional-paid-in capital.

The February 1, 2022 Put Option was the only one exercised; however, the Company had not remitted payment to the holder. During the year ended December 31, 2023, the holder of the Put Option cancelled the exercise. The Company recorded a gain on cancellation of put option liability as presented on the consolidated statements of operations. As of December 31, 2023 and 2022, put option liability was $0 and $270,000, respectively.

Due to the shares of common stock issued under the Stock Purchase Agreement having characteristics of both debt and equity, the Company applied the guidance in ASC 480-10-S99 which requires such instruments to be presented in mezzanine or temporary equity as such an instrument may not be permanently part of equity. As such the redeemable stock had been presented between liabilities and stockholders’ deficit on the consolidated balance sheets. Further, the Company was accreting the redeemable stock balance to its maximum redemption amount of $1,350,000 each reporting period based on the terms of the Stock Repurchase agreement.

During the years ended December 31, 2023 and 2022, the Company recorded a redemption premium of $64,110 and $111,431, respectively, which was accreted to the redeemable common stock balance and recorded as a reduction of additional-paid-in capital. As of August 1, 2023, all Put Options lapsed. Therefore, as of December 31, 2023 and 2022, redeemable common stock had a balance of $0 and $474,973, respectively, as presented on the consolidated balance sheets.

Series A Preferred Stock and Subsequent Event

On December 12, 2022 (“Closing Date”), the Company issued 250,000 shares of Series A Preferred Stock (“Series A”) and warrants to purchase 500,000 shares of common stock at $3.00 per share with an exercise period of three years to an unrelated party. The Company received total proceeds of $1,500,000 or $6 per share. The terms of the Series A Preferred Stock are as follows:

●	The Series A are required to be repurchased by the Company at face value on its maturity date of December 11, 2023 (see below for six-month extension) at $6 per share plus accrued dividends.
●	Each share of Series A accrues dividends at 18% per annum until repurchased by the Company at face value.
●	The holder of the Series A has the right to convert the Series A into common stock at a conversion rate of $4.50 per shares.
●	The Company has the right to call the Series A (the “Call Right”): 1) if called prior to six months of the Closing Date no prepayment penalty will be paid and the Series A can be called at $6 per share plus the pro rata accrued dividends, 2) if called after six months of the Closing Date and before the Maturity Date, the Series A can be called at $6 per share plus accrued dividends at the 18% per annum rate or $270,000 for a total of $1,770,000.

22

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

On December 12, 2023, the Company and lender executed an Amended and Restated loan agreement (the “A&R Agreement”). At the time, the Series A balance was $1,770,000, including accrued dividends of $270,000. The following terms were included in the A&R Agreement:

●	The maturity date was extended an additional six months to June 12, 2024.
●	As consideration for the extension, the Company issued the Series A holder 250,000 shares of Grokit Stock with an estimated fair value of $125,000 based on recent cash sales to unrelated parties at $.50 per share which has been presented within loss on debt extinguishment on the consolidated statements of operations.
●	The Series A lender agreed to convert the $270,000 of accrued dividends into 540,000 shares of Grokit Stock with an estimated fair value of $270,000 based on recent cash sales to unrelated parties at $.50 per share.
●	The Company shall pay dividends at 18% per annum on the unpaid amount of $1,500,000 or $22,500 per month. The first payment was due upon the execution of the A&R Agreement and the remaining five payments by the 12th of each month. In lieu of cash payment, the Company may transfer 50,000 shares of Grokit Stock. The payment required upon execution of the A&R was paid with Grokit Stock.
●	As collateral the Company was required to pledge and place in escrow 3,000,000 shares of Grokit Stock.
●	The Series A lender was given the option to convert all remaining principal owed into shares of Grokit Stock at conversion ratio of $.50 pe share or $1,500,000.

On February 16, 2024, the Series A holder elected such an option and converted the $1,500,000 into 3,000,000 shares of Grokit Stock. At this time, the Company satisfied all of it obligations and the Series A holder returned the Series A preferred stock certificate back to the Company.

At issuance, the Company determined the estimated fair value of the common stock warrants issued with the Series A to be $1,984,298 using a Black-Scholes pricing model. In accordance with ASC 470-20 Debt, the Company recorded a discount on the Series A of $854,376 based on the relative fair value of the warrants and total proceeds. Due to the Series A being classified as temporary equity, the discount was amortized into additional paid in capital over the 12-month redemption period of the Series A.

Due to the Series A issued having characteristics of both debt and equity, the Company applied the guidance in ASC 480-10-S99 which requires such instruments to be presented in mezzanine or temporary equity as such an instrument may not be permanently part of equity. As such the convertible redeemable stock has been presented between liabilities and stockholders’ deficit on the consolidated balance sheets. Further, the Company is increasing the balance to its maximum redemption amount each reporting period based on the terms of the Series A which includes dividends.

During the years ended December 31, 2023 and 2022, the Company recorded accrued dividends of $278,445 and $14,055 which was accreted to the convertible redeemable Series A balance and recorded as a reduction of additional-paid-in capital. During the year ended December 31, 2023, the Company recognized amortization expense of $764,192 related to the discount which is reflected as a reduction of additional paid in capital on the consolidated statements of stockholders’ deficit. As of December 31, 2023 and 2022, the unamortized discount was $0 and $764,192.

23

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The following is a summary of changes during the years ended December 31, 2023 and 2022 related to the Company’s financial instruments that have been classified as temporary equity:

	Redeemable common stock	Series A convertible redeemable preferred stock, net of discount
Balance, December 31, 2021	$904,459	$-
Accretion of redemption premium	111,431	-
Cancellation of quarterly put option	(270,000)	-
Exercise of quarterly put option	(270,000)	-
Issuance of convertible redeemable Series A	-	1,500,000
Accrued dividends on Series A	-	14,055
Amortization of warrant discount	-	-
Less: Discount for detachable warrants	-	(764,192)
Balance, December 31, 2022	$475,890	$749,863
Accretion of redemption premium	64,110	-
Cancellation of quarterly put option	(540,000)	-
Accrued dividends on Series A	-	278,445
Amortization of warrant discount	-	764,192
Accrued dividend payments		(292,500)
Less: Discount for detachable warrants		-
Balance, December 31, 2023	$-	$1,500,000

NOTE 11 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock with a par value of $.0001, of which 1,000,000 shares are designated as Series A and 6,000,000 shares are designated as Series B. The Company filed an amendment to its articles and canceled the Series B preferred stock.

Series A preferred stockholders are entitled to 20 votes per share, accrue no dividends, and automatically convert into common on a share for share basis in the event the Company sells common stock in an offering of at least $3,000,000 at an offering price of at least $1 per share. As of December 31, 2023 and 2022, the Company has no Series A preferred stock shares outstanding (see Note 10 for convertible redeemable Series A preferred stock issued and outstanding).

Series X Preferred Stock

On April 26, 2023, the board of directors of the Company unanimously approved the designation of one share of preferred stock as series X (“Series X”). On April 27, 2023, the Company filed a certificate of designation in the State of Delaware to designate and authorize one Series X with a par value of $.000025.

The Series X Holder shall be entitled to designate either (1) one director to serve on the board of directors of the Company, or (2) one person as an observer who can attend board meetings in a nonvoting capacity.

The Series X has no:

(i)	Conversion rights – the Series X is not convertible into shares of any other class of stock.
(ii)	Dividends – the Series X is not entitled to receive any dividends or distributions paid on any other class of stock.
(iii)	Preferences – in the event of liquidation, dissolution or winding up of the Company, Series X shall not be entitled to receive any distribution of any of the assets or surplus funds or participate with any other class of stock.

The outstanding Series X shall automatically be redeemed for $1 upon a merger, consolidation, or initial public offering. See Note 14 for issuance of this Series X in connection with the settlement of a supplier financing payable executed for the settlement of a supplier financing payable.

Common Stock

The Company is authorized to issue 100,000,000 common stock shares with a par value of $.000025.

24

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Common Stock Issued for Cash

During the year ended December 31, 2023, the Company sold shares of common stock in both a private placement offering (“PPO”) and a Regulation A offering (“Reg A”). In the PPO, the Company sold a unit for $5.40 comprised of 1 share of common stock and 1 common stock warrant with an exercise price of $6 and exercise period of two years. The Reg A per share common stock price was $8.50.

In connection with the PPO and Reg A, the Company issued 310,217 shares and received $1,244,362 in proceeds, net of $439,222 of equity issuance costs.

During the year ended December 31, 2022, the Company issued 223,250 shares of common stock at a sales price per share ranging from $3.00 - $6.00 resulting in gross proceeds of $1,012,974.

Common Stock Issued for No Consideration

Duering the year ended December 31, 2023, the Company issued 45,000 shares of common stock to an existing stockholder for no consideration. The estimated fair value of these shares of $247,985 has been presented as a deemed dividend on the consolidated statements of stockholders’ deficit.

Common Stock Issued for Services

During the year ended December 31, 2023, the Company issued 59,000 shares of common stock for services with an estimated fair value of $338,600 based on recent sales of common stock.

During the year ended December 31, 2022, the Company issued 48,000 shares of common stock for services with an estimated fair value of $168,000 based recent sales of common stock.

Common Stock Issued for Warrant Exercises

During the year ended December 31, 2023, the Company issued 460,000 shares of common stock in connection with the exercise of warrants resulting in gross proceeds of $690,000.

During the year ended December 31, 2022, the Company issued 336,666 shares of common stock in connection with the exercise of warrants with exercise prices ranging from $1.50 to $2.00 resulting in gross proceeds of $655,000, net of $30,000 of issuance fees and a stock subscription receivable of $191,000, resulting in net cash proceeds during 2022 of $434,000. The stock subscription receivable was received in 2023.

Common Stock Issued on Settlement of Supplier Financing Payable

In connection with the settlement of a supplier financing payable, the Company issued the following equity securities:

i)	6,104,748 shares of common stock of the Company.
ii)	2,945,889 common stock warrants with immediate vesting, an exercise price of $4.50 and exercise period of five years.
iii)	one share of newly designated Series X preferred stock providing Supplier Financer (see Note 14) the right to appoint, at its option, one board member to serve on the Company’s board of directors.

See Note 14, for further disclosure regarding this settlement.

25

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Common Stock Issued with Note Payable and Line of Credit

During the year ended December 31, 2022, the Company issued 50,000 shares of common stock for the payment of $150,000 of guaranteed interest on a line of credit agreement (see Note 9).

During the year ended December 31, 2022, the Company issued 350,000 shares of common stock in connection with a settlement agreement executed with a lender of a line of credit with a principal and accrued interest balance of $1,358,400 at time of settlement (see Note 9).

During the year ended December 31, 2022, the Company issued 20,000 shares of common stock as consideration for a lender executing an extension on a note payable (see Note 9).

Stock Options

2007 Equity Incentive Plan

The Company grants stock awards to officers, employees, directors, and other key persons pursuant its 2007 Equity Incentive Plan (“the Plan”) which reserves 5,000,000 shares of common stock for issuance under the Plan. During the years ended December 31, 2023 and 2022, there were no options granted under this Plan.

2021 Equity Incentive Plan

The Board of Directors approved and adopted the 2021 Equity Incentive Plan (the “2021 Plan”) on November 3, 2021. The 2021 Plan authorizes the issuance of up to an aggregate maximum of 5,000,000 the stock options, stock appreciation rights, restricted shares, restricted share units, cash awards, and other performance-based awards shares of the common stock, subject to adjustment as described in the 2021 Plan. Awards may be granted to the Company’s officers, employees, directors, and consultants. Unless earlier terminated by the Board, the 2021 Plan will terminate ten years from the date of adoption. During the years ended December 31, 2023 and 2022, the Company granted options to purchase 0 and 2,700,964, respectively, shares of common stock at an exercise price of $3 per share and immediate vesting.

2023 Equity Incentive Plan

On February 28, 2023, the board of directors approved and adopted the 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan authorizes the issuance of up to an aggregate maximum of 5,323,000 shares of common stock. The 2023 Plan authorizes the Company to grant stock options, stock appreciation rights, restricted shares, restricted share units, cash awards, and other performance-based awards. Awards may be granted to the Company’s officers, employees, directors, and consultants. Unless earlier terminated by the Board, the 2023 Plan will terminate ten years from the date of adoption. During the years ended December 31, 2023 and 2022, the Company granted options to purchase 2,712,000 and 0, respectively, shares of common stock at an exercise price of $3 per share and immediate vesting.

The Company determined the grant date fair value of the options granted during the years ended December 31, 2023 and 2022 using the Black Scholes Method and the following assumptions:

	December 31,	December 31,
	2023	2022
Underlying common stock	$4.56 - $6.07	$3.00 - $6.00
Expected volatility	47 - 70%	53-65%
Expected term (years)	5	3 - 5
Risk-free rate	3.84 - 4.79%	1.26 - 3.99%
Dividend rate	0%	0%

The weighted average estimated fair value of the options granted during the year ended December 31, 2023 was $3.21 per option.

26

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Activity related to stock options during the years ended December 31, 2023 and 2022 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)
Outstanding as of December 31, 2021	4,275,000	$1.41	6.73
Granted	2,700,964	$3.00	-
Expired	(451,195)	$1.78	-
Outstanding as of December 31, 2022	6,524,769	$2.04	6.97
Granted	2,712,000	$3.00	-
Expired	(423,082)	$2.49	-
Outstanding as of December 31, 2023	8,813,687	$2.32	7.03
Exercisable as of December 31, 2023	8,813,687	$2.18	7.03

Stock option expense on vested options during the years ended December 31, 2023 and 2022 was $8,785,621 and $4,528,022, respectively, and is included in compensation and related expenses on the consolidated statements of operations. As of December 31, 2023, there were no unvested stock options outstanding and no unrecognized compensation expense.

As of December 31, 2023, the intrinsic value of stock options outstanding and exercisable was approximately $19,246,000. Intrinsic value represents the difference between the weighted average options exercise price and fair market value of the underlying common stock which was estimated to be $4.50, based on recent sales of common stock, as of December 31, 2023.

Restricted Common Stock

In 2022, in connection with a debt restructuring executed between the Company and CTO. The CTO was granted 1,000,000 shares of restricted common stock under the 2021 Plan with the following vesting: 1) December 31, 2025, as long as still employed with the Company or 2) upon a change in control.

The restricted common stock was estimated to have a fair value of $6,000,000 at the time of grant based on recent sales of common stock. During the years ended December 31, 2023 and 2022, the Company recognized $1,846,154 and $478,589, respectively, of stock-based compensation related to the restricted common stock grant. As of December 31, 2023, unrecognized compensation of $3,654,257 remains to be recognized through December 31, 2025.

Common Stock Warrants

During the years ended December 31, 2023 and 2022, the Company issued warrants to acquire 5,210,263 and 1,286,000, respectively, shares of common stock at exercise prices ranging from $.50 - $5.00 per share which expire .67 - 3 years after the issuance date.

Activity related to stock options during the years ended December 31, 2023 and 2022 is summarized as follows:

	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Life (Years)
Outstanding as of December 31, 2021	3,362,099	$1.93	1.29
Granted	1,286,000	$3.58	-
Exercised	(336,666)	$0.79	-
Forfeited	(888,729)	$1.90	-
Outstanding as of December 31, 2022	3,422,704	$2.21	1.21
Granted	5,210,263	$3.62	-
Expired	(1,426,633)	$1.54	-
Exercised	(460,000)	$1.50	-
Outstanding as of December 31, 2023	6,746,334	$3.71	2.63
Exercisable as of December 31, 2023	6,746,334	$3.71	2.63

27

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The following provides additional information related to warrants granted and modified during the year ended December 31, 2023:

Reason Issued	Number of Shares	Fair Value	Exercise Price	Financial Statement Impact
Sales of units for cash consideration	226,833	$251,785	$6.00	No impact
Consideration for notes payable extension	97,000	259,302	$3.00	Loss on debt extinguishment
Equity issuance costs	22,683	25,178	$6.00	No impact
Investment incentive and warrant modification	1,871,858	8,437,897	$.50 - 4.00	Deemed dividend
Services	46,000	158,871	$1.50 - 5.00	General and administrative expenses
Supplier financing payable settlement	2,945,889	6,571,452	$4.50	Gain on extinguishment of supplier financing payable
	5,210,263	$15,704,485

During the year ended December 31, 2023, the Company modified 750,000 common stock warrants with an exercise price of $4.00 by extending the contractual term of the warrant for an additional year. The incremental value of this modification using the Black Scholes model was $527,348 which has been reflected within deemed dividend on the consolidated statements of stockholders’ deficit which also reduces net income available to common stockholders on the consolidated statements of operations. Further, 1,871,858 warrants were issued to existing stockholders for no consideration. The estimated fair value of these warrants of $7,910,527 has been reflected within deemed dividend on the consolidated statements of stockholders’ deficit which also reduces net income available to common stockholders on the consolidated statements of operations.

The following common stock warrants were issued and modified during the year ended December 31, 2022.

1) 36,000 in connection with the issuance of a promissory note (see Note 9) with an exercise price of $3.00 and exercise period of three years from the date of grant, 2) 750,000 were granted to a service provider with an exercise price of $4.00 and exercise period of two years from the date of grant, 3) 500,000 were granted with the issuance of Series A convertible redeemable preferred stock (see Note 10).

During the year ended December 31, 2022, the Company modified an outstanding warrant that was issued for services by extending the exercise period for an additional 30 days. The Company determined the fair value of the warrant using the modified terms and recognized $601,170 of incremental warrant modification expense. This expense has been included in general and administrative expenses on the accompanying statements of operations.

The fair value of the warrants granted in 2023 and 2022 was determined using the Black Scholes Method and the following assumptions:

	December 31,	December 31,
	2023	2022
Underlying common stock	$4.39 - $6.00	$3.00 - $6.00
Expected volatility	44 - 81%	34 - 68%
Expected term (years)	.67 - 5.00	.01 - 2.00
Risk-free rate	3.72 - 5.32%	2.87 - 4.55%
Dividend rate	0%	0%

28

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

NOTE 12 – RELATED PARTY TRANSACTIONS

Notes receivable – related parties

On December 21, 2022, the Company executed a promissory note with an entity owned by the CEO and CTO of the Company. Under the terms of the promissory note the Company would loan the related entity a maximum of $200,000 for working capital needs, with an interest rate of 1%, due on the earlier of: (i)May 31, 2023, (ii) a change in control or (iii) a successful capital raise in the amount of $750,000. During the year ended December 31, 2023, the balance owed on the note receivable was $156,836 which was repaid with patents given to the Company (see Note 14). As of December 31, 2022, the balance on the promissory note receivable was $116,655 and has been reflected in notes receivable – related parties on the consolidated balance sheet.

The Company’s CEO and a relative of the CEO have been advanced a total of $37,831. There are no specific repayment terms for these advances. As of December 31, 2023 and 2022, the balance outstanding on the advances was $37,831 and has been reflected in notes receivable – related parties on the consolidated balance sheets.

Performance obligation liability

The Company had agreed to pay its CTO a $1,000,000 performance bonus for services provided to the Company. The performance bonus was payable at the earlier of the Company collecting 25% of net profit from a contract with the government or December 31, 2023. During the year ended December 31, 2023, this accrued performance bonus was repaid in full with 2,000,000 shares of Grokit Stock with an estimated fair value of $1,000,000 (see Note 8). This performance bonus was accrued as of December 31, 2022 and was presented on the consolidated balance sheet in accounts payable and accrued expenses.

Notes payable– related parties

See Note 8 for notes payable with related parties.

NOTE 13 – INCOME TAXES

The Company’s deferred tax assets (liabilities) consist of the following as of December 31, 2023 and 2022:

	2023	2022
Deferred tax assets:
Accruals and allowances	$6,593,259	$9,814,952
Charitable contribution carryforwards	10,356	8,885
Net operating losses	15,492,860	9,710,361
Stock-based compensation	1,660,932	1,051,122
Operating lease liabilities	72,333	215,396
Deferred tax assets before valuation allowance	23,829,740	20,800,716
Valuation allowance	(23,512,993)	(20,251,665)
Net deferred tax assets	316,747	549,051

Deferred tax liabilities:
ROU asset	(248,552)	(206,919)
Depreciation and amortization	(68,195)	(342,132)
Net deferred tax liabilities	(316,747)	(549,051)
Net deferred tax assets (liabilities)	$-	$-

Reconciliation of the Company’s effective tax rate to statutory rates for the years ended December 31, 2023 and 2022 is as follows:

	2023	2022
Federal	-21.00%	-21.00%
State	-7.72%	-4.35%
Nondeductible expenses	37.78%	2.34%
Change in tax rate	-33.03%	0.63%
Provision true-up	-25.00%	1.27%
Other	0.19%	0.14%
Change in valuation allowance	48.78%	20.97%
	0.00%	0.00%

As of December 31, 2023 and 2022, the Company has total net deferred tax assets of $23,512,993 and $20,251,665, respectively. A valuation allowance is required to reduce deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during those periods in which those temporary differences are deductible.

After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance is necessary as of December 31, 2023 and 2022, in the amount of $23,512,993 and $20,251,665, respectively, to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance during the years ended December 31, 2023 and 2022 was $3,261,328 and $10,560,242, respectively.

As of December 31, 2023, the Company has gross operating loss carryforwards of approximately $52 million available to offset future taxable income. Of these total net operating losses approximately $8 million expire in 2028 - 2037. The remaining gross operating loss carryforwards of $44 million can be utilized to offset future taxable income indefinitely but have annual limitations of 80% of the Company’s taxable income beginning in tax years after December 31, 2020.

29

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its headquarters in Stuart, Florida pursuant to noncancelable leases requiring monthly payments ranging from $3,747 to $6,066, with annual increases of 3% on each anniversary date and expiring on various dates through August 2026. In September 2023, the Company terminated a lease for warehouse space in Stuart, Florida and entered into a new warehouse space lease. The new warehouse lease commenced November 1, 2023 through October 2026 and requires monthly payments ranging from $4,240 - $4,498 through October 2026.

In addition to the monthly rent payments, the Company is also responsible for common area maintenance which is considered to be a non-lease component. These non-lease components are expensed as incurred and are not included in operating lease assets or liabilities. The lease contracts provide the right to substantially all of the economic benefits from the use of the office and warehouse space and the right to direct the use of the space. Thus, the contracts are considered to contain a lease. At lease commencement, the Company records a right-of-use asset and lease liability for the present value of the future lease payments at the lease commencement. The interest rate used to determine the present value was based on an estimated incremental borrowing rate of 6 - 8% after considering market interest rates for collateralized loans. At lease commencement during the year ended December 31, 2023, the Company increased right-of-use assets and operating lease liabilities by approximately $139,000 for the present value of lease payments on the new warehouse space. Further, the Company removed approximately $541,000 of right of use assets and operating lease liabilities when the previous warehouse lease was terminated.

The leases contain renewal options. The Company has not included the optional renewal periods in the lease term because the Company determined, after considering all economic factors and the stage of the Company upon lease commencement, it was not reasonably certain that the Company would exercise the renewal options.

Right-of- use assets, as of December 31, 2023 and 2022, are summarized below:

	December 31,	December 31,
	2023	2022
Right -of-use assets	$304,862	$1,239,680
Accumulated amortization	(67,576)	(423,269)
Right -of-use assets, net	$237,286	$816,411

Operating lease liabilities, as of December 31, 2023 and 2022, are summarized below:

	December 31,	December 31,
	2023	2022
Total lease liabilities	$251,634	$849,857
Less: current portion	102,047	260,571
Long-term portion	$149,587	$589,286

30

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Maturities of the lease liabilities are as follows:

Year Ending
2024	$122,339
2025	107,264
2026	44,982
274,585
Less present value discount	(22,951)
Less liabilities	$251,634

As of December 31, 2023, the maturities will be paid over a weighted average lease term of 2.34 years. The weighted average discount rate is 7.08%.

The following table summarizes the supplemental cash flow information for the years ended December 31,

2023 and 2022:

Operating cash flows from lease liabilities	$210,328	$252,981

During the years ended December 31, 2023 and 2022, the Company recognized $378,318 and $395,255, respectively, of rent expense in connection with these leases and other short-term leases which is included in general and administrative expenses on the consolidated statements of operations.

Legal Matters

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties, or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods. The Company is not presently a party to any pending or threatened legal proceedings.

Patents

In accordance with the patent and knowhow license agreement, dated August 15, 2020, and the restated patent and knowhow license agreement, dated February 28, 2023, (collectively, the “License Agreement”) between the Company and Grokit. Grokit granted iRemedy the rights to 12 patents and pending patents in perpetuity on an irrevocable, nontransferable, worldwide, exclusive rights basis for use in medical and healthcare ecommerce, procurement and supply chain management services as consideration for an outstanding working capital loan Grokit owed the Company in the amount of $156,836 (see Note 12). The License Agreement shall be deemed to have commenced on February 28, 2023 (the “Commencement Date”) and remain in force in perpetuity for as long as renewal fees are paid by the Company to Grokit. Renewal fees shall be in the amount of $250,000 and payable every five years with the first payment due on the fifth anniversary of the Commencement Date or February 28, 2028. In the event the Company fails to make such renewal fee payments in a timely manner, this License Agreement shall be terminated. As of December 31, 2023, these patents have been classified within other long-term assets on the consolidated balance sheet.

Supplier Financing Agreement

On April 27, 2023, the Company executed a Contract Conversion and Exchange Agreement (the “Exchange Agreement”) with TradeRiver USA, Inc. and TradeRiver USA Medical, LLC (collectively referred to as the “Supplier Financer”). The Company had utilized the Supplier Financer to fund certain supplier invoices. At the time the Exchange Agreement was executed, the Company owed the Supplier Financer $51,853,989, which included $24,382,621 of accrued interest. Pursuant to the Exchange Agreement, Supplier Financer agreed to accept the following as full satisfaction of the obligations owed to them under the supplier financing agreement:

i)	6,104,748 shares of common stock of the Company.
ii)	2,945,889 common stock warrants with immediate vesting, an exercise price of $4.50 and exercise period of five years.
iii)	one share of newly designated Series X preferred stock (see Note 11) providing Supplier Financer the right to appoint, at its option, one board member to serve on the Company’s board of directors.

The Company recognized a gain on extinguishment of this supplier financing payable of $15,769,111 for the difference between the carrying value of the obligation and the reacquisition price paid. The common stock shares were valued at $29,513,439 based on recent common stock sales and the warrants were valued at $6,571,452 using a Black-Scholes pricing model (see Note 11) for aggregate consideration of $36,084,881.

31

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Pursuant to the Exchange Agreement, the Company has made the following additional covenants/commitments:

(a)	the Company holds a significant amount of needle and syringe inventory with a net book value of zero. Both parties agree to use commercially reasonable efforts to monetize the inventory. If such efforts are successful, Supplier Financer will receive the first $3 million of proceeds from the sale of the needle and syringe inventory. Any proceeds in excess of $3 million will be distributed 75% to Supplier Financer and 25% to the Company.
(b)	If the Company submits a claim with the prime contractor to recover some of the cost incurred by the Company related to the needle and syringe inventory remaining on hand after the completion of the Government contract, Supplier Financer has a right to the claims and any consideration received from the prime contractor.
(c)	Three years from the Exchange Agreement execution Supplier Financer shall have the right of first refusal for all financing sought by the Company in connection with secured future Government Contracts at a 2% per month charge. If Supplier Financer declines, the Company has the right to offer the financing to other parties. If the other parties offer exceeds 2% per month, Supplier Financer has an additional right of first refusal to provide funding at the same cost and same terms.
(d)	The Company is required to remit 20% of all net profits generated by future Government Contracts until the cumulative amount of such profit share payments equals $5 million.

NOTE 15 – SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events through February 14, 2025 which is the date these consolidated financial statements were available for issuance. Subsequent to December 31, 2023, no events have occurred requiring adjustment or disclosure to these consolidated financial statements except as disclosed in Notes 7, 9 and 10 and below.

Directors and Committee Members

In September 2024, the Company executed offer letters with 4 individuals to serve as directors and committee members upon the Company successfully filing an initial public offering (“IPO”) with the Securities and Exchange Commission. As consideration for their services, the directors and committee members will receive the following annual compensation to be paid at the end of each calendar quarter upon the completion of an IPO or other capital raise in excess of $5 million.

Annual Compensation
Director	$35,000
Audit committee chair	$15,000
Compensation committee chair	$10,000
Nominating and corporate goverance chair	$8,000
Committee member	$5,000

The audit and compensation committee will be comprised of three members and the nominating and cooperate governance committee will be comprised of two members.

An aggregate of 200,000 restricted stock units will be awarded to the directors upon the execution of the offer letters and will vest upon the completion of an IPO or sale event resulting in a change of control, as defined by the 2023 Plan.

Secured Revenue Loan

On November 29, 2024, the Company executed a Secured Revenue Loan (“Revenue Loan”). Under the terms of the Revenue Loan, the Company will receive a total of $925,000 in two tranches 1) $400,000 by November 29, 2024 and 2) $525,000 by December 13, 2024.

The Revenue Loan is payable monthly on the 30th day of each month commencing December 2024 in an amount equal to the greater of: i) $32,500, ii) 5% of revenues from the previous 30-day period, and iii) 75% of the net margin from the previous 30-day period. Monthly payments will cease once the lender has received 140% of the aggregate principal amount and matures June 30, 2025 or upon a successful IPO.

32

THE iREMEDY HEALTHCARE COMPANIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The Company is required to establish an interest reserve with a disbursement agent in the amount of $130,000 once the second tranche of funding is received and shall be made available to the lender starting in December 2024. The interest reserve is being established to cover any monthly payments owed to the lender to the extent necessary if there are insufficient revenues available to cover the required monthly payments.

The Revenue Loan is secured by a first priority interest in all assets of the Company and 3,000,000 shares of common stock of the Company. The Company has the right to redeem the Revenue Loan prior to its Maturity Date without penalty.

The Company was required to use the proceeds from the Revenue Loan to pay in full the outstanding advances payable (see Note 8) with the remaining proceeds to be used to fund professionals service in connection with completing the IPO and working capital.

Upon a successful IPO, the Company shall provide the lender an equity kicker of $350,000 in the form of common stock or functional equivalent.

Secured Promissory Notes

On August 22, 2024, the Company issued a $57,500 secured promissory note and received proceeds of $50,000 after an original issue discount of $7,500. The secured promissory note is due September 22, 2024 or upon a change in control as defined in the agreement.

The Company issued the lender an option to purchase 5,000 shares of common stock at an exercise price of $3 per share exercisable for a period of two years.

On November 13, 2024, the Company issued a $28,750 secured promissory note and received proceeds of $25,000 after an original issue discount of $3,750. The secured promissory note is due December 13, 2024 or upon a change in control as defined in the agreement.

The Company issued the lender an option to purchase 2,500 shares of common stock at an exercise price of $3 per share exercisable for a period of two years.

Convertible Promissory Notes

In July of 2024, the Company issued convertible promissory notes (“Convertible Notes”) totaling $95,000 due and payable one year after issuance. The Convertible Notes bear interest at a guaranteed annual rate of 12% on $30,000 and 10% on $60,000. The Convertible Notes will be automatically converted into shares of common stock upon the consummation of an initial public offering (“IPO”) at a conversion price of 80% of the offering price per share in the IPO. Any shares issued upon conversion will be subject to a ninety-day lock-up after the closing of the IPO.

In September of 2024, the Company issued a convertible promissory note (“Convertible Notes”) totaling $100,000 due and payable one year after issuance. The Convertible Notes bear interest at a guaranteed annual rate of 10%. The Convertible Notes will be automatically converted into shares of common stock upon the consummation of an initial public offering (“IPO”) at a conversion price of 80% of the offering price per share in the IPO. Any shares issued upon conversion will be subject to a ninety-day lock-up after the closing of the IPO.

In November and December of 2024, the Company issued convertible promissory notes (“Convertible Notes”) totaling $150,000 due and payable one year after issuance. The Convertible Notes bear interest at a guaranteed annual rate of 12%. The Convertible Notes will be automatically converted into shares of common stock upon the consummation of an initial public offering (“IPO”) at a conversion price of 60% of the offering price per share in the IPO. Any shares issued upon conversion will be subject to a ninety-day lock-up after the closing of the IPO.

2025 Equity Incentive Plan

On February 5, 2025, the Board of Directors approved and adopted the 2025 Equity Incentive Plan (the “2025 Plan”). The 2025 Plan authorizes the issuance of up to an aggregate maximum of 6,360,000 shares of common stock. The 2025 Plan authorizes the Company to grant stock options, stock appreciation rights, restricted shares, restricted share units, cash awards, and other performance-based awards. Awards may be granted to the Company’s officers, employees, directors, and consultants. Unless earlier terminated by the Board, the 2025 Plan will terminate ten years from the date of adoption.

33

Item 8. Exhibits.

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date Filed	Exhibit Number
2.1	Certificate of Incorporation of The iRemedy Healthcare Companies, Inc. filed with the Delaware Secretary of State on January 18, 2022	1-A	9/29/2022	2.1
2.2	Bylaws of The iRemedy Healthcare Companies, Inc.	1-A	9/29/2022	2.2
4.1	Form of Subscription Agreement for Regulation A Offering.	1-A/A	2/1/2023	4.1
6.1	The iRemedy Healthcare Companies, Inc. 2021 Equity Incentive Plan.†	1-A	9/29/2022	6.1
6.2	Employment Agreement, dated February 1, 2018, by and between The iRemedy Healthcare Companies, Inc. and Anthony Paquin.†	1-A/A	11/4/2022	6.2
6.3	Employment Agreement, dated May 4, 2020, by and between The iRemedy Healthcare Companies, Inc. and James Harding.†	1-A/A	11/4/2022	6.3
6.4	Executive Employment Agreement, dated April 26, 2022, by and between The iRemedy Healthcare Companies, Inc. and Kevin Cheung.†	1-A/A	11/4/2022	6.4
6.5	Director Agreement, September 1, 2011, between The iRemedy Healthcare Companies, Inc. and Kelly McCarthy.†	1-A/A	11/4/2022	6.5
6.6	Restated and Amended Supplier Financing Agreement, January 5, 2021, between iRemedy Healthcare, Inc and TradeRiver USA, Inc. to pay supplier invoices.	1-A	9/29/2022	6.7
6.7	Broker-Dealer Agreement dated October 2, 2022, between The iRemedy Healthcare Companies, Inc. and Dalmore Group, LLC.	1-A/A	11/4/2022	6.7
6.8	Engagement Agreement, dated October 5, 2022, between The iRemedy Healthcare Companies, Inc. and OpenDeal Broker, LLC.	1-A/A	11/4/2022	6.8
6.9	Amendment No. 1 to the Engagement Agreement, dated November 3, 2022, between the iRemedy Healthcare Companies, Inc. and OpenDeal Broker, LLC.	1-A/A	11/4/2022	6.9
11.1*	Consent of Independent Registered Public Accounting Firm

* Filed herewith

† Includes management contracts and compensation plans and arrangements

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated:	February 14, 2025	The iRemedy Healthcare Companies, Inc.

		By:	/s/ Anthony Paquin
Anthony Paquin
President and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Dated:	February 14, 2025	/s/ Anthony Paquin
Anthony Paquin
Chairman of the Board, President and Chief Executive Officer (principal executive officer)

Dated:	February 14, 2025	/s/ Amanda Somsy
Amanda Somsy
Chief Financial Officer (principal financial officer and principal accounting officer)

Dated:	February 14, 2025	/s/ Kelly McCarthy
Kelly McCarthy
Director

Dated:	February 14, 2025	/s/ Gary Paquin
Gary Paquin
Director